EXHIBIT 10.1

Execution Copy

Published Deal CUSIP:  03785AAQ5

Published Revolver CUSIP:  03785AAR3

Published Term A-1 CUSIP:  03785AAS1

Published Term A-2 CUSIP:  03785AAT9

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of July 25, 2022

among

APPLE HOSPITALITY REIT, INC.,

as the Borrower,

CERTAIN SUBSIDIARIES OF
APPLE HOSPITALITY REIT, INC.
FROM TIME TO TIME PARTY HERETO,
as Guarantors,

BANK OF AMERICA, N.A.,
as Administrative Agent,

KEYBANK NATIONAL ASSOCIATION

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Co-Syndication Agents

U.S. BANK NATIONAL ASSOCIATION,

as Documentation Agent

REGIONS BANK,

as Managing Agent

and

The Lenders and L/C Issuers Party Hereto

BofA SECURITIES, INC.,

KEYBANC CAPITAL MARKETS,
WELLS FARGO SECURITIES, LLC
and
U.S. BANK NATIONAL ASSOCIATION,
as Joint Lead Arrangers and Joint Bookrunners

TABLE OF CONTENTS

SectionPage

Article I. DEFINITIONS AND ACCOUNTING TERMS	1
1.01	Defined Terms 1
1.02	Other Interpretive Provisions 49
1.03	Accounting Terms 50
1.04	Rounding 51
1.05	Times of Day 51
1.06	Letter of Credit Amounts 51
1.07	Interest Rates 51
Article II. THE COMMITMENTS AND CREDIT EXTENSIONS	52
2.01	Committed Loans 52
2.02	Borrowings, Conversions and Continuations of Committed Loans 53
2.03	Letters of Credit 55
2.04	Reserved 67
2.05	Prepayments 67
2.06	Termination or Reduction of Commitments 68
2.07	Repayment of Loans 68
2.08	Interest 69
2.09	Fees 69
2.10	Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate 70
2.11	Evidence of Debt 71
2.12	Payments Generally; Administrative Agent’s Clawback 72
2.13	Sharing of Payments by Lenders 74
2.14	Extension of Revolving Credit Maturity Date 75
2.15	Increase in Facilities 76
2.16	Cash Collateral 79
2.17	Defaulting Lenders 81
2.18	Surge Periods .83
2.19	Term A-1 Hedged Portion and Term A-2 Hedged Portion .84
Article III. TAXES, YIELD PROTECTION AND ILLEGALITY	85
3.01	Taxes 85
3.02	Illegality 89
3.03	Inability to Determine Rates; Replacement of SOFR or a Successor Rate 90
3.04	Increased Costs 92
3.05	Compensation for Losses 93
3.06	Mitigation Obligations; Replacement of Lenders 94
3.07	Survival 94
Article IV. CONDITIONS PRECEDENT TO Credit Extensions	95
4.01	Conditions of Initial Credit Extension 95
4.02	Conditions to all Credit Extensions 97

i

Article V. REPRESENTATIONS AND WARRANTIES	98
5.01	Existence, Qualification and Power 98
5.02	Authorization; No Contravention 98
5.03	Governmental Authorization; Other Consents 99
5.04	Binding Effect 99
5.05	Financial Statements; No Material Adverse Effect 99
5.06	Litigation 100
5.07	No Default 100
5.08	Ownership of Property; Liens 100
5.09	Environmental Compliance 100
5.10	Insurance 100
5.11	Taxes 100
5.12	ERISA Compliance 101
5.13	Subsidiaries; Equity Interests; Loan Parties 102
5.14	Margin Regulations; Investment Company Act 102
5.15	Disclosure 102
5.16	Compliance with Laws 103
5.17	Taxpayer Identification Number 103
5.18	Intellectual Property; Licenses, Etc .103
5.19	Beneficial Ownership 103
5.20	Solvency 103
5.21	REIT Status 103
5.22	Unencumbered Eligible Properties 103
5.23	Casualty; Etc. 103
5.24	OFAC; Anti-Money Laundering; Anti-Corruption Laws; Sanctions 104
5.25	Affected Financial Institutions 104
5.26	Covered Entities 104
Article VI. AFFIRMATIVE COVENANTS	105
6.01	Financial Statements 105
6.02	Certificates; Other Information 106
6.03	Notices 108
6.04	Payment of Obligations 109
6.05	Preservation of Existence, Etc .109
6.06	Maintenance of Properties 110
6.07	Maintenance of Insurance 110
6.08	Compliance with Laws 110
6.09	Books and Records 110
6.10	Inspection Rights 110
6.11	Use of Proceeds 111
6.12	Additional Unencumbered Eligible Properties and Guarantors 111
6.13	Compliance with Environmental Laws 112
6.14	Further Assurances 112
6.15	Maintenance of REIT Status 112
6.16	Material Contracts 112
6.17	Business Operations 112
6.18	Distributions of Income 113

6.19	Anti-Corruption Laws 113
6.20	Post-Closing Requirements 113
Article VII. NEGATIVE COVENANTS	114
7.01	Liens 114
7.02	Investments 114
7.03	Indebtedness 114
7.04	Fundamental Changes 115
7.05	Dispositions 116
7.06	Restricted Payments 116
7.07	Change in Nature of Business 117
7.08	Transactions with Affiliates 117
7.09	Burdensome Agreements 117
7.10	Use of Proceeds 118
7.11	Financial Covenants 118
7.12	Accounting Changes 119
7.13	Amendments of Organization Documents 119
7.14	Sanctions 119
7.15	Compliance with Environmental Laws 120
7.16	Management Status 120
7.17	Anti-Corruption Laws 120
Article VIII. EVENTS OF DEFAULT AND REMEDIES	120
8.01	Events of Default 120
8.02	Remedies Upon Event of Default 123
8.03	Application of Funds 124
Article IX. ADMINISTRATIVE AGENT	125
9.01	Appointment and Authority 125
9.02	Rights as a Lender 125
9.03	Exculpatory Provisions 126
9.04	Reliance by Administrative Agent 127
9.05	Delegation of Duties 127
9.06	Resignation of Administrative Agent 127
9.07	Non-Reliance on Administrative Agent, Arrangers, Bookrunners and Other Lenders 129
9.08	No Other Duties, Etc. 130
9.09	Administrative Agent May File Proofs of Claim 130
9.10	Guaranty Matters 131
9.11	Lender Swap Contracts 131
9.12	Certain ERISA Matters 131
9.13	Recovery of Erroneous Payments 133
Article X. CONTINUING GUARANTY	133
10.01	Guaranty 133
10.02	Rights of Lenders 134
10.03	Certain Waivers 134

10.04	Obligations Independent 134
10.05	Subrogation 135
10.06	Termination 135
10.07	Subordination 135
10.08	Stay of Acceleration 135
10.09	Condition of the Loan Parties 136
10.10	Releases of Guarantors 136
10.11	Contribution 138
10.12	Keepwell 139
Article XI. MISCELLANEOUS	139
11.01	Amendments, Etc. 139
11.02	Notices; Effectiveness; Electronic Communications 142
11.03	No Waiver; Cumulative Remedies; Enforcement 144
11.04	Expenses; Indemnity; Damage Waiver 145
11.05	Payments Set Aside 147
11.06	Successors and Assigns 148
11.07	Treatment of Certain Information; Confidentiality 153
11.08	Right of Setoff 154
11.09	Interest Rate Limitation 154
11.10	Integration; Effectiveness 154
11.11	Survival of Representations and Warranties 155
11.12	Severability 155
11.13	Replacement of Lenders 155
11.14	Governing Law; Jurisdiction; Etc. 156
11.15	Waiver of Jury Trial 157
11.16	No Advisory or Fiduciary Responsibility 158
11.17	Electronic Execution; Electronic Records; Counterparts 158
11.18	USA PATRIOT Act 159
11.19	ENTIRE AGREEMENT 160
11.20	Existing Notes 160
11.21	Amendment and Restatement 160
11.22	Acknowledgement and Consent to Bail-In of Affected Financial Institutions 161
11.23	Acknowledgement Regarding Any Supported QFCs 161
11.24	UPREIT Reorganization 162

SCHEDULES

2.01	Commitments, Applicable Percentages and Sublimits; Term A-1 Hedged Portion and Term A-2 Hedged Portion

5.05Supplement to Financial Statements

5.12(d)Pension Plans

5.13	Subsidiaries; Jurisdiction of Incorporation/Organization and Principal Place of Business
11.02	Administrative Agent’s Office; Certain Addresses for Notices; Taxpayer Identification Numbers

EXHIBITS

Form of

ACommitted Loan Notice

B[Reserved]

CRevolving Credit Note

D-1Term A-1 Note

D-2Term A-2 Note

ECompliance Certificate

F-1Assignment and Assumption

F-2Administrative Questionnaire

GJoinder Agreement

HU.S. Tax Compliance Certificates

ISolvency Certificate

JDesignation Notice

KNotice of Loan Prepayment

v

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

This THIRD AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) is entered into as of July 25, 2022, among APPLE HOSPITALITY REIT, INC., a Virginia corporation ( “Apple Hospitality REIT”), certain subsidiaries of Apple Hospitality REIT from time to time party hereto, as Guarantors, each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), each L/C Issuer from time to time party hereto, and BANK OF AMERICA, N.A., as Administrative Agent.

Apple Hospitality REIT and certain subsidiaries of Apple Hospitality REIT are party to that certain Second Amended and Restated Credit Agreement, dated as of July 27, 2018, with certain financial institutions and Bank of America, N.A., as administrative agent, as amended through but excluding the date hereof (as so amended, the “Existing Credit Agreement”).  The parties hereto now wish to amend and restate the Existing Credit Agreement in its entirety, but not as a novation, on the terms and subject to the conditions hereinafter set forth.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree that the Existing Credit Agreement is amended and restated in its entirety as follows:

Article I.  DEFINITIONS AND ACCOUNTING TERMS

1.01Defined Terms.

  As used in this Agreement, the following terms shall have the meanings set forth below:

“Adjusted Consolidated EBITDA” means, for any period, an amount equal to (a) Consolidated EBITDA for such period, minus (b) the aggregate FF&E Reserves for all Real Estate for such period, minus (c) the Consolidated Group Pro Rata Share of an amount equal to four percent (4%) of all revenues and receipts of any kind derived by Unconsolidated Affiliates from owning or operating real property for such period.

“Adjusted NOI” means, with respect to any Real Estate as of any date of determination and for a given period, an amount equal to (a) the Net Operating Income of such Real Estate, minus (to the extent not reflected as a reduction to Net Operating Income) (b) the greater of (i) actual franchise fees paid in respect of such Real Estate and (ii) an amount equal to four percent (4%) of the Gross Revenues from such Real Estate, minus (c) the FF&E Reserve for such Real Estate, in each case for the then most recently ended period of four consecutive fiscal quarters of the Borrower; which amount will be adjusted, if specifically required, to reflect subsequent events or conditions on a Pro Forma Basis; provided, that solely for purposes of calculating Unencumbered Real Estate Value, the Adjusted NOI of any Unencumbered Eligible Property that has at the time of determination been owned or ground leased pursuant to an Eligible Ground Lease by the Borrower or a Subsidiary thereof for less than four full fiscal quarters and has Net Operating Income for the four full fiscal quarters immediately prior to any date of determination (including, to the extent applicable, periods prior to the ownership thereof by the Borrower or a Subsidiary) shall be calculated on a Pro Forma Basis; provided, further, that solely for the purposes of calculating Unencumbered Real Estate Value, with respect to any Unencumbered Eligible Property that has at the time of determination been owned or ground leased pursuant to an Eligible Ground Lease by the Borrower or a Subsidiary thereof for less than four full fiscal quarters and that does not have Net Operating Income for the four full fiscal quarters immediately prior to any date of determination, the Adjusted NOI for such Unencumbered Eligible Property for the fiscal quarter in which such acquisition was made and the first full three fiscal quarters following such acquisition shall be mutually agreed upon by the Administrative Agent and the Borrower at the time of acquisition thereof.

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit F-2 or any other form approved by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution, or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.  In no event shall the Administrative Agent, any L/C Issuer or any Lender be deemed to be an Affiliate of OpCo or Apple Hospitality REIT.

“Aggregate Deficit Amount” has the meaning specified in Section 10.11.

“Aggregate Excess Amount” has the meaning specified in Section 10.11.

“Agreement” has the meaning specified in the introductory paragraph hereto.

“Apple Hospitality REIT” has the meaning specified in the introductory paragraph hereto.

“Applicable Fee Rate” means, with respect to any day, the per annum fee rate set forth opposite the Revolver Usage for such day in the following pricing grid:

Revolver Usage	Applicable Fee Rate
< 50%	0.25%
≥ 50%	0.20%

“Applicable Percentage” means (a) in respect of the Term A-1 Facility, with respect to any Term A-1 Lender at any time, the percentage (carried out to the ninth decimal place) of the Term A-1 Facility represented by the principal amount of the Term A-1 Loan held by such Term A-1 Lender at such time, (b) in respect of the Term A-2 Facility, with respect to any Term A-2 Lender at any time, the percentage (carried out to the ninth decimal place) of the Term A-2

Facility represented by (i) at any time during the Availability Period in respect of the Term A-2 Facility, such Term A-2 Lender’s Term A-2 Commitment at such time, subject to adjustment as provided in Section 2.17, and (ii) thereafter, the aggregate principal amount of such Term A-2 Lender’s Term A-2 Loans at such time, (c) in respect of each Incremental TL Facility, with respect to any Term Lender at any time, the percentage (carried out to the ninth decimal place) of such Incremental TL Facility represented by the aggregate principal amount of the Term Loans made under such Incremental TL Facility and held by such Term Lender at such time, subject to adjustment as provided in Section 2.17, (d) in respect of the Revolving Credit Facility, with respect to any Revolving Credit Lender at any time, the percentage (carried out to the ninth decimal place) of the Revolving Credit Facility represented by such Revolving Credit Lender’s Revolving Credit Commitment at such time, subject to adjustment as provided in Section 2.17, provided, that if the commitment of each Revolving Credit Lender to make Revolving Credit Loans and the obligation of the L/C Issuers to make L/C Credit Extensions have been terminated pursuant to Section 8.02, or if the Revolving Credit Commitments have expired, then the Applicable Percentage of each Revolving Credit Lender in respect of the Revolving Credit Facility shall be determined based on the Applicable Percentage of such Revolving Credit Lender in respect of the Revolving Credit Facility most recently in effect, giving effect to any subsequent assignments made in accordance with the terms of this Agreement, and (e) in respect of all Facilities, with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Facilities represented by the sum of (x) the aggregate principal amount of such Lender’s Term A-1 Loan at such time, (y) (i) at any time prior to the Availability Period in respect of the Term A-2 Facility, such Lender’s Term A-2 Commitment at such time and (ii) at any time thereafter, the aggregate principal amount of such Lender’s Term A-2 Loans at such time, and (z) such Lender’s Revolving Credit Commitment at such time, subject to adjustment as provided in Section 2.17, provided, that if the commitment of each Revolving Credit Lender to make Revolving Credit Loans and the obligation of the L/C Issuers to make L/C Credit Extensions have been terminated pursuant to Section 8.02, or if the Revolving Credit Commitments have expired, then the Applicable Percentage of each Lender in respect of all Facilities shall be determined based on the Applicable Percentage of such Lender in respect of all Facilities most recently in effect, giving effect to any subsequent assignments made in accordance with the terms of this Agreement.  The initial Applicable Percentage of each Lender in respect of each Facility and all Facilities is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption or New Lender Joinder Agreement pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means, for any day:

(a)with respect to any Loan made under the Term A-1 Facility, the Term A-2 Facility or the Revolving Credit Facility, and any Letter of Credit Fee and Facility Fee, as the case may be:

(i)until the Investment Grade Pricing Effective Date, the applicable rate per annum set forth below, based upon the range into which the Consolidated Leverage Ratio then falls in accordance with the following pricing grid (the “Leverage-Based Applicable Rate”):

Applicable Rate
Pricing Level	Consolidated Leverage Ratio	Revolving Credit Facility		Term A-1 Facility and Term A-2 Facility
		Daily SOFR Loans and Term SOFR Loans (and Letters of Credit)	Base Rate Loans	Term SOFR Loans	Base Rate Loans
Category 1	< 3.5x	1.40%	0.40%	1.35%	0.35%
Category 2	≥ 3.5x – < 4.0x	1.45%	0.45%	1.40%	0.40%
Category 3	≥ 4.0x – < 4.5x	1.55%	0.55%	1.50%	0.50%
Category 4	≥ 4.5x – < 5.0x	1.65%	0.65%	1.60%	0.60%
Category 5	≥ 5.0x – < 5.5x	1.75%	0.75%	1.70%	0.70%
Category 6	≥ 5.5x – < 6.0x	1.95%	0.95%	1.85%	0.85%
Category 7	≥ 6.0x – < 6.5x	2.15%	1.15%	2.10%	1.10%
Category 8	≥ 6.5x	2.25%	1.25%	2.20%	1.20%

The Consolidated Leverage Ratio shall be determined as of the end of each fiscal quarter based on the financial statements and related Compliance Certificate delivered pursuant to Section 6.01 and Section 6.02(a), respectively, in respect of such fiscal quarter, and each change in rates resulting from a change in the Consolidated Leverage Ratio shall be effective from and including the day when the Administrative Agent receives such financial statements and related Compliance Certificate indicating such change but excluding the effective date of the next such change.  Notwithstanding the foregoing, if either the financial statements or related Compliance Certificate are not delivered when due in accordance with Section 6.01 and Section 6.02(a), respectively, then the highest pricing (at Pricing Level Category 8) shall apply as of the first Business Day after the date on which such financial statements and related Compliance Certificate were required to have been delivered and shall continue to apply until the first Business Day immediately following the date such financial statements and related Compliance Certificate are delivered in accordance with Section 6.01 and Section 6.02(a), respectively, whereupon the Applicable Rate shall be adjusted based upon the calculation of the Consolidated Leverage Ratio contained in such Compliance Certificate.  The Applicable Rate in effect from the Closing Date through the first Business Day immediately following the date financial statements and a Compliance Certificate are required to be delivered pursuant to Section 6.01 and Section 6.02(a), respectively, for the fiscal quarter ended June 30, 2022 shall be at Pricing Level Category 2.  Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.10(b); and

(ii)at all times on and after the Investment Grade Pricing Effective Date, the applicable rate per annum set forth in the pricing grid below, based upon such Debt Ratings as set forth below applicable on such date (the “Ratings-Based Applicable Rate”):

Applicable Rate
Pricing Level	Debt Ratings (S&P and Fitch / Moody's):	Revolving Credit Facility			Term A-1 Facility and Term A-2 Facility
		Facility Fee	Daily SOFR Loans and Term SOFR Loans (and Letters of Credit)	Base Rate Loans	Term SOFR Loans	Base Rate Loans
Category 1	≥ A- / A3	0.125%	0.725%	0.000%	0.800%	0.000%
Category 2	BBB+ / Baa1	0.150%	0.775%	0.000%	0.850%	0.000%
Category 3	BBB / Baa2	0.200%	0.850%	0.000%	0.950%	0.000%
Category 4	BBB- / Baa3	0.250%	1.050%	0.050%	1.200%	0.200%
Category 5	< BBB- / Baa3 (or unrated)	0.300%	1.400%	0.400%	1.600%	0.600%

For purposes hereof, “Debt Rating” means, as of any date of determination, the rating as determined by any of S&P, Moody’s and/or Fitch (collectively, the “Debt Ratings”) of Apple Hospitality REIT’s non-credit enhanced, senior unsecured long-term debt; provided if at any time Apple Hospitality REIT has only two (2) Debt Ratings, and such Debt Ratings are not equivalent, then: (A) if the difference between such Debt Ratings is one ratings category (e.g. Baa2 by Moody's and BBB- by S&P or Fitch), the Applicable Rates shall be determined based on the higher of the Debt Ratings; and (B) if the difference between such Debt Ratings is two ratings categories (e.g. Baa1 by Moody's and BBB- by S&P or Fitch) or more, the Applicable Rates shall be determined based on the Debt Rating that is one higher than the lower of the applicable Debt Ratings.  If at any time Apple Hospitality REIT has three (3) Debt Ratings, and such Debt Ratings are not equivalent, then: (A) if the difference between the highest and the lowest such Debt Ratings is one ratings category (e.g. Baa2 by Moody's and BBB- by S&P or Fitch), the Applicable Rates shall be determined based on the highest of the Debt Ratings; and (B) if the difference between such Debt Ratings is two ratings categories (e.g. Baa1 by Moody's and BBB- by S&P or Fitch) or more, the Applicable Rates shall be determined based on the average of the two (2) highest Debt Ratings, provided that if such average is not a recognized rating category, then the Applicable Rates shall be determined based on the second highest Debt Rating of the three.  If at any time Apple Hospitality REIT has only one Debt Rating or has no Debt Ratings, then the Applicable Rates shall be at Pricing Level Category 5.  Initially, the Ratings-Based Applicable Rate shall be determined based upon the Debt Ratings specified in the certificate delivered pursuant to clause (ii) of the definition of “Investment Grade Pricing Effective Date”.  Thereafter, each change in the Ratings-Based Applicable Rate resulting from a publicly announced change in a Debt Rating shall be effective, in the case of an upgrade, during the period commencing on the date of delivery by Apple Hospitality REIT to the Administrative Agent of notice thereof pursuant to Section 6.03(f) and ending on the date immediately preceding the effective date of the next such change and, in the case of a downgrade, during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.  If the rating system of Moody's, S&P or Fitch shall change, or if any such rating agency shall cease to be in the business of rating companies or corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation; and

(b)with respect to any Incremental TL Facility, the applicable rate per annum in effect at such time with respect to such Incremental TL Facility as agreed by the Borrower, the Administrative Agent and the Appropriate Lenders in the Incremental TL Facility Documents with respect to such Incremental TL Facility; provided that (x) if the applicable rate with respect to any Incremental TL Facility is based on the Consolidated Leverage Ratio, such applicable rate shall be subject to the paragraph immediately following the pricing grid in clause (a)(i) above and the provisions of Section 2.10(b) and (y) if the applicable rate with respect to any Incremental TL Facility is based on Apple Hospitality REIT’s Debt Ratings, such applicable rate shall be subject to the paragraph immediately following the pricing grid in clause (a)(ii) above.

“Applicable Revolving Credit Percentage” means with respect to any Revolving Credit Lender at any time, such Revolving Credit Lender’s Applicable Percentage in respect of the Revolving Credit Facility at such time.

“Appropriate Lender” means, at any time, (a) with respect to the Term A-1 Facility, a Term A-1 Lender, (b) with respect to the Term A-2 Facility, a Term A-2 Lender, (c) with respect to the Revolving Credit Facility, a Revolving Credit Lender, (d) with respect to any Incremental TL Facility, a Lender holding Term Loans of such Incremental TL Facility and (e) with respect to the Letter of Credit Subfacility, (i) the L/C Issuers and (ii) if any Letters of Credit have been issued pursuant to Section 2.03(a), the Revolving Credit Lenders.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means BofA Securities, Inc., KeyBanc Capital Markets, Wells Fargo Securities, LLC, and U.S. Bank National Association, each in its capacity as a joint lead arranger.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit F-1 or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.

“Assumption Conditions” has the meaning specified in Section 11.24.

“Assumption Date” means the first date all the Assumption Conditions are satisfied or waived in accordance with Section 11.01.

“Assumption Transaction” has the meaning specified in Section 11.24.

“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Audited Financial Statements” means the audited consolidated balance sheet of Apple Hospitality REIT and its Subsidiaries for the fiscal year ended December 31, 2021, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of Apple Hospitality REIT and its Subsidiaries, including the notes thereto.

“Availability Period” means, (a) in respect of the Revolving Credit Facility, the period from and including the Closing Date to the earliest of (i) the Revolving Credit Maturity Date, (ii) the date of termination of the Revolving Credit Facility pursuant to Section 2.06, and (iii) the date of termination of the commitment of each Revolving Credit Lender to make Revolving Credit Loans and of the obligation of each L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02 and (b) in respect of the Term A-2 Facility, the period from and including the Closing Date to the earliest of (i) the date that is 180 days after the Closing Date, (ii) the date of the fifth Term A-2 Borrowing (after giving effect thereto), and (iii) the date of termination of the commitment of each Term A-2 Lender to make Term A-2 Loans pursuant to Section 8.02.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Affected Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate of interest per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” (c) Term SOFR determined in accordance with clause (b) of such definition plus 1.00% and (d) 1.00%.  The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. If the Base Rate is being used as an alternate rate of interest pursuant to Section 3.03, then the Base Rate shall be the greatest of clauses (a), (b) and (d) above and shall be determined without reference to clause (c) above.

Notwithstanding anything to the contrary contained herein, at any time that the Base Rate determined in accordance with the foregoing is less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement (except for the Term A-1 Hedged Portion and the Term A-2 Hedged Portion).

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Base Rate Revolving Credit Loan” means a Revolving Credit Loan that is a Base Rate Loan.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”

“Bookrunners” means BofA Securities, Inc., KeyBanc Capital Markets, Wells Fargo Securities, LLC, and U.S. Bank, National Association, each in its capacity as a joint bookrunner.

“Borrower” means, (a) prior to the Assumption Date, Apple Hospitality REIT and (b) on and after the Assumption Date, the OpCo.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a Committed Borrowing.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located.

“Capitalization Rate” means, in the case of any property located in the central business district of New York City, San Francisco, Washington, D.C., Los Angeles, Boston or San Diego, seven and one-quarter percent (7.25%), and in the case of any other property, seven and three-quarters percent (7.75%).

“Capitalized Lease” means a lease under which the discounted future rental payment obligations of the lessee or the obligor are required to be capitalized on the balance sheet of such Person in accordance with GAAP.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the L/C Issuers or the Lenders, as collateral for L/C Obligations or obligations of the Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if the Administrative Agent and the applicable L/C Issuer shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and the applicable L/C Issuer. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means:

(a)	United States dollars (including such dollars as are held as overnight bank deposits and demand deposits with banks);
(b)

marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in each case maturing within one year from the date of acquisition thereof;

(c)

marketable direct obligations issued by any State of the United States of America or any political subdivision of any such State or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having a rating of at least A-2 from S&P or at least P-2 from Moody’s;

(d)	commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A‑2 from S&P or at least P‑2 from Moody’s;
(e)

time deposits, demand deposits, certificates of deposit, time deposit accounts, term deposit accounts or bankers’ acceptances maturing within one year from the date of acquisition thereof or overnight bank deposits, in each case, issued by any bank organized under the laws of the United States of America or any State thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $500,000,000; and

(f)	investments in money market funds which invest substantially all their assets in securities of the types described in clauses (a) through (e) above.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law (including without limitation, Regulation D issued by the FRB), rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which:

(a)any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 35% or more of the equity securities of Apple Hospitality REIT entitled to vote for members of the board of directors or equivalent governing body of Apple Hospitality REIT on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);

(b)during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of Apple Hospitality REIT cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body;

(c)the passage of thirty days from the date upon which any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of Apple Hospitality REIT, or control over the equity securities of Apple Hospitality REIT entitled to vote for members of the board of directors or equivalent governing body of Apple Hospitality REIT on a fully-diluted basis (and taking into account all such securities that such Person or group has the right to acquire pursuant to any option right) representing 35% or more of the combined voting power of such securities;

(d)at any time that the OpCo is the Borrower (i) Apple Hospitality REIT or a Wholly-Owned Subsidiary of Apple Hospitality REIT (such Subsidiary referred to herein as the “OpCo GP”) shall cease to be the sole general partner, manager or managing member, as applicable, of the OpCo, or (ii) Apple Hospitality REIT shall cease to exclusively Control the OpCo, the OpCo GP or any Intermediate Holding Company; or

(e)at any time that the OpCo is the Borrower, Apple Hospitality REIT shall cease to (i) own, directly or indirectly, (A) all of the Equity Interests in the OpCo GP or any Intermediate Holding Company or (B) 80% or more of each class of Equity Interests in the Borrower, in each case free and clear of all Liens or (ii) exclusively Control the Borrower.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 11.01.

“CME” means CME Group Benchmark Administration Limited.

“Code” means the Internal Revenue Code of 1986.

“Commitments” means, collectively, the Revolving Credit Commitments, Term A-1 Commitments and Term A-2 Commitments.

“Committed Borrowing” means a Revolving Credit Borrowing or a Term Borrowing, as the context may require.

“Committed Loan” means a Term Loan or a Revolving Credit Loan, as the context may require.

“Committed Loan Notice” means a notice of (a) a Committed Borrowing, (b) a conversion of Committed Loans from one Type to another, or (c) a continuation of Term SOFR Loans, pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communication” means this Agreement, any Loan Document and any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to any Loan Document.

“Compliance Certificate” means a certificate substantially in the form of Exhibit E.

“Conforming Changes” means, with respect to the use, administration of or any conventions associated with SOFR, Term SOFR Daily Simple SOFR, or any proposed Successor Rate, as applicable, any conforming changes to the definitions of “Base Rate”, “Daily Simple SOFR”, “SOFR”, “Term SOFR” and “Interest Period”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definitions of “Business Day” and “U.S. Government Securities Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the discretion of the Administrative Agent, to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate exists, in such other manner of administration as the Administrative Agent determines is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means for any period, determined in accordance with GAAP and without duplication, the sum of (a) Net Income (or Loss) of Apple Hospitality REIT and its Subsidiaries on a consolidated basis, plus (b) the following (but only to the extent included in the calculation of such Net Income (or Loss)): (i) depreciation and amortization expense; (ii) Consolidated Interest Expense; (iii) income tax expense; (iv) extraordinary or non-recurring gains and losses; (v) gains and losses from sales of assets; (vi) closing costs related to the acquisition of properties that were capitalized prior to FAS 141-R which do not represent a recurring cash item in such period or in any future period; (vii) all non-cash items with respect to straight-lining of rents materially decreasing Net Income (or Loss) for such period, (viii) all other non-cash items decreasing Net Income (or Loss) (including non-cash expenses or losses with respect to any long-term ground lease or building lease that is treated as a capital lease in accordance with GAAP), minus (c) (i) all non-cash items with respect to straight-lining of rents materially increasing Net Income (or Loss) for such period and (ii) all other non-cash items increasing Net Income (or Loss) for such period (including non-cash revenues or gains with respect to any long-term ground lease or building lease that is treated as a capital lease in accordance with GAAP); provided, that to the extent that calculations under clauses (a), (b) and (c) above include amounts allocable to Unconsolidated Affiliates, such calculations shall be without duplication and shall only include the Consolidated Group Pro Rata Share of such items attributable to the Consolidated Group’s interests in Unconsolidated Affiliates.

“Consolidated Fixed Charges” means, with respect to Apple Hospitality REIT and its Subsidiaries on a consolidated basis for any period, the sum of (a) Consolidated Interest Expense for such period, (b) all regularly scheduled principal payments made or required to be made with respect to Indebtedness of Apple Hospitality REIT and its Subsidiaries during such period, other than any balloon or bullet payments necessary to repay maturing Indebtedness in full, (c) all

Preferred Distributions paid (or amounts divided or distributed to Apple Hospitality REIT and which are used by Apple Hospitality REIT to make Preferred Distributions) during such period, and (d) the Consolidated Group Pro Rata Share of the foregoing items and components referenced in clauses (a) through (c) attributable to the Consolidated Group’s interests in Unconsolidated Affiliates.

“Consolidated Group” means, collectively, the Loan Parties and their Consolidated Subsidiaries.

“Consolidated Group Pro Rata Share” means, with respect to any Unconsolidated Affiliate or any non-Wholly Owned Subsidiary, the percentage interest held by Apple Hospitality REIT and its Wholly Owned Subsidiaries, in the aggregate, in such Person determined by calculating the percentage of Equity Interests of such Person owned by Apple Hospitality REIT and its Wholly Owned Subsidiaries.

“Consolidated Implied Interest Expense” means, with respect to any item of Consolidated Unsecured Indebtedness for any period, the greater of (i) the actual Consolidated Interest Expense attributable thereto and (ii) Consolidated Interest Expense attributable thereto assuming such Consolidated Unsecured Indebtedness bore interest at a per annum rate of 5.00%.

“Consolidated Interest Expense” means, for any period, without duplication, the sum of (i) the Interest Expense of Apple Hospitality REIT and its Subsidiaries determined on a consolidated basis and (ii) the Consolidated Group Pro Rata Share of the Interest Expense attributable to the Consolidated Group’s interests in Unconsolidated Affiliates.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Net Indebtedness to (b) Consolidated EBITDA for the period of four full fiscal quarters most recently ended, in each case as of such date.

“Consolidated Secured Indebtedness” means, at any time, the portion of Consolidated Total Indebtedness at such time that is Secured Indebtedness.

“Consolidated Secured Recourse Indebtedness” means, at any time, Consolidated Secured Indebtedness that is not Non-Recourse Indebtedness.

“Consolidated Subsidiaries” means, as to any Person, all Subsidiaries of such Person that are consolidated with such Person for financial reporting purposes under GAAP.  Unless otherwise specified, all references herein to “Consolidated Subsidiaries” shall refer to the Consolidated Subsidiaries of Apple Hospitality REIT.

“Consolidated Tangible Net Worth” means, as of any date of determination, for Apple Hospitality REIT and its Subsidiaries on a consolidated basis, Shareholders’ Equity of Apple Hospitality REIT and its Subsidiaries on that date minus the Intangible Assets of Apple Hospitality REIT and its Subsidiaries on that date, plus (c) all accumulated depreciation and amortization of Apple Hospitality REIT and its Subsidiaries on a consolidated basis, in each case on a consolidated basis determined in accordance with GAAP.

“Consolidated Total Assets” means, at any time, on a consolidated basis for Apple Hospitality REIT and its Subsidiaries, an amount equal to the aggregate undepreciated book value of (i) all assets owned by Apple Hospitality REIT and its Subsidiaries on a consolidated basis and (ii) the Consolidated Group Pro Rata Share of assets owned by Unconsolidated Affiliates, less (a) Intangible Assets and (b) the Consolidated Group Pro Rata Share of Intangible Assets attributable to the Consolidated Group’s interests in Unconsolidated Affiliates; provided, that notwithstanding the foregoing any Investments in excess of the following limitations on specified classes of Investments shall be excluded from calculations of Consolidated Total Assets:

1.

unimproved land holdings (including investments made through the purchase or other acquisition of all of the Equity Interests in any Person that owns unimproved land holdings) in an aggregate amount in excess of five percent (5%) of Consolidated Total Assets;

2.	mortgages, mezzanine loans and notes receivable in excess of fifteen percent (15%) of Consolidated Total Assets;
3.	real properties under development in an aggregate amount in excess of fifteen percent (15%) of Consolidated Total Assets;
4.	Unconsolidated Affiliates in an aggregate amount in excess of fifteen percent (15%) of Consolidated Total Assets;
5.	Equity Interests in Persons that are not Unconsolidated Affiliates or Consolidated Subsidiaries in an aggregate amount in excess of five percent (5%) of Consolidated Total Assets; and
6.

Non-hotel related assets or activities (including investments made through the purchase or other acquisition of all of the Equity Interests in any Person that owns non-hotel related assets) in an aggregate amount in excess of five percent (5%) of Consolidated Total Assets.

In addition, the aggregate amount of Investments in the specified classes of assets identified in clauses 1 through 6 above that is in excess of thirty percent (30%) of Consolidated Total Assets shall be excluded from calculations of Consolidated Total Assets.

Determinations of whether an Investment has resulted in an excess contribution to Consolidated Total Assets will be made after giving effect to that Investment.

“Consolidated Total Indebtedness” means, as of any date of determination, the then aggregate outstanding amount of all Indebtedness of Apple Hospitality REIT and its Subsidiaries on a consolidated basis.

“Consolidated Total Net Indebtedness” means, as of any date of determination, (a) Consolidated Total Indebtedness minus (b) the Unrestricted Cash Amount.

“Consolidated Unsecured Indebtedness” means, at any time, the then aggregate amount of Consolidated Total Indebtedness that at such time constitutes Unsecured Indebtedness.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Covered Entity” has the meaning specified in Section 11.23(b).

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Creditor Parties” means, collectively, the Administrative Agent, the Lenders, the L/C Issuers, the Swap Banks, and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05, and the other Persons to whom the Obligations are owing.

“Customary Non-Recourse Carve-Outs” means, with respect to any Non-Recourse Indebtedness, exclusions from the exculpation provisions with respect to such Non-Recourse Indebtedness for fraud, misapplication of funds, environmental claims, voluntary bankruptcy, collusive involuntary bankruptcy and other circumstances customarily excluded by institutional lenders from exculpation provisions and/or included in separate indemnification agreements in non-recourse financings of real estate.

“Daily Simple SOFR” means the rate per annum equal to SOFR determined for any day pursuant to the definition thereof plus the SOFR Adjustment.  Any change in Daily Simple SOFR shall be effective from and including the date of such change without further notice. If the rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Daily SOFR Loan” means a Loan that bears interest at a rate based on Daily Simple SOFR.

“Debt Rating” has the meaning specified in the definition of “Applicable Rate”.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate, plus (ii) the Applicable Rate for Base Rate Loans under the Revolving Credit Facility, plus (iii) 2.00% per annum; provided, however, that

(x) with respect to a Base Rate Loan, the Default Rate shall be an interest rate equal to (i) the Base Rate, plus (ii) the Applicable Rate for Base Rate Loans for the Facility under which such Loan was made, plus (iii) 2.00% per annum, (y) with respect to a Term SOFR Loan, the Default Rate shall be an interest rate equal to (i) Term SOFR, plus (ii) the Applicable Rate for Term SOFR Loans for the Facility under which such Loan was made, plus (iii) 2.00% per annum, and (z) with respect to a Daily SOFR Loan, the Default Rate shall be an interest rate equal to (i) Daily Simple SOFR, plus (ii) the Applicable Rate for Daily SOFR Loans for the Facility under which such Loan was made, plus (iii) 2.00% per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate then applicable to Letter of Credit Fees, plus 2.00% per annum.

“Defaulting Lender” means, subject to Section 2.17(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any L/C Issuer or any Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or amounts payable pursuant to Section 11.04(c)) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or any L/C Issuer in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.17(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower, the L/C Issuers and each other Lender promptly following such determination.

“Designated Jurisdiction” means any country, region or territory, or any Governmental Authority of any such country, region or territory, to the extent that such country, region or territory itself is the subject of any Sanction.

“Designation Notice” means a notice from any Lender or an Affiliate of a Lender substantially in the form of Exhibit J.

“Direct Owner” has the meaning specified in the definition of “Unencumbered Eligible Property”.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction, division, merger or disposition of Equity Interests) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith and including any disposition of property to a Division Successor pursuant to a Division.  For the avoidance of doubt, (a) the disposition of Equity Interests in a Subsidiary of Apple Hospitality REIT or the issuance of Equity Interests by a Subsidiary of Apple Hospitality REIT, in each case to a Person other than Apple Hospitality REIT or a Wholly Owned Subsidiary thereof, shall be deemed a Disposition of such Equity Interests to the recipient thereof and (b) leases of personal or real property (other than sale and leaseback transactions) entered into in the ordinary course of business shall not be deemed to be Dispositions.

“Distribution” means any (a) dividend or other distribution, direct or indirect, on account of any Equity Interest of any Guarantor, the Borrower, or any of their respective Subsidiaries now or hereafter outstanding, except a dividend payable solely in Equity Interests of identical class to the holders of that class, (b) redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interest of any Guarantor, the Borrower, or any of their respective Subsidiaries now or hereafter outstanding and (c) payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of any Guarantor, the Borrower, or any of their respective Subsidiaries now or hereafter outstanding.

“Dividing Person” has the meaning given that term in the definition of “Division.”

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Division Successor” means any Person that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets, liabilities and/or obligations previously held by such Dividing Person immediately prior to the consummation of such Division.  A Dividing Person which retains any of its assets, liabilities and/or obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any State within the United States or the District of Columbia.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Copy” shall have the meaning specified in Section 11.17.

“Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.06(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 11.06(b)(iii)).

“Eligible Ground Lease” means a ground lease as to which no default or event of default has occurred or with the passage of time or the giving of notice would occur and containing the following terms and conditions: (a) a remaining term (inclusive of any unexercised extension options) of twenty-five (25) years or more from the Closing Date; (b) the right of the lessee to mortgage and encumber its interest in the leased property without the consent of the lessor; (c) the obligation of the lessor to give the holder of any mortgage lien on such leased property written notice of any defaults on the part of the lessee and agreement of such lessor that such lease will not be terminated until such holder has had a reasonable opportunity to cure or complete foreclosure, and fails to do so; (d) reasonable transferability of the lessee's interest under such lease, including the ability to sublease; and (e) such other rights customarily required by mortgagees making a loan secured by the interest of the holder of the leasehold estate demised pursuant to a ground lease.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination; provided that neither Permitted Convertible Notes (prior to conversion thereof) nor Permitted Convertible Notes Swap Contracts shall constitute Equity Interests of Apple Hospitality REIT.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 10.12 and any other “keepwell, support or other agreement” for the benefit of such Guarantor and any and all guarantees of such Guarantor’s Swap Obligations by other Loan Parties) at the time the Guaranty of such Guarantor, or a grant by such Guarantor of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 11.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(b) or (d), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(g) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Existing Credit Agreement” has the meaning specified in the introductory paragraph hereto.

“Existing Note” means a Note (as defined in the Existing Credit Agreement).

“Exiting Lender” has the meaning specified in Section 11.21(b).

“Extension Notice” has the meaning specified in Section 2.14(a).

“Facility” means the Revolving Credit Facility, the Term A-1 Facility, the Term A-2 Facility and each Incremental TL Facility, as the context may require, and “Facilities” is a collective reference to the Term Facilities and the Revolving Credit Facility.

“Facility Fee” has the meaning specified in Section 2.09(a).

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471 (b) (1) of the Code.

“Federal Funds Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Letters” means, collectively, each of the fee letter agreements, dated on or about July 20, 2022, among the Borrower, one or more Bookrunners and affiliated Lenders thereof.

“FF&E Reserve” means, for any Real Estate for any period, an amount equal to four percent (4%) of Gross Revenues from such Real Estate for such period.

“First Extended Revolving Credit Maturity Date” has the meaning specified in Section 2.14(a).

“Fitch” means Fitch, Inc. and any successor thereto.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Franchise Agreement” means a license or franchise agreement between a Loan Party and a Franchisor.

“Franchisor” means a Person that licenses or franchises its hotel brand to hotel owners or operators.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, such Defaulting Lender’s Applicable Percentage of the Outstanding Amount of all outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funds From Operations” means, with respect to any period and without double counting, an amount equal to the Net Income (or Loss) of Apple Hospitality REIT and its Subsidiaries for such period, excluding gains (or losses) from sales of property, plus depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures; provided that “Funds From Operations” shall exclude impairment charges, charges from the early extinguishment of indebtedness and other non-cash charges as evidenced by a certification of a Responsible Officer of Apple Hospitality REIT containing calculations in reasonable detail satisfactory to the Administrative Agent. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect “Funds From Operations” on the same basis.  In addition, “Funds from Operations” shall be adjusted to remove any impact of the expensing of acquisition costs pursuant to FAS 141 (revised), as issued by the Financial Accounting Standards Board in December of 2007, and effective January 1, 2009, including, without limitation, (i) the addition to Net Income (or Loss) of costs and expenses related to ongoing consummated acquisition transactions during such period; and (ii) the subtraction from Net Income (or Loss) of costs and expenses related to acquisition transactions terminated during such period.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Gross Revenues” means, with respect to any Real Estate, all revenues and receipts of any kind derived from owning or operating such Real Estate determined in accordance with GAAP.

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect,

(i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Obligations” has the meaning specified in Section 10.01.

“Guarantor Release Notice” has the meaning specified in Section 10.10(b).

“Guarantors” means, collectively, (a) each Subsidiary of the Borrower that, as of the Closing Date, is a Direct Owner or Indirect Owner of any Unencumbered Eligible Property, (b) each other Subsidiary of Apple Hospitality REIT that joins as a Guarantor pursuant to Section 6.12 or otherwise, in each case under clauses (a) and (b), together with their successors and permitted assigns, to the extent such Subsidiary has not been released from its obligations hereunder in accordance with Section 10.10, (c) on and after the Assumption Date, Apple Hospitality REIT and each Intermediate Holding Company (if any), (d) each Subsidiary of Apple Hospitality REIT that is reinstated as a Guarantor, in each case, together with their successors and permitted assigns, to the extent such Subsidiary has not been released from its obligations hereunder in accordance with Section 10.10 following such reinstatement and (e) with respect to the payment and performance by each Specified Loan Party of its obligations under its Guaranty with respect to all Swap Obligations, the Borrower.

“Guaranty” means the Guaranty made by the Guarantors under Article X in favor of the Creditor Parties.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances or wastes, including petroleum or petroleum distillates, natural gas, natural gas liquids, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, toxic mold, infectious or medical wastes and all other substances, wastes, chemicals, pollutants, contaminants or compounds of any nature in any form regulated pursuant to any Environmental Law.

“Hedge Change Notice” has the meaning specified in Section 2.19.

“Honor Date” has the meaning specified in Section 2.03(c)(i).

“Hotel Property” means Real Estate upon which is located an operating hotel property.

“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements delivered under or referred to herein.

“Increase Effective Date” has the meaning specified in Section 2.15(b).

“Incremental Facilities” has the meaning specified in Section 2.15(a)

“Incremental Revolving Increase” has the meaning specified in Section 2.15(a).

“Incremental Term A-1 Increase” has the meaning specified in Section 2.15(a).

“Incremental Term A-2 Increase” has the meaning specified in Section 2.15(a).

“Incremental TL Facility” has the meaning specified in Section 2.15(a).

“Incremental TL Facility Documents” means, with respect to any Incremental TL Facility, each agreement, instrument and other document evidencing, securing, guaranteeing, or otherwise relating to such Incremental TL Facility, including any applicable New Lender Joinder Agreement.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, excluding up to $3,000,000 of contingent obligations arising under letters of credit other than Letters of Credit;

(c)net obligations of such Person under any Swap Contract; provided, that if the aggregate net amount of all such obligations is less than $0, the amount of such Person’s Indebtedness under this clause (c) shall be $0;

(d)all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not past due for more than 60 days after the date on which such trade account payable was created);

(e)indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)capital leases and Synthetic Lease Obligations;

(g)all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h)all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, (i) Indebtedness shall include the Consolidated Group Pro Rata Share of the foregoing items and components attributable to Indebtedness of Unconsolidated Affiliates, (ii) Indebtedness of any Person shall not include equipment leases entered into in the ordinary course of business that are treated as operating leases in accordance with GAAP and (iii) the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.  The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.  The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 11.04(b).

“Indirect Owner” has the meaning specified in the definition of “Unencumbered Eligible Property”.

“Information” has the meaning specified in Section 11.07.

“Initial Revolving Credit Maturity Date” means July 25, 2026.

“Intangible Assets” means assets that are considered to be intangible assets under GAAP, excluding lease intangibles but including customer lists, goodwill, computer software, copyrights, trade names, trademarks, patents, franchises, licenses, unamortized deferred charges, unamortized debt discount and capitalized research and development costs.

“Interest Expense” means, for any period with respect to any Person, without duplication, interest (whether accrued or paid) actually payable, excluding non-cash interest expense but including capitalized interest not funded under an interest reserve pursuant to a specific debt obligation together with the interest portion of payments on Capitalized Leases.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan and a Daily SOFR Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided, however, that if any Interest Period for a Term SOFR Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; (b) as to any Daily SOFR Loan, the last Business Day of each month and the Maturity Date with respect to the Revolving Credit Facility, and (c) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made.

“Interest Period” means as to each Term SOFR Loan, the period commencing on the date such Term SOFR Loan is disbursed or converted to or continued as a Term SOFR Loan and ending on the date one, three or six months thereafter, as selected by the Borrower in its Committed Loan Notice, or such other period that is less than six months requested by the Borrower and consented to by all the Appropriate Lenders and the Administrative Agent (in the case of each requested Interest Period, subject to availability); provided that:

(i)any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Term SOFR Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)any Interest Period pertaining to a Term SOFR Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii)no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made.

“Intermediate Holding Company” means, other than the OpCo GP, a Subsidiary of Apple Hospitality REIT that owns, directly or indirectly, an Equity Interest in the OpCo.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or a substantial part of the business of, such Person or (d) the purchase, acquisition or other investment in any real property or real property-related assets (including, without limitation, mortgage loans and other real estate-related debt investments, investments in land holdings, and costs to construct real property assets under development).  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.  For purposes hereof, the disposition of Equity Interests in a

Subsidiary of Apple Hospitality REIT or the issuance of Equity Interests by a Subsidiary of Apple Hospitality REIT, in each case to a Person other than Apple Hospitality REIT or a Wholly Owned Subsidiary thereof, shall be deemed an Investment in the recipient of such Equity Interests.

“Investment Grade Credit Rating” means receipt of two Debt Ratings of BBB- or higher by S&P or Fitch, or Baa3 or higher by Moody’s.

“Investment Grade Permitted Release” has the meaning specified in Section 10.10(a).

“Investment Grade Pricing Effective Date” means the first Business Day following the date on which (i) Apple Hospitality REIT has obtained an Investment Grade Credit Rating and (ii) Apple Hospitality REIT has delivered to the Administrative Agent an Officer’s Certificate (x) certifying that an Investment Grade Credit Rating has been obtained and is in effect (which certification shall also set forth the Debt Ratings received, if any, from each of S&P, Moody’s and Fitch as of such date) and (y) notifying the Administrative Agent that the Borrower has irrevocably elected to have the Ratings-Based Applicable Rate apply to the pricing of the Facilities.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by an L/C Issuer and the Borrower (or any Subsidiary) or in favor of such L/C Issuer and relating to such Letter of Credit.

“KeyBank” means KeyBank National Association and its successors.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Revolving Credit Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Revolving Credit Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Credit Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Draw Notice” has the meaning specified in Section 2.03(c)(i).

“L/C Issuer” means Bank of America, KeyBank, Wells Fargo or U.S. Bank in such Person’s capacity as an issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings.  For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“L/C Reimbursement Date” has the meaning specified in Section 2.03(c)(i).

“Lender” has the meaning specified in the introductory paragraph hereto.

“Lender Party” means collectively, the Lenders and the L/C Issuers.

“Lender Swap Contract” means any interest rate Swap Contract not prohibited by Article VI or VII that is entered into by and between the Borrower and any Swap Bank.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.

“Letter of Credit” means any standby letter of credit issued hereunder providing for the payment of cash upon the honoring of a presentation thereunder.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by an L/C Issuer.

“Letter of Credit Fee” has the meaning specified in Section 2.03(h).

“Letter of Credit Issuance Expiration Date” means the day that is seven days prior to the Revolving Credit Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Subfacility” means, at any time, an amount equal to the lesser of (a) the aggregate amount of the L/C Issuers’ Letter of Credit Sublimits at such time and (b) the

Revolving Credit Facility at such time.  The Letter of Credit Subfacility is part of, and not in addition to, the Revolving Credit Facility. On the Closing Date, the amount of the Letter of Credit Subfacility is $25,000,000.

“Letter of Credit Sublimit” means, as to each L/C Issuer, its agreement as set forth in Section 2.03 to issue, amend and extend Letters of Credit in an aggregate principal amount at any one time outstanding not to exceed (subject to the discretion of such L/C Issuer pursuant to Section 2.03(a)(iii)(F)) the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Letter of Credit Sublimit” or opposite such caption in the Assignment and Assumption, Joinder Agreement or other documentation, which other documentation shall be in form and substance satisfactory to the Administrative Agent, pursuant to which such L/C Issuer becomes an L/C Issuer hereunder, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Leverage-Based Applicable Rate” has the meaning specified in the definition of “Applicable Rate”.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Committed Loan.

“Loan Documents” means this Agreement, each Note, each Issuer Document, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.16 of this Agreement and the Fee Letters.

“Loan Parties” means, collectively, the Borrower and each Guarantor, and after Apple Hospitality REIT obtains an Investment Grade Credit Rating shall also include each Direct Owner and Indirect Owner of each Unencumbered Eligible Property regardless of whether such Person is a Guarantor.

“Management Agreement” means an agreement entered into by any Loan Party pursuant to which it engages a Manager to manage and operate a Hotel Property.

“Manager” means the management company that manages and operates a Hotel Property pursuant to the Management Agreement for such Hotel Property.

“Material Acquisition” means an acquisition by a member of the Consolidated Group, pursuant to one transaction or a series of related transactions occurring contemporaneously, of one or more entities or property portfolios with total assets or having a total asset value, as applicable, of at least $250,000,000.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect on, the operations, business, assets, properties, liabilities (actual or contingent), or condition (financial or otherwise) of Apple Hospitality REIT, Apple Hospitality REIT and its Subsidiaries, taken as a whole, the Borrower or the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Contract” means, with respect to any Person, each contract to which such Person is a party involving aggregate consideration payable to or by such Person of $20,000,000 or more in any year or that is otherwise material to the business, condition (financial or otherwise), operations, performance, properties or prospects of such Person, other than agreements pursuant to which Indebtedness is incurred.

“Maturity Date” means (a) with respect to the Revolving Credit Facility, the Revolving Credit Maturity Date, (b) with respect to the Term A-1 Facility, the Term A-1 Maturity Date, (c) with respect to the Term A-2 Facility, the Term A-2 Maturity Date and (d) with respect to any Incremental TL Facility, subject to Section 2.15(a), the date set forth in the applicable Incremental TL Facility Documents as the “Maturity Date” for such Term Facility or, if the applicable Incremental TL Facility Documents fail to specify a “Maturity Date”, the Maturity Date shall be the latest Maturity Date (giving effect to any available extension options) of any then existing Facility; provided, however, that, in each case under clause (d), if such date is not a Business Day, the Maturity Date of such Incremental TL Facility shall be the next preceding Business Day

“Minimum Collateral Amount” means, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances provided to reduce or eliminate Fronting Exposure during the existence of a Defaulting Lender, an amount equal to 105% of the Fronting Exposure of the L/C Issuers with respect to Letters of Credit issued and outstanding at such time, (ii) with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with the provisions of Section 2.16(a)(i), (a)(ii), or (a)(iii), an amount equal to 105% of the Outstanding Amount of all L/C Obligations, and (iii) otherwise, an amount determined by the Administrative Agent and the L/C Issuers, in their sole discretion.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Cash Proceeds” means, with respect to any issuance or sale by Apple Hospitality REIT of any of its Equity Interests, the excess of (i) the sum of the cash and Cash Equivalents received by Apple Hospitality REIT in connection with such issuance or sale, less (ii) underwriting discounts and commissions, and other reasonable out-of-pocket expenses, incurred by Apple Hospitality REIT in connection with such issuance or sale, other than any such amounts paid or payable to an Affiliate of Apple Hospitality REIT.

“Net Income (or Loss)” means, with respect to any Person (or any asset of any Person) for any period, the sum of (i) the net income (or loss) of such Person (or attributable to such asset), determined in accordance with GAAP and (ii) the Consolidated Group Pro Rata Share of the net income (or loss) attributable to Unconsolidated Affiliates.

“Net Operating Income” means, for any Real Estate and for a given period, an amount equal to the sum of (a) gross revenues (including interest income received in the ordinary course of business from such Real Estate) but excluding any non-recurring revenue for such period minus (b) all expenses paid or accrued and related to the ownership, operation, or maintenance of such Real Estate for such period, including, but not limited to, taxes, assessments and the like, insurance, utilities, payroll costs, maintenance, repair and landscaping expenses, marketing expenses, and general and administrative expenses (including an appropriate allocation for legal, accounting, advertising, marketing and other expenses incurred in connection with such Real Estate, but specifically excluding general overhead expenses of Borrower and its Subsidiaries and any property management fees), minus (c) the greater of (i) actual management fees of such Real Estate or (ii) an amount equal to three percent (3%) of the Gross Revenues from such Real Estate, plus (d) to the extent deducted from gross revenues in the determination of Net Operating Income, closing costs related to the acquisition of such Real Estate that were capitalized prior to FAS 141-R which do not represent a recurring cash item in such period or in any future period, in each case for or incurred during the applicable period. Net Operating Income shall not include any proceeds of any condemnation award paid in connection with any temporary or permanent taking or other condemnation of any part of a Hotel Property, any proceeds of casualty or other insurance policies received with respect to a Hotel Property (other than proceeds of business interruption insurance received with respect to the applicable period), or the proceeds of any sale, assignment, conveyance, transfer, exchange, disposition, pledge, mortgage or other encumbrance of all or any portion of a Hotel Property.

“New Lender Joinder Agreement” has the meaning specified in Section 2.15(c)(ii).

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 11.01 and (ii) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Recourse Indebtedness” means, with respect to a Person, (a) any Indebtedness of such Person in respect of which recourse for payment (except for Customary Non-Recourse Carve-Outs) is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness, (b) if such Person is a Single Asset Entity, any Indebtedness of such

Person (other than Indebtedness described in the immediately following clause (c)), or (c) if such Person is a Single Asset Holding Company, any Indebtedness of such Single Asset Holding Company resulting from a Guarantee of, or Lien securing, Indebtedness of a Single Asset Entity that is a Subsidiary of such Single Asset Holding Company, so long as, in each case, either (i) the holder of such Indebtedness may not look to such Single Asset Holding Company personally for repayment, other than to the Equity Interests held by such Single Asset Holding Company in such Single Asset Entity or pursuant to Customary Non-Recourse Carve-Outs or (ii) such Single Asset Holding Company has no assets other than Equity Interests in such Single Asset Entity and cash and other assets of nominal value incidental to the ownership of such Single Asset Entity.

“Note” means a Term A-1 Note, a Term A-2 Note, a Revolving Credit Note or any promissory note made by the Borrower in favor of a Term Lender under an Incremental TL Facility evidencing Term Loans made by such Term Lender under such Incremental TL Facility in a form agreed among the Borrower, the Administrative Agent and the Appropriate Lenders, as the context may require.

“Notice of Loan Prepayment” means a notice of prepayment with respect to a Loan, which shall be substantially in the form of Exhibit K or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Obligations” means (a) all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, (b) all obligations arising under Lender Swap Contracts and (c) all costs and expenses incurred in connection with enforcement and collection of the foregoing, including the fees, charges and disbursements of counsel, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided that, without limiting the foregoing, the Obligations include (i) the obligation to pay principal, interest, charges, expenses, fees, indemnities and other amounts payable by any Loan Party under any Loan Document and (ii) the obligation of the Loan Parties to reimburse any amount in respect of any of the foregoing that the Administrative Agent or any Lender, in each case in its sole discretion, may elect to pay or advance on behalf of the Loan Parties; provided further that the Obligations of a Guarantor shall exclude any Excluded Swap Obligations with respect to such Guarantor.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Operating Lease” means with respect to any Hotel Property, the lease thereof between the Borrower or other Loan Party that is the owner or ground lessee thereof and the Loan Party that is the operating lessee thereunder.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).

“Outstanding Amount” means (i) with respect to Committed Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Committed Loans occurring on such date; and (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

“Pari Passu Obligations” means Indebtedness that is not Secured Indebtedness of the Borrower or any Guarantor (exclusive of the Obligations) owing to a Person that is not a member of the Consolidated Group or an Affiliate thereof.

“Participant” has the meaning specified in Section 11.06(d).

“Participant Register” has the meaning specified in Section 11.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Permitted Convertible Notes” means senior convertible debt securities of Apple Hospitality REIT (a) that are unsecured, (b) that do not have the benefit of any Guarantee of any Subsidiary, (c) that are otherwise permitted under Section 7.03, (d) that are not subject to any sinking fund or any prepayment, redemption or repurchase requirements, whether scheduled, triggered by specified events or at the option of the holders thereof (it being understood that none of (i) a customary “change in control” or “fundamental change” put, (ii) a right to convert such securities into common shares of Apple Hospitality REIT, cash or a combination thereof as Apple Hospitality REIT may elect or (iii) an acceleration upon an event of default will be deemed to constitute such a sinking fund or prepayment, redemption or repurchase requirement), and (e) that have the benefit of covenants and events of default customary for comparable convertible securities (as determined by Apple Hospitality REIT in good faith).

“Permitted Convertible Notes Swap Contract” means a Swap Contract entered into by Apple Hospitality REIT in connection with, and prior to or concurrently with, the issuance of any Permitted Convertible Notes pursuant to which Apple Hospitality REIT acquires a call or a capped call option requiring the counterparty thereto to deliver to Apple Hospitality REIT common shares of Apple Hospitality REIT, the cash value of such shares or a combination of such shares and cash from time to time upon exercise of such option; provided that the terms, conditions and covenants of each such Swap Contract shall be such as are typical and customary for Swap Contracts of such type (as determined by Apple Hospitality REIT in good faith).

“Permitted Equity Encumbrances” means

(a)Liens imposed by law for taxes, assessments, governmental charges or levies that are not yet due or are being contested in compliance with Section 6.04;

(b)Permitted Pari Passu Encumbrances; and

(c)Liens pursuant to any Loan Document.

“Permitted Pari Passu Encumbrances” means encumbrances that are contained in documentation evidencing or governing Pari Passu Obligations which encumbrances are the result of (i) limitations on the ability of a Loan Party or any of its Subsidiaries to transfer or encumber property which limitations, taken as a whole, are substantially the same as or less restrictive than those contained in this Agreement or (ii) any requirement that Pari Passu Obligations be secured on an “equal and ratable basis” to the extent that the Obligations are secured.

“Permitted Property Encumbrances” means:

(a)Liens imposed by law for taxes, assessments, governmental charges or levies that are not yet due or are being contested in compliance with Section 6.04;

(b)carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(c)easements, zoning restrictions, rights of way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

(d)rights of lessors under Eligible Ground Leases;

(e)(i) leases, licenses, subleases or sublicenses granted to other Persons in the ordinary course of business which do not (A) interfere in any material respect with the business of the Borrower and its Subsidiaries, taken as a whole, or (B) secure any Indebtedness, and (ii) the rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by any of the Borrower or its Subsidiaries; and

(f)Permitted Pari Passu Encumbrances;

provided that the term “Permitted Property Encumbrances” shall not include any Lien securing Indebtedness.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Borrower or any ERISA Affiliate or any such Plan to which the Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Platform” has the meaning specified in Section 6.02.

“Preferred Distributions” means, for any period and without duplication, all Distributions paid during such period on Preferred Securities issued by Apple Hospitality REIT or any of Apple Hospitality REIT's Subsidiaries. Preferred Distributions shall not include dividends or distributions (a) paid or payable solely in Equity Interests of identical class payable to holders of such class of Equity Interests; or (b) paid or payable to Apple Hospitality REIT or any of its Subsidiaries.

“Preferred Securities” means with respect to any Person, Equity Interests in such Person, which are entitled to preference or priority over any other Equity Interest in such Person in respect of the payment of dividends or distribution of assets upon liquidation, or both.

“Pro Forma Basis” means, for purposes of calculating compliance with Section 7.11 in respect of a proposed transaction, such transaction shall be deemed to have occurred as of the first day of the four (4) fiscal-quarter period ending as of the most recent fiscal quarter end preceding the date of such transaction with respect to which the Administrative Agent has received the Required Financial Information.  As used herein, “transaction” means (a) any incurrence or assumption of Indebtedness, (b) any removal of a property as an Unencumbered Eligible Property or any Disposition of any Person or property or (c) any acquisition of any Person (whether by merger or otherwise) or property.  In connection with any calculation relating to Section 7.11 and any calculation of the Consolidated Leverage Ratio for purposes of the Applicable Rate upon giving effect to a transaction on a Pro Forma Basis:

(i)for purposes of any such calculation in respect of any incurrence or assumption of Indebtedness, any Indebtedness which is retired in connection with such incurrence or assumption shall be excluded and deemed to have been retired as of the first day of the applicable period;

(ii)for purposes of any such calculation in respect of any removal of a property as an Unencumbered Eligible Property or any Disposition of any Person or property, (A) income statement items (whether positive or negative) attributable to such Person or property disposed of or removed shall be excluded, (B) any Indebtedness which is retired in connection with such transaction shall be excluded and deemed to have been retired as of the first day of the applicable period, and (C) pro forma adjustments shall be included to the extent that such adjustments would give effect to events that are (1) directly attributable to such transaction, (2) expected to have a continuing impact on the Consolidated Group and (3) factually supportable (in the judgment of the Administrative Agent); and

(iii)for purposes of any such calculation in respect of any Investment in or acquisition of any Person (whether by merger or otherwise) or property, (A) income statement items (whether positive or negative) and capital expenditures attributable to the Person or property acquired shall be deemed to be included as of the first day of the applicable period, and (B) pro forma adjustments (with the calculated amounts annualized to the extent the period from the date of such acquisition through the most-recently ended fiscal quarter is not at least twelve (12) months or four (4) fiscal quarters, in the case of any applicable period that is based on twelve months or four (4) fiscal quarters) shall be included to the extent that such adjustments would give effect to events that are (1) directly attributable to such transaction, (2) expected to have a continuing impact on the Consolidated Group and (3) factually supportable (in the judgment of the Administrative Agent).

“Pro Forma Closing Date Compliance Certificate” has the meaning specified in Section 4.01(a)(ix).

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning specified in Section 6.02.

“Qualified ECP Guarantor” shall mean, at any time, each Guarantor with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another person to qualify as an “eligible contract participant” at such time under §1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Ratings-Based Applicable Rate” has the meaning specified in the definition of “Applicable Rate”.

“Real Estate” means all real property at any time owned, or leased (in whole or in part) pursuant to an Eligible Ground Lease, by the Borrower or any of its Subsidiaries, including, without limitation, Unencumbered Eligible Properties.

“Recipient” means the Administrative Agent, any Lender, any L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“Recourse Indebtedness” means Indebtedness (other than Indebtedness under the Loan Documents) that is not Non-Recourse Indebtedness.

“Register” has the meaning specified in Section 11.06(c).

“REIT Status” means, with respect to any Person, (a) the qualification of such Person as a real estate investment trust under the provisions of Sections 856 et seq. of the Code and (b) the applicability to such Person and its shareholders of the method of taxation provided for in Sections 857 et seq. of the Code.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors, auditors (including internal auditors), attorneys, consultants, service providers and representatives of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, discharge, deposit, disposal, leaking, pumping, pouring, dumping, emptying, injection or leaching into the Environment, or into, from or through any building, structure or facility.

“Relevant Payment” has the meaning specified in Section 10.11.

“Removal Effective Date” has the meaning specified in Section 9.06(b).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Committed Loans, a Committed Loan Notice and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.

“Required Financial Information” means, with respect to each fiscal period or quarter of Apple Hospitality REIT (a) the financial statements required to be delivered to the Administrative Agent pursuant to Section 6.01(a) or Section 6.01(b) and (b) the Compliance Certificate required to be delivered to the Administrative Agent pursuant to Section 6.02(a).

“Required Incremental TL Facility Lenders” means, as of any date of determination, with respect to any Incremental TL Facility, Lenders holding more than 50% of the Outstanding Amount of Loans under such Incremental TL Facility on such date; provided that the portion of such Incremental TL Facility held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Incremental TL Facility Lenders.

“Required Lenders” means, as of any date of determination, Lenders holding more than 50% of the sum of (a) the Total Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (b) the aggregate unused Commitments; provided that (i) the unused Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders and (ii) the amount of any participation in any Unreimbursed Amounts that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Revolving Credit Lender shall be deemed to be held by the applicable L/C Issuer (in the case of Unreimbursed Amounts) in making such determination.

“Required Revolving Lenders” means, as of any date of determination, Revolving Credit Lenders holding more than 50% of the sum of the (a) Total Revolving Credit Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Revolving Credit Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders; provided, further, that the amount of any participation in any Unreimbursed Amounts that any Defaulting Lender has failed to fund that have not been reallocated and funded by another Lender shall be deemed to be held by the applicable L/C Issuer in making such determination.

“Required Term A-1 Lenders” means, as of any date of determination, Term A-1 Lenders holding more than 50% of the Term A-1 Facility on such date; provided that the portion of the Term A-1 Facility held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Term A-1 Lenders.

“Required Term A-2 Lenders” means, as of any date of determination, Term A-2 Lenders holding more than 50% of the Term A-2 Facility on such date; provided that the portion of the Term A-2 Facility held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Term A-2 Lenders.

“Rescindable Amount” has the meaning as defined in Section 2.12(b)(ii).

“Resignation Effective Date” has the meaning specified in Section 9.06(a).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, chief financial officer, chief accounting officer, treasurer, assistant treasurer or controller of a Loan Party or any entity authorized to act on behalf of such Loan Party, solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01, the secretary or any assistant secretary of a Loan Party or entity authorized to act on behalf of a Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party or entity authorized to act on behalf of such Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party or entity authorized to act on behalf of such Loan Party designated in or pursuant to an agreement between the applicable Loan Party or entity authorized to act on behalf of such Loan Party and the Administrative Agent.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party, or entity authorized to act on behalf of such Loan Party, shall be conclusively presumed to have been authorized by all necessary corporate, limited liability company, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other Distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any Subsidiary thereof, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to such Person’s stockholders, partners or members (or the equivalent Person thereof); provided that payments for, in respect of or in connection with Permitted Convertible Notes Swap Contracts shall not constitute Restricted Payments.

“Revolver Usage” means, with respect to any day, the ratio (expressed as a percentage) of (a) the sum of (i) the Outstanding Amount of Revolving Credit Loans on such day and (ii) the Outstanding Amount of L/C Obligations on such day to (b) the Revolving Credit Commitments in effect on such day.

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type and, in the case of Term SOFR Loans, having the same Interest Period made by each of the Revolving Credit Lenders pursuant to Section 2.01(a).

“Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to the Borrower pursuant to Section 2.01(a) and (b) purchase participations in L/C Obligations, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Revolving Credit Commitment” or opposite such caption in the Assignment and Assumption or New Lender Joinder Agreement pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolving Credit Exposure” means, as to any Revolving Credit Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Credit Loans and such Lender’s participation in L/C Obligations at such time; provided that the Revolving Credit Exposure of each Lender that is an L/C Issuer shall include the Outstanding Amount of all L/C Obligations with respect to Letters of Credit issued by such L/C Issuer.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time.  On the Closing Date, the Revolving Credit Facility is $650,000,000.

“Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment or holds a Revolving Credit Loan at such time.

“Revolving Credit Loan” has the meaning specified in Section 2.01(a).

“Revolving Credit Maturity Date” means the later of (i) the Initial Revolving Credit Maturity Date and (ii) if the Initial Revolving Credit Maturity Date is extended pursuant to Section 2.14, such extended maturity date as determined pursuant to such Section; provided, however, that, in each case, if such date is not a Business Day, the Revolving Credit Maturity Date shall be the next preceding Business Day.

“Revolving Credit Note” means a promissory note made by the Borrower in favor of a Revolving Credit Lender evidencing Revolving Credit Loans made by such Lender, substantially in the form of Exhibit C.

“Sanction(s)” means any sanction administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury (“HMT”) or other relevant sanctions authority.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. and any successor thereto.

“Scheduled Unavailability Date” has the meaning specified in Section 3.03(b).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Indebtedness” means, with respect to any Person, all Indebtedness of such Person that is secured by a Lien on any asset (including without limitation any Equity Interest) owned or held by Apple Hospitality REIT or any Subsidiary thereof.

“Shareholders’ Equity” means, as of any date of determination, consolidated shareholders’ equity of Apple Hospitality REIT and its Subsidiaries as of that date determined in accordance with GAAP.

“Single Asset Entity” means a Person (other than an individual) that (a) only owns or leases (pursuant to an Eligible Ground Lease) a parcel of Real Estate and/or cash and other assets of nominal value incidental to such Person’s ownership of such Real Estate; (b) is engaged only in the business of owning, developing and/or leasing such Real Estate; and (c) receives substantially all of its gross revenues from such Real Estate. In addition, if the assets of a Person consist solely of (i) Equity Interests in one or more other Single Asset Entities and (ii) cash and other assets of nominal value incidental to such Person’s ownership of the other Single Asset Entities, such Person shall also be deemed to be a Single Asset Entity for purposes of this Agreement (such an entity, a “Single Asset Holding Company”).

“Single Asset Holding Company” has the meaning given that term in the definition of Single Asset Entity.

“SOFR” means, with respect to any applicable determination date, the Secured Overnight Financing Rate published on the second U.S. Government Securities Business Day  preceding such date by the SOFR Administrator on the Federal Reserve Bank of New York’s website (or any successor source); provided, however that if such determination date is not a U.S. Government Securities Business Day, then SOFR means such rate that applied on the first U.S. Government Securities Business Day immediately prior thereto.

“SOFR Adjustment” means 0.10% (10 basis points) per annum.

“SOFR Administrator” means the Federal Reserve Bank of New York, as the administrator of SOFR, or any successor administrator of SOFR designated by the Federal Reserve Bank of New York or other Person acting as the SOFR Administrator at such time.

“Solvency Certificate” means a Solvency Certificate of the chief financial officer or the chief accounting officer of Apple Hospitality REIT, substantially in the form of Exhibit I.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Loan Party” means any Loan Party that is not an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 10.12).

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Apple Hospitality REIT.

“Successor Rate” has the meaning specified in Section 3.03(b).

“Surge Period” has the meaning specified in Section 2.18.

“Swap Bank” means, with respect to any Swap Contract not prohibited under Article VI or VII entered into by the Borrower, any counterparty thereto that (a) with respect to any such Swap Contract entered into on or prior to the Closing Date, is a Lender or an Affiliate of a Lender on the Closing Date and (b) with respect to any such Swap Contract entered into after the Closing Date, is a Lender or an Affiliate of a Lender at the time such Swap Contract is entered into; provided that, in the case of a Lender Swap Contract with a Person who is no longer a Lender (or an Affiliate of a Lender), such Person shall be considered a Swap Bank only through the stated termination date (without extension or renewal) of such Lender Swap Contract; provided further that for any of the foregoing to be included as a “Lender Swap Contract” on any date of determination by the Administrative Agent, the applicable Swap Bank (other than the Administrative Agent or an Affiliate of the Administrative Agent) must have delivered a Designation Notice to the Administrative Agent prior to such date of determination.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligations” means with respect to any Guarantor any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as indebtedness of such Person (without regard to accounting treatment).

“Tax Distribution” means, with respect to any Disposition, an amount reasonably estimated to be equal to the taxable gain or net income from such Disposition to be distributed by Apple Hospitality REIT in order to avoid income or excise taxes under the Code after taking into account any carry forward losses.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term A-1 Borrowing” means a borrowing consisting of simultaneous Term A-1 Loans of the same Type and, in the case of Term SOFR Loans, having the same Interest Period made by each of the Term A-1 Lenders pursuant to Section 2.01(b)(i).

“Term A-1 Commitment” means, as to each Lender, its obligation to make Term A-1 Loans to the Borrower pursuant to Section 2.01(b)(i) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Term A-1 Commitment” or opposite such caption in the Assignment and Assumption or New Lender Joinder Agreement pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Term A-1 Facility” means, at any time, the aggregate principal amount of the Term A-1 Loans of all Term A-1 Lenders outstanding at such time. The Term A-1 Facility on the Closing Date is $275,000,000.

“Term A-1 Hedged Portion” has the meaning specified in Section 2.19.

“Term A-1 Lender” means (a) at any time on or prior to the Closing Date, any Lender that has a Term A-1 Commitment at such time and (b) at any time after the Closing Date, any Lender that holds Term A-1 Loans at such time.

“Term A-1 Loan” means an advance made by any Term A-1 Lender under the Term A-1 Facility.

“Term A-1 Maturity Date” means July 25, 2027; provided, however, that, if such date is not a Business Day, the Term A-1 Maturity Date shall be the next preceding Business Day.

“Term A-1 Note” means a promissory note made by the Borrower in favor of a Term A-1 Lender evidencing Term A-1 Loans made by such Term A-1 Lender, substantially in the form of Exhibit D-1.

“Term A-1 Unhedged Portion” has the meaning specified in Section 2.19.

“Term A-2 Borrowing” means a borrowing consisting of simultaneous Term A-2 Loans of the same Type and, in the case of Term SOFR Loans, having the same Interest Period made by each of the Term A-2 Lenders pursuant to Section 2.01(c)(i).

“Term A-2 Commitment” means, as to each Lender, its obligation to make Term A-2 Loans to the Borrower pursuant to Section 2.01(c)(i) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Term A-2 Commitment” or opposite such caption in the Assignment and Assumption or New Lender Joinder Agreement pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Term A-2 Facility” means, (a) at any time during the Availability Period in respect of such Facility, the sum of (i) the aggregate amount of the Term A-2 Commitments at such time and (ii) the aggregate principal amount of the Term A-2 Loans of all Term A-2 Lenders outstanding at such time and (b) thereafter, the aggregate principal amount of the Term A-2 Loans of all Term A-2 Lenders outstanding at such time. The Term A-2 Facility on the Closing Date is $300,000,000.

“Term A-2 Hedged Portion” has the meaning specified in Section 2.19.

“Term A-2 Lender” means, (a) at any time on or prior to the Closing Date, any Lender that has a Term A-2 Commitment at such time and (b) at any time after the Closing Date, any Lender that holds Term A-2 Loans at such time.

“Term A-2 Loan” means an advance made by any Term A-2 Lender under the Term A-2 Facility.

“Term A-2 Maturity Date” means January 31, 2028; provided, however, that, if such date is not a Business Day, the Term A-2 Maturity Date shall be the next preceding Business Day.

“Term A-2 Note” means a promissory note made by the Borrower in favor of a Term A-2 Lender, evidencing Term A-2 Loans made by such Term A-2 Lender, substantially in the form of Exhibit D-2.

“Term A-2 Unhedged Portion” has the meaning specified in Section 2.19.

“Term A-2 Unused Fee” has the meaning specified in Section 2.09(b).

“Term Borrowing” means a Term A-1 Borrowing, a Term A-2 Borrowing or a borrowing consisting of simultaneous Term Loans under an Incremental TL Facility of the same Type and, in the case of Term SOFR Loans, having the same Interest Period made by each of the Term Lenders participating in such Incremental TL Facility.

“Term Facility” means the Term A-1 Facility, the Term A-2 Facility and each Incremental TL Facility, as the context may require, and “Term Facilities” is a collective reference to all of the foregoing.

“Term Lender” means a Term A-1 Lender, a Term A-2 Lender and any Lender that holds a Term Loan under an Incremental TL Facility.

“Term Loan” means a Term A-1 Loan, a Term A-2 Loan and, unless otherwise specified, each term loan made in connection with any Incremental TL Facility.

“Term SOFR” means

(a)

for any Interest Period with respect to a Term SOFR loan, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to the commencement of such interest period with a term equivalent to such Interest Period; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto, in each case, plus the SOFR Adjustment; and

(b)	for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the Term SOFR Screen Rate with a term of one month commencing that day;

provided that if Term SOFR determined in accordance with either of the foregoing provisions (a) or (b) of this definition would otherwise be less than zero, Term SOFR shall be deemed to be zero for purposes of this Agreement (except for the Term A-1 Hedged Portion and the Term A-2 Hedged Portion).

“Term SOFR Loan” means a Loan that bears interest at a rate based on Term SOFR.

“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to the Administrative Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

“Threshold Amount” means (a) with respect to Recourse Indebtedness of any Person, $35,000,000 and (b) with respect to Non-Recourse Indebtedness of any Person, $125,000,000.

“Total Credit Exposure” means, as to any Lender at any time, the sum of (i) the aggregate principal amount of its outstanding Term Loans, (ii) the unused Term A-2 Commitment, if any, of such Lender at such time, and (iii) the sum of the unused Revolving Credit Commitment and Revolving Credit Exposure (without giving effect to the proviso contained in such definition) of such Lender at such time.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Total Revolving Credit Outstandings” means the aggregate Outstanding Amount of all Revolving Credit Loans and L/C Obligations.

“Type” means, with respect to a Committed Loan, its character as a Base Rate Loan, a Daily SOFR Loan or a Term SOFR Loan.

“UCC” means the Uniform Commercial Code as in effect in the State of New York.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unconsolidated Affiliate” means, at any date, any Person (x) in which the Consolidated Group, directly or indirectly, holds an Equity Interest, which investment is accounted for in the consolidated financial statements of the Consolidated Group on an equity basis of accounting and (y) whose financial results are not consolidated with the financial results of the Consolidated Group under GAAP.

“Unencumbered Adjusted NOI” means, for any period, an amount equal to the portion of Adjusted NOI for such period that is attributable to Unencumbered Eligible Properties.

“Unencumbered Asset Value” means, at any time for the Consolidated Group, without duplication, an amount equal to the aggregate Unencumbered Real Estate Value of all Unencumbered Eligible Properties owned or ground leased by the Borrower or a Subsidiary thereof at such time; provided that:

(i)the Unencumbered Asset Value will be zero ($0) at any time that there are fewer than fifteen (15) Unencumbered Eligible Properties included in the determination of Unencumbered Asset Value;

(ii)not more than 25% of the Unencumbered Asset Value at any time may be in respect of any single Unencumbered Eligible Property, with any excess over the foregoing limit being excluded from Unencumbered Asset Value;

(iii)not more than 30% of the Unencumbered Asset Value at any time may be in respect of Unencumbered Eligible Properties that are located in any one metropolitan statistical area, with any excess over the foregoing limit being excluded from Unencumbered Asset Value; and

(iv)not more than 25% of the Unencumbered Asset Value at any time may be in respect of Unencumbered Eligible Properties that are subject to Eligible Ground Leases (rather than owned in fee simple), with any excess over the foregoing limit being excluded from Unencumbered Asset Value.

“Unencumbered Eligible Property” means any Real Estate identified by the Borrower as an “Unencumbered Eligible Property” in the Pro Forma Closing Date Compliance Certificate or thereafter pursuant to Section 6.12 and included as an “Unencumbered Eligible Property” in the most recent Compliance Certificate delivered to the Administrative Agent that meets and continues to satisfy each of the following criteria:

(i)the property is a Hotel Property wholly-owned in fee simple directly by, or is ground leased pursuant to an Eligible Ground Lease directly to, a Wholly Owned Subsidiary of the Borrower that is a Domestic Subsidiary that is a Guarantor or, after the occurrence of the Investment Grade Permitted Release, is not required to be a Guarantor;

(ii)the Subsidiary that directly owns or ground leases such Unencumbered Eligible Property (the “Direct Owner”) and each Subsidiary that directly or indirectly owns an interest in the Direct Owner (each an “Indirect Owner”) are Domestic Subsidiaries;

(iii)the property is located within a State within the United States of America or the District of Columbia;

(iv)the property is not subject to any ground lease (other than an Eligible Ground Lease), Lien, negative pledge and/or encumbrance or any restriction on the ability of the relevant Subsidiary to transfer or encumber such property or income therefrom or proceeds thereof (other than Permitted Property Encumbrances);

(v)the Equity Interests of the Direct Owner and those of each Indirect Owner are not (A) junior in any manner to any other class of Equity Interests in such Person or (B) subject to any Liens or other encumbrances (other than Permitted Equity Encumbrances);

(vi)the property does not have any material title, survey, environmental, structural, architectural or other defects and is not subject to any condemnation or similar proceeding;

(vii)the property is managed by a reputable and experienced manager acceptable to the Administrative Agent and operated under the Marriott, Hilton, Hyatt or Starwood brand or another nationally recognized brand approved by the Required Lenders, such approval not to be unreasonably withheld, pursuant to a Franchise Agreement;

(viii)the property is open and operating and is not the subject of any material expansion or renovation; and

(ix)no Direct Owner or Indirect Owner of the property is subject to any proceedings under any Debtor Relief Law or, unless it is a Guarantor, is a borrower or guarantor of, or otherwise obligated in respect of, any Recourse Indebtedness.

“Unencumbered Real Estate Value” means, with respect to any Unencumbered Eligible Property as of any date of determination, the greater of (a) the quotient, if such amount is greater than or equal to zero, obtained by dividing (i) the portion of Adjusted NOI that is attributable to such Unencumbered Eligible Property as of the then most recently ended period of four full fiscal quarters, by (ii) the Capitalization Rate (expressed as a decimal) and (b) zero.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Unrestricted Cash Amount” means, as of any date of determination, an amount equal to the greater of (a) (i) the aggregate amount of cash and Cash Equivalents of the Consolidated Group on such date that are not subject to any negative pledge, Lien or control agreement and not otherwise subject to any restrictions on the use thereof to pay Indebtedness and other obligations of such Person (excluding statutory Liens in favor of any depositary bank where any such cash is maintained), minus (ii) $10,000,000 and (b) $0.

“Unsecured Indebtedness” means, as to any Person, Indebtedness of such Person that does not constitute Secured Indebtedness.

“Unused Fee” has the meaning specified in Section 2.09(a).

“U.S. Bank” means U.S. Bank National Association and its successors.

“U.S. Government Securities Business Day” means any Business Day, except any Business Day on which any of the Securities Industry and Financial Markets Association, the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business because such day is a legal holiday under the federal laws of the United States of America or the laws of the State of New York, as applicable.

“U.S. Patriot Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(g)(ii)(B)(III).

“Wells Fargo” means Wells Fargo Bank, National Association and its successors.

“Wholly Owned Subsidiary” means, as to any Person, another Person all of the Equity Interests of which (except directors’ qualifying shares) are at the time directly or indirectly owned by such Person and/or another Wholly Owned Subsidiary of such Person.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.02Other Interpretive Provisions.

  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, amendments and restatements, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d)Any reference herein to a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a Division as if it were a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any Division Successor shall constitute a separate Person hereunder (and each Division of any Person that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

1.03Accounting Terms.

(a)Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed in Section 1.03 or elsewhere herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of any member of the Consolidated Group shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b)Changes in GAAP.  If at any time any change in GAAP (including the adoption of IFRS) would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (A) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (B) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.  Notwithstanding the foregoing, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any change to GAAP occurring after the Closing Date as a result of the adoption of Accounting Standards Update, 2016-02 Leases (Topic 842), issued by the Financial Accounting Standards Board in February 2016, or any other proposals issued by the Financial Accounting Standards Board in connection therewith, in each case if such change would require treating any lease (or similar arrangement conveying the right to use an asset) as a capital or financing lease where such lease (or similar arrangement) was not required to be so treated under GAAP as in effect on the Closing Date.

(c)Consolidation of Variable Interest Entities.  All references herein to consolidated financial statements of Apple Hospitality REIT and its Subsidiaries or to the determination of any amount for Apple Hospitality REIT and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that Apple Hospitality REIT is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary as defined herein.

(d)Pro Forma Basis.  Determinations of (i) the calculation of and compliance with the covenants contained in Section 7.11(a), (b), (d), (e), (f) and (ii) the calculation of the Consolidated Leverage Ratio for purposes of the Applicable Rate shall in each case be made on a Pro Forma Basis.

1.04Rounding.

  Any financial ratios required to be maintained by the Loan Parties pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05Times of Day.

  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06Letter of Credit Amounts.

  Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.07Interest Rates.

  The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to any reference rate referred to herein or with respect to any rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any such rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or the effect of any of the foregoing, or of any Conforming Changes.  The Administrative Agent and its affiliates or other related entities may engage in transactions or other activities that affect any reference rate referred to herein, or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or any related spread or other adjustments thereto, in each case, in a manner adverse to the Borrower.  The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any reference rate referred to herein or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing), in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or other action or omission related to or affecting the selection, determination, or calculation of any rate (or component thereof) provided by any such information source or service.

Article II.  THE COMMITMENTS AND CREDIT EXTENSIONS

2.01Committed Loans.

(a)Revolving Credit Borrowings.  Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make loans (each such loan, a “Revolving Credit Loan”) to the Borrower from time to time, on any Business Day during the Availability Period for the Revolving Credit Facility, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Credit Commitment; provided, that after giving effect to any Revolving Credit Borrowing, (i) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility at such time, and (ii) the Revolving Credit Exposure of any Revolving Credit Lender shall not exceed such Lender’s Revolving Credit Commitment.  Within the limits of each Revolving Credit Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(a), prepay under Section 2.05, and reborrow under this Section 2.01(a).  Revolving Credit Loans may be Base Rate Loans, Daily SOFR Loans or Term SOFR Loans, as further provided herein.

(b)Term A-1 Borrowing.  Subject to the terms and conditions set forth herein, each Term A-1 Lender severally agrees to make a single loan to the Borrower on the Closing Date in Dollars in an amount not to exceed such Term A-1 Lender’s Term A-1 Commitment. The Term A-1 Borrowing shall consist of Term A-1 Loans made simultaneously by the Term A-1 Lenders in accordance with their respective Applicable Percentage of the Term A-1 Facility. Any Loans made under this Section 2.01(b) and repaid or prepaid may not be reborrowed.  Term A-1 Loans may be Base Rate Loans or Term SOFR Loans, as further provided herein.

(c)Term A-2 Borrowing.  Subject to the terms and conditions set forth herein, each Term A-2 Lender severally agrees to make (x) a Term A-2 Loan to the Borrower on the Closing Date in Dollars in an amount not to exceed such Term A-2 Lender’s Applicable Percentage of the Term A-2 Borrowing requested by the Borrower on the Closing Date, and (y) up to four (4) additional Term A-2 Loans to the Borrower from time to time on any Business Day thereafter during the Availability Period for the Term A-2 Facility in Dollars in an aggregate principal amount for all such Term A-2 Borrowings not to exceed such Term A-2 Lender’s Term A-2 Commitment; provided, that (i) after giving effect to the Term A-2 Borrowing on the Closing Date, the Outstanding Amount of Term A-2 Loans shall be at least $150,000,000 and (ii) after giving effect to any Term A-2 Borrowing, the sum of the Outstanding Amount of all Term A-2 Loans and the aggregate unfunded Term A-2 Commitments of all Term A-2 Lenders shall not exceed $300,000,000.  Each Term A-2 Borrowing shall consist of Term A-2 Loans made simultaneously by the Term A-2 Lenders in accordance with their respective Applicable Percentage of the Term A-2 Facility. Any Loans made under this Section 2.01(c) and repaid or prepaid may not be reborrowed.  Term A-2 Loans may be Base Rate Loans or Term SOFR Loans, as further provided herein.

2.02Borrowings, Conversions and Continuations of Committed Loans.

(a)Each Committed Borrowing, each conversion of Committed Loans from one Type to another, and each continuation of Term SOFR Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by (A) telephone or (B) a Committed Loan Notice; provided that any telephone notice must be confirmed promptly by delivery to the Administrative Agent of a Committed Loan Notice.  Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days (or such shorter period as shall have been agreed to by the Administrative Agent and the Lenders) prior to the requested date of any Borrowing of, conversion to or continuation of Term SOFR Loans or of any conversion of Term SOFR Loans to Base Rate Loans or Daily SOFR Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans or Daily SOFR Loans or conversion of Daily SOFR Loans to Base Rate Loans or Base Rate Loans to Daily SOFR Loans; provided, however, that if the Borrower wishes to request Term SOFR Loans having an Interest Period other than one, three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 11:00 a.m. four Business Days prior to the requested date of such Borrowing, conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the Appropriate Lenders of such request and determine whether the requested Interest Period is acceptable to all of them.  Not later than 11:00 a.m., three Business Days before the requested date of such Borrowing, conversion or continuation, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Appropriate Lenders.  Each Borrowing of, conversion to or continuation of Term SOFR Loans shall be in a minimum principal amount of $1,500,000.  Except as provided in Section 2.03(c), each Borrowing of or conversion to Base Rate Loans or Daily SOFR Loans shall be in a minimum principal amount of $500,000.  Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Term Borrowing, a Revolving Credit Borrowing, a conversion of Term Loans or Revolving Credit Loans from one Type to another, or a continuation of Term SOFR Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Committed Loans to be borrowed, converted or continued, (iv) the Type of Committed Loans to be borrowed or to which existing Committed Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto.  If the Borrower fails to specify a Type of Committed Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Committed Loans shall be made as, or converted to, Base Rate Loans.  Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Term SOFR Loans.  If the Borrower requests a Borrowing of, conversion to, or continuation of Term SOFR Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b)Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Appropriate Lender of the amount of its Applicable Percentage of the applicable Term Loans or Revolving Credit Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Appropriate Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection.  In the case of a Term Borrowing or a Revolving Credit Borrowing, each Appropriate Lender shall make the amount of its Committed Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice.  Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date a Committed Loan Notice with respect to a Revolving Credit Borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Revolving Credit Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrower as provided above.

(c)Except as otherwise provided herein, a Term SOFR Loan may be continued or converted only on the last day of an Interest Period for such Term SOFR Loan.  During the existence of a Default, no Loans may be requested as, converted to or continued as Term SOFR Loans without the consent of the Required Lenders.

(d)The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Term SOFR Loans upon determination of such interest rate.

(e)After giving effect to all Committed Borrowings, all conversions of Committed Loans from one Type to another, and all continuations of Committed Loans as the same Type, there shall not be more than 14 Interest Periods in effect with respect to Committed Loans.

(f)Notwithstanding anything to the contrary in this Agreement, any Lender may exchange, continue or rollover all of the portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent, and such Lender.

(g)With respect to Daily Simple SOFR, Term SOFR, SOFR, Term SOFR Screen Rate or any Successor Rate, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective.

2.03Letters of Credit.

(a)The Letter of Credit Commitment.

(i)Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the Revolving Credit Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Issuance Expiration Date, to issue Letters of Credit for the account of the Borrower or any of its Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor compliant drawings under the Letters of Credit issued by it; and (B) the Revolving Credit Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or any of its Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility at such time, (y) the Revolving Credit Exposure of any Revolving Credit Lender shall not exceed such Lender’s Revolving Credit Commitment (subject to the discretion of the applicable L/C Issuer pursuant to Section 2.03(a)(iii)(F) to issue a Letter of Credit that would cause its Revolving Credit Exposure to exceed its Revolving Credit Commitment), and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Subfacility.  Each request by the Borrower for the issuance or amendment (including any extension) of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence.  Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain

Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii)No L/C Issuer shall issue any Letter of Credit if, subject to Section 2.03(b)(iii), the expiry date of the requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Administrative Agent and such L/C Issuer have approved such expiry date; provided that in no event will any Letter of Credit have an expiry date that is later than the first anniversary of the Revolving Credit Maturity Date.

(iii)No L/C Issuer shall be under any obligation to issue any Letter of Credit if:

(A)any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing the Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon such L/C Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such L/C Issuer in good faith deems material to it;

(B)the issuance of the Letter of Credit would violate one or more policies of such L/C Issuer applicable to letters of credit generally;

(C)except as otherwise agreed by the Administrative Agent and such L/C Issuer, the Letter of Credit is in an initial stated amount less than $100,000;

(D)the Letter of Credit is to be denominated in a currency other than Dollars;

(E)any Revolving Credit Lender is at that time a Defaulting Lender, unless such L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such L/C Issuer (in its sole discretion) with the Borrower or such Lender to eliminate such L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.17(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which such L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion; or

(F)after giving effect to any L/C Credit Extension with respect to such Letter of Credit, the L/C Obligations with respect to all Letters of Credit issued by such L/C Issuer would exceed such L/C Issuer’s Letter of Credit Sublimit or cause its Revolving Credit Exposure to exceed its Revolving Credit Commitment; provided that, subject to the limitations set forth in the proviso to the first sentence of Section 2.03(a)(i), any L/C Issuer in its sole discretion may issue Letters of Credit in excess of the foregoing limitations.

(iv)No L/C Issuer shall amend or extend any Letter of Credit if such L/C Issuer would not be permitted at such time to issue the Letter of Credit in its amended or extended form under the terms hereof.

(v)No L/C Issuer shall be under any obligation to amend or extend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue the Letter of Credit in its amended or extended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.

(vi)Each L/C Issuer shall act on behalf of the Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuers with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuers.

(b)Procedures for Issuance and Amendment of Letters of Credit; Auto Extension Letters of Credit.

(i)Each Letter of Credit shall be issued or amended, as the case may be, by a single L/C Issuer selected by the Borrower, upon the request of the Borrower delivered to an L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower.  Such Letter of Credit Application may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by the applicable L/C Issuer, by personal delivery or by any other means acceptable to such L/C Issuer.  Such Letter of Credit Application must be received by the applicable L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and such L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the applicable L/C Issuer may require.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as such L/C Issuer may require.  Additionally, the Borrower shall furnish to the applicable L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as such L/C Issuer or the Administrative Agent may require.

(ii)Promptly after receipt of any Letter of Credit Application, the applicable L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof.  Unless an L/C Issuer has received written notice from any Revolving Credit Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or applicable Subsidiary thereof or enter into the applicable amendment, as the case may be, in each case in accordance with such L/C Issuer’s usual and customary business practices.  Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from such L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Credit Lender’s Applicable Revolving Credit Percentage times the amount of such Letter of Credit.

(iii)If the Borrower so requests in any applicable Letter of Credit Application, the applicable L/C Issuer may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by an L/C Issuer, the Borrower shall not be required to make a specific request to such L/C Issuer for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the first anniversary of the Revolving Credit Maturity Date; provided, however, that no L/C Issuer shall permit any such extension if (A) such L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Revolving Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing such L/C Issuer not to permit such extension.

(iv)If the Borrower so requests in any applicable Letter of Credit Application, the applicable L/C Issuer may, in its sole discretion, agree to issue a Letter of Credit that permits the automatic reinstatement of all or a portion of the stated amount thereof after any drawing thereunder (each, an “Auto-Reinstatement Letter of Credit”).  Unless otherwise directed by an L/C Issuer, the Borrower shall not be required to make a specific request to such L/C Issuer to permit such reinstatement.  Once an Auto-Reinstatement Letter of Credit has been issued, except as provided in the following sentence, the Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to reinstate all or a portion of the stated amount thereof in accordance with the provisions of such Letter of Credit.  Notwithstanding the foregoing, if such Auto-Reinstatement Letter of Credit permits an L/C Issuer to decline to reinstate all or any portion of the stated amount thereof after a drawing thereunder by giving notice of such non-reinstatement within a specified number of days after such drawing (the “Non-Reinstatement Deadline”), such L/C Issuer shall not permit such reinstatement if it has received a notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Reinstatement Deadline (A) from the Administrative Agent that the Required Revolving Lenders have elected not to permit such reinstatement or (B) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied (treating such reinstatement as an L/C Credit Extension for purposes of this clause) and, in each case, directing such L/C Issuer not to permit such reinstatement.

(v)Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(vi)If the expiry date of any Letter of Credit would occur after the Revolving Credit Maturity Date, the Borrower hereby agrees that it will at least thirty (30) days prior to the Revolving Credit Maturity Date (or, in the case of a Letter of Credit issued or extended on or after thirty (30) days prior to the Revolving Credit Maturity Date, on the date of such issuance or extension, as applicable) Cash Collateralize such Letter of Credit in an amount equal to 105% of the L/C Obligations arising or expected to arise in connection with such Letter of Credit.

(c)Drawings and Reimbursements; Funding of Participations.

(i)Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable L/C Issuer shall notify the Borrower and the Administrative Agent thereof (such notification provided by an L/C Issuer to the Borrower and the Administrative Agent being referred to herein as an “L/C Draw Notice”).  If an L/C Draw Notice with respect to a Letter of Credit is received by the Borrower (x) on or prior to 11:00 a.m. on the date of any payment by the applicable L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), then, not later than 3:00 p.m. on the Honor Date, the Borrower shall reimburse the applicable L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing or (y) after 11:00 a.m. on the Honor Date, then, not later than 11:00 a.m. on the first Business Day following the Honor Date, the Borrower shall reimburse the applicable L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing (such date on which the Borrower, pursuant to clauses (x) and (y) of this sentence, is required to reimburse an L/C Issuer for a drawing under a Letter of Credit is referred to herein as the “L/C Reimbursement Date”); provided that if the L/C Reimbursement Date for a drawing under a Letter of Credit is the Business Day following the Honor Date pursuant to clause (y) of this sentence, the Unreimbursed Amount shall accrue interest from and including the Honor Date until such time as the applicable L/C Issuer is reimbursed in full therefor (whether through payment by the Borrower and/or through a Revolving Credit Loan or L/C Borrowing made in accordance with clause (ii) or (iii) of this Section 2.03(c)) at a rate equal to (A) for the period from and including the Honor Date to but excluding the first Business Day to occur thereafter, the rate of interest then applicable to a Base Rate Revolving Credit Loan and (B) thereafter, at the Default Rate applicable to a Base Rate Revolving Credit Loan.  Interest accruing on the Unreimbursed Amount pursuant to the proviso to the immediately preceding sentence shall be payable by the Borrower upon demand to the Administrative Agent, solely for the account of the applicable L/C Issuer.  If the Borrower fails to so reimburse the applicable L/C Issuer for the full amount of the unreimbursed drawing (the “Unreimbursed Amount”) in accordance with the preceding sentence on the applicable L/C Reimbursement Date, the Administrative Agent shall promptly notify each Revolving Credit Lender that a payment was made on the Letter of Credit, the Honor Date thereof, the L/C Reimbursement Date thereof (if different from the Honor Date), the Unreimbursed Amount thereof, and the amount of such Revolving Credit

Lender’s Applicable Revolving Credit Percentage thereof.  In such event, the Borrower shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans to be disbursed on the L/C Reimbursement Date or, if the L/C Reimbursement Date is the Honor Date, the Business Day following the L/C Reimbursement Date, in an amount equal to the Unreimbursed Amount, without regard to the minimum specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Revolving Credit Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice).  Any notice given by an L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)Each Revolving Credit Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of an L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Revolving Credit Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount.  The Administrative Agent shall remit the funds so received to the applicable L/C Issuer.

(iii)With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the applicable L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.  In such event, each Revolving Credit Lender’s payment to the Administrative Agent for the account of the applicable L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)Until each Revolving Credit Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the applicable L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Revolving Credit Percentage of such amount shall be solely for the account of such L/C Issuer.

(v)Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse an L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A)

any setoff, counterclaim, recoupment, defense or other right which such Lender may have against such L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Committed Loan Notice).  No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse an L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of an L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then, without limiting the other provisions of this Agreement, such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by such L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by such L/C Issuer in connection with the foregoing.  If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Committed Loan included in the relevant Committed Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be.  A certificate of the applicable L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d)Repayment of Participations.

(i)At any time after an L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Revolving Credit Percentage thereof in the same funds as those received by the Administrative Agent.

(ii)If any payment received by the Administrative Agent for the account of an L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by an L/C Issuer in its discretion), each Revolving

Credit Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Applicable Revolving Credit Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)Obligations Absolute.  The obligation of the Borrower to reimburse the applicable L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing and each Revolving Credit Loan made pursuant to Section 2.03(c) shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii)the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the applicable L/C Issuer, any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)waiver by the applicable L/C Issuer of any requirement that exists for such L/C Issuer’s protection and not the protection of the Borrower or its Subsidiaries or any waiver by the applicable L/C Issuer which does not in fact materially prejudice the Borrower or its Subsidiaries;

(v)honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

(vi)any payment made by the applicable L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the UCC, the UCP or the ISP, as applicable;

(vii)any payment by the applicable L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the applicable

L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(viii)any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any of their Subsidiaries.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the applicable L/C Issuer.  The Borrower shall be conclusively deemed to have waived any such claim against the applicable L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)Role of L/C Issuer.  Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, no L/C Issuer shall have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the L/C Issuers, any Lender, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Credit Lenders or the Required Revolving Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document.  The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the L/C Issuers, any Lender, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (viii) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against an L/C Issuer, and an L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by such L/C Issuer’s willful misconduct or gross negligence or such L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, an L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and such L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.  An L/C Issuer may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(g)Applicability of ISP and UCP; Limitation of Liability.  Unless otherwise expressly agreed by an L/C Issuer and the Borrower when a Letter of Credit is issued, the rules of the ISP shall apply to each Letter of Credit (or UCP if required, subject to the applicable L/C Issuer’s approval).  Notwithstanding the foregoing, no L/C Issuer shall be responsible to the Borrower for, and no L/C Issuer’s rights or remedies against the Borrower shall be impaired by, any action or inaction of such L/C Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where the applicable L/C Issuer or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(h)Letter of Credit Fees.  The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance, subject to adjustment as provided in Section 2.17, with its Applicable Revolving Credit Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the daily amount available to be drawn under such Letter of Credit.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the expiry date of such Letter of Credit and thereafter on demand and (ii) computed on a quarterly basis in arrears.  If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.  Notwithstanding anything to the contrary contained herein, (i) while any Event of Default arising under Section 8.01(a)(i) or Section 8.01(f) exists, all Letter of Credit Fees shall accrue at the Default Rate, and (ii) upon the request of the Required Revolving Lenders while any Event of Default exists (other than as set forth in clause (i)), all Letter of Credit Fees shall accrue at the Default Rate.

(i)Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer.  The Borrower shall pay directly to the applicable L/C Issuer for its own account a fronting fee with respect to each Letter of Credit issued by such L/C Issuer, at the rate per annum specified in the Fee Letters, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears.  Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the expiry date of such Letter of Credit and thereafter on demand.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  In addition, the Borrower shall pay directly to the applicable L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect.  Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(j)Conflict with Issuer Documents.  In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(k)Letters of Credit Issued for Subsidiaries.  Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the applicable L/C Issuer hereunder for any and all drawings under such Letter of Credit.  The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

(l)L/C Issuer Reports to the Administrative Agent.  Unless otherwise agreed by the Administrative Agent, each L/C Issuer shall, in addition to its notification obligations set forth elsewhere in this Section, provide the Administrative Agent with written reports from time to time, as follows:

(i)reasonably prior to the time that such L/C Issuer issues, amends, increases or extends a Letter of Credit, a written report that includes the date of such issuance, amendment, increase or extension and the stated amount of such Letter of Credit after giving effect to such issuance, amendment, increase or extension (and whether the amounts thereof shall have changed);

(ii)on each Business Day on which such L/C Issuer makes a payment pursuant to a Letter of Credit, a written report that includes the date and amount of such payment;

(iii)on any Business Day on which the Borrower fails to reimburse a payment made pursuant to a Letter of Credit required to be reimbursed to such L/C Issuer on such day, a written report that includes the date of such failure and the amount of such payment;

(iv)on any other Business Day, a written report that includes such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such L/C Issuer; and

(v)(A) on the last Business Day of each calendar month and (B) on each date that (1) an L/C Credit Extension occurs or (2) there is any expiration, cancellation and/or disbursement, in each case, with respect to any Letter of Credit issued by such L/C Issuer, a written report that includes the information described in clauses (i) through (iv) of Section 2.03(l) for every outstanding Letter of Credit issued by such L/C Issuer.

2.04Reserved.

2.05Prepayments.

(a)The Borrower may, upon notice to the Administrative Agent pursuant to delivery to the Administrative Agent of a Notice of Loan Prepayment, at any time or from time to time voluntarily prepay Committed Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of Term SOFR Loans and (B) on the date of prepayment of Base Rate Loans and Daily SOFR Loans; (ii) any prepayment of Term SOFR Loans shall be in a minimum principal amount of $1,500,000; and (iii) any prepayment of Base Rate Loans or Daily SOFR Loans shall be in a minimum principal amount of $500,000 or, in each case, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment, the Facility and the Type(s) of Committed Loans to be prepaid and, if Term SOFR Loans are to be prepaid, the Interest Period(s) of such Loans.  The Administrative Agent will promptly notify each Appropriate Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage in respect of the relevant Facility).  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of a Term SOFR Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.  Subject to Section 2.17, each such prepayment shall be promptly paid to the Appropriate Lenders in accordance with their respective Applicable Percentages in respect of the relevant Facilities.

(b)[Reserved].

(c)If for any reason Total Revolving Credit Outstandings exceed the Revolving Credit Facility then in effect, the Borrower shall immediately prepay Loans (including L/C Borrowings) and/or Cash Collateralize the L/C Obligations (other than the L/C Borrowings) in an aggregate amount necessary to cause Total Revolving Credit Outstandings to equal or be less than the Revolving Credit Facility then in effect; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(c) unless after the prepayment in full of the Revolving Credit Loans the Total Revolving Credit Outstandings exceed the Revolving Credit Facility then in effect.

2.06Termination or Reduction of Commitments.

(a)Optional.  The Borrower may, upon notice to the Administrative Agent, terminate the Revolving Credit Facility or the Letter of Credit Subfacility, or from time to time permanently reduce the Revolving Credit Facility or the Letter of Credit Subfacility; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Borrower shall not terminate or reduce the Revolving Credit Facility or the Letter of Credit Subfacility, as the case may be, if, after giving effect thereto and to any concurrent prepayments hereunder, (A) the Total Revolving Credit Outstandings would exceed the Revolving Credit Facility or (B) the Outstanding Amount of L/C Obligations would exceed the Letter of Credit Subfacility.

(b)Mandatory.  The Revolving Credit Facility shall be reduced to zero automatically and permanently on the last day of the Availability Period.  The Term A-1 Commitments shall be automatically and permanently reduced to zero on the Closing Date (after giving effect to the Term A-1 Borrowings contemplated to occur on such date). The Term A-2 Commitments shall be automatically and permanently reduced to zero on the last day of the Availability Period (after giving effect to the Term A-2 Borrowings, if any, contemplated to occur on such date).

(c)Application of Revolving Credit Commitment Reductions; Payment of Fees.  The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Letter of Credit Subfacility or the Revolving Credit Facility under this Section 2.06.  Upon any reduction of the Letter of Credit Subfacility, the Letter of Credit Sublimit of each L/C Issuer shall be reduced on a pro rata basis.  Upon any reduction of the Revolving Credit Facility, the Revolving Credit Commitment of each Revolving Credit Lender shall be reduced by such Revolving Credit Lender’s Applicable Revolving Credit Percentage of such reduction amount, and upon any resulting reduction of the Letter of Credit Subfacility, the Letter of Credit Sublimit of each L/C Issuer shall be reduced on a pro rata basis.  All fees in respect of the Revolving Credit Facility accrued until the effective date of any termination of the Revolving Credit Facility shall be paid on the effective date of such termination.  Following any such termination or reduction, the Administrative Agent may in its discretion replace the existing Schedule 2.01 with an amended and restated schedule that reflects all such terminations and reductions.

2.07Repayment of Loans.

(a)The Borrower shall repay to the Revolving Credit Lenders on the Revolving Credit Maturity Date the aggregate principal amount of all Revolving Credit Loans outstanding on such date.

(b)The Borrower shall repay to the Term A-1 Lenders on the Term A-1 Maturity Date the aggregate principal amount of all Term A-1 Loans outstanding on such date.

(c)The Borrower shall repay to the Term A-2 Lenders on the Term A-2 Maturity Date the aggregate principal amount of all Term A-2 Loans outstanding on such date.

(d)Reserved.

(e)The Borrower shall repay to the Term Lenders holding Term Loans of any Incremental TL Facility on the Maturity Date for such Incremental TL Facility the aggregate principal amount of all Term Loans of such Incremental TL Facility outstanding on such date.

2.08Interest.

(a)Subject to the provisions of subsection (b) below, (i) each Term SOFR Loan under a Facility shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to Term SOFR for such Interest Period plus the Applicable Rate for such Facility, (ii) each Base Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for such Facility and (iii) each Daily SOFR Loan under the Revolving Credit Facility shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to Daily Simple SOFR plus the Applicable Rate for such Facility.

(b)(i)While any Event of Default arising under Section 8.01(a)(i) or Section 8.01(f) exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(i)Upon the request of the Required Lenders, while any Event of Default exists (other than as set forth in clause (b)(i) above), the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09Fees.

  In addition to certain fees described in subsections (h) and (i) of Section 2.03 and in Sections 2.14(b)(iii) and 2.15(c)(vi):

(a)Revolving Credit Facility Fees.  At all times during the Availability Period for the Revolving Credit Facility, including at any time during which one or more of the conditions in Article IV is not met, the Borrower shall pay to the Administrative Agent, for the account of each Revolving Credit Lender in accordance with its Applicable Revolving Credit Percentage, (i) prior to the Investment Grade Pricing Effective Date, an unused line fee (the “Unused Fee”) equal to the Applicable Fee Rate times the actual daily amount by which the Revolving Credit Facility exceeds the sum of (i) the Outstanding Amount of Revolving Credit Loans and (ii) the Outstanding Amount of L/C Obligations, subject to adjustment as provided in Section 2.17 and (ii) at all times on and after the Investment Grade Pricing Effective Date, a facility fee (the “Facility Fee”) equal to the “Facility Fee” component of the Applicable Rate times the actual daily amount of the Revolving Credit Facility (or, if the Revolving Credit Commitments have terminated, the Total Revolving Credit Outstandings). Accrued Unused Fees pursuant to clause (i) above and Facility Fees pursuant to clause (ii) above shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period for the Revolving Credit Facility.  The Unused Fee and the Facility Fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Fee Rate or the “Facility Fee” component of the Applicable Rate, as applicable, during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Fee Rate or the “Facility Fee” component of the Applicable Rate, as the case may be, separately for each period during such quarter that such Applicable Fee Rate or “Facility Fee” component of the Applicable Rate was in effect.

(b)Term A-2 Facility Unused Fees.  At all times commencing with the date that is 60 days after the Closing Date (the “Fee Commencement Date”) until the last day of the Availability Period for the Term A-2 Facility, including at any time during which one or more of the conditions in Article IV is not met, the Borrower shall pay to the Administrative Agent, for the account of each Term A-2 Lender in accordance with its Applicable Percentage of the Term A-2 Facility, a per annum unused line fee (the “Term A-2 Unused Fee”) equal to 0.25% times the actual daily amount by which the aggregate Term A-2 Commitments exceeds the Outstanding Amount of Term A-2 Loans, subject to adjustment as provided in Section 2.17.  Accrued Term A-2 Unused Fees shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Fee Commencement Date, and on the last day of the Availability Period for the Term A-2 Facility.

(c)Other Fees.   (i) The Borrower shall pay to the Administrative Agent, the Bookrunners and the Lenders party to the Fee Letters, for their own respective accounts fees in the amounts and at the times specified in the Fee Letters.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(i)The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.

(a)All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to Term SOFR) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).  Interest shall accrue on each Loan for the day on which such Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which such Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b)If, as a result of any restatement of or other adjustment to the financial statements of Apple Hospitality REIT or for any other reason, Apple Hospitality REIT, the Administrative Agent or the Required Lenders determine that (i) the Consolidated Leverage Ratio as calculated by Apple Hospitality REIT as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the applicable L/C Issuer, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to any Loan Party under any Debtor Relief Law, automatically and without further action by the Administrative Agent, any Lender or any L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period.  This paragraph shall not limit the rights of the Administrative Agent, any Lender or any L/C Issuer, as the case may be, under any other provision of this Agreement, including without limitation, Section 2.03(c)(iii), 2.03(h) or 2.08(b) or under Article VIII.  The Borrower’s obligations under this paragraph shall survive the termination of the Revolving Credit Facility and the Term Facilities and the repayment of all other Obligations hereunder.

2.11Evidence of Debt.

(a)The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)In addition to the accounts and records referred to in Section 2.11(a) above, each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit.  In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12Payments Generally; Administrative Agent’s Clawback.

(a)General.  All payments to be made by any Loan Party shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by any Loan Party hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein.  The Administrative Agent will promptly distribute to each Lender its Applicable Percentage in respect of the relevant Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by any Loan Party shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)(i)  Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Committed Borrowing of Term SOFR Loans (or, in the case of any Committed Borrowing of Base Rate Loans or Daily SOFR Loans, prior to 12:00 noon on the date of such Committed Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Committed Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Committed Borrowing of Base Rate Loans or Daily SOFR Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Committed Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable Committed Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Committed Loan included in such Committed Borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(i)Payments by Borrower; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or any L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders or the applicable L/C Issuer, as the case may be, the amount due.   With respect to any payment that the Administrative Agent makes for the account of the Lenders hereunder as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”) : (1) the Borrower has not in fact made such payment; (2) the Administrative Agent has made a payment in excess of the amount so paid by the Borrower (whether or not then owed); or (3) the Administrative Agent has for any reason otherwise erroneously made such payment; then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Lender in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.  A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender to the Borrower as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Committed Loans, to fund participations in Letters of Credit and to make payments pursuant to Section 11.04(c) are several and not joint.  The failure of any Lender to make any Committed Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Committed Loan, to purchase its participation or to make its payment under Section 11.04(c).

(e)Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f)Insufficient Funds.  If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due such parties, and (ii) second, toward payment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due such parties.

2.13Sharing of Payments by Lenders.

  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Committed Loans made by it, or the participations in L/C Obligations held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Committed Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Committed Loans and subparticipations in L/C Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Committed Loans and other amounts owing them in respect of the Facilities, provided that:

(i)if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Sections 2.03(b)(vi), 2.05 and 2.16, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Committed

Loans or subparticipations in L/C Obligations to any assignee or participant, other than an assignment to the Borrower or any Affiliate thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.14Extension of Revolving Credit Maturity Date.

(a)Request for Extension.  The Borrower may, by written notice to the Administrative Agent (such notice, an “Extension Notice”) not earlier than 90 days and not later than 30 days prior to (i) the Initial Revolving Credit Maturity Date, elect to extend the then applicable Revolving Credit Maturity Date for an additional six (6) months beyond the Initial Revolving Credit Maturity Date (such new Revolving Credit Maturity Date, the “First Extended Revolving Credit Maturity Date”) and (ii) the First Extended Revolving Credit Maturity Date, elect to extend the then applicable Revolving Credit Maturity Date for an additional six (6) months beyond the First Extended Revolving Credit Maturity Date to the fifth anniversary of the Closing Date.  The Administrative Agent shall distribute any such Extension Notice promptly to the Lenders following receipt thereof.

(b)Conditions Precedent to Effectiveness.  As conditions precedent to each extension of the Revolving Credit Maturity Date, the Borrower shall satisfy each of the following requirements for such extension to become effective (in each case, the first date on which such conditions precedent are satisfied or waived, the “Extension Effective Date”):

(i)The Administrative Agent shall have received an Extension Notice within the period required under Section 2.14(a) above;

(ii)On the date of such Extension Notice and both immediately before and immediately after giving effect to such extension of the Revolving Credit Maturity Date, no Default shall have occurred and be continuing;

(iii)The Borrower shall have paid to the Administrative Agent, for the pro rata benefit of the Revolving Credit Lenders based on their Applicable Revolving Credit Percentages as of the applicable Extension Effective Date, an extension fee in an amount equal to 0.075% of the Revolving Credit Facility in effect on such date, it being agreed that such fee shall be fully earned when paid and shall not be refundable for any reason;

(iv)The Administrative Agent shall have received a certificate of the Borrower dated as of the applicable Extension Effective Date, signed by a Responsible Officer of the Borrower (i) (A) certifying and attaching the resolutions adopted by each Loan Party approving or consenting to such extension or (B) certifying that, as of such Extension Effective Date, the resolutions delivered to the Administrative Agent and the Lenders on the Closing Date include approval for an extension of the Revolving Credit Maturity Date for a period that is not less than an additional six (6) months from the Initial Revolving Credit Maturity Date and/or not less than an additional six (6) months from the First Extended Revolving Credit Maturity Date, as applicable, and are and remain in full force and effect and have not been modified, rescinded or superseded since the date of adoption and (ii) certifying that (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects (or, in the case of Sections 5.19 and 5.24, all respects) on and as of the date of the Extension Notice and, both before and after giving effect to such extension, on and as of such Extension Effective Date, except (1) to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, (2) any representation or warranty that is already by its terms qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects as of such date (including such earlier date set forth in the foregoing clause (1)) after giving effect to such qualification and (3) for purposes of this Section 2.14, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01, and (B) no Default exists;

(v)upon the reasonable request of any Lender made at least ten Business Days prior to the applicable Extension Effective Date, the Borrower shall have provided to such Lender, and such Lender shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the U.S. Patriot Act, in each case at least five Business Days prior to the applicable Extension Effective Date; and

(vi)at least ten Business Days prior to the applicable Extension Effective Date, if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation it shall deliver, to each Lender that so requests, in a form acceptable to such Lender, a Beneficial Ownership Certification in relation to the Borrower.

(c)Conflicting Provisions.  This Section shall supersede any provisions in Section 2.13 or 11.01 to the contrary.

2.15Increase in Facilities.

(a)Request for Increase.  Provided there exists no Default, upon written notice to the Administrative Agent, the Borrower may from time to time after the Closing Date, request an increase in the aggregate amount of the Facilities to an amount not exceeding $1,500,000,000 in the aggregate after giving effect to such increase by requesting an increase in the Revolving Credit Facility (each such increase, an

“Incremental Revolving Increase”), requesting an increase in the Term A-1 Facility (each such increase, an “Incremental Term A-1 Increase”), requesting an increase in the Term A-2 Facility (each such increase, an “Incremental Term A-2 Increase”) or, after the end of the Availability Period with respect to the Term A-2 Facility, establishing a new (or increasing an existing) tranche of pari passu term loans (each an “Incremental TL Facility”; each Incremental TL Facility, Incremental Revolving Increase, Incremental Term A-1 Increase and Incremental Term A-2 Increase are collectively referred to as “Incremental Facilities”); provided that (i) any such request for an increase shall be in a minimum amount of $25,000,000 or any lesser amount if such amount represents all remaining availability under the aggregate limit in respect of the increases set forth above (or such lesser amount as the Borrower and the Administrative Agent may agree), (ii) all Incremental Revolving Increases, Incremental Term A-1 Increases and Incremental Term A-2 Increases shall be on the same terms as the Facility being increased and (iii) all incremental commitments and loans provided as part of an Incremental TL Facility shall, subject to clauses (iii) and (iv) of the second proviso to Section 11.01, be on terms agreed to by the Borrower and the Lenders providing such Incremental TL Facility, provided, that if the terms of such Incremental TL Facility (other than final maturity) are not the same as the terms of the Term A-1 Facility, the Term A-2 Facility or a then existing Incremental TL Facility, the operational, technical and administrative provisions of such new Incremental TL Facility shall be on terms reasonably acceptable to the Administrative Agent.  The Borrower may approach any Lender or any Person that would constitute an Eligible Assignee to provide all or a portion of the requested increase; provided that (w) any Lender offered or approached to provide all or a portion of the requested increase may elect or decline, in its sole discretion, to provide all or a portion of such increase, (x) no Person approached shall become a Lender without the written consent of the Administrative Agent (which consent shall not be unreasonably withheld), if such consent would be required for such Person to be an assignee of a Revolving Credit Commitment or a Revolving Credit Loan pursuant to Section 11.06(b)(iii)(B), (y) no Person approached shall become a Revolving Credit Lender without the written consent of the L/C Issuers and (z) the Borrower shall not be obligated to offer any existing Lender the opportunity to provide any portion of a requested increase.  At the time of sending its notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender and other Person approached by the Borrower is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to such Lenders).

(b)Effective Date and Allocations.  The Administrative Agent and the Borrower shall determine the effective date (each an “Increase Effective Date”) of any Incremental Facility and the final allocation of such Incremental Facility among the Appropriate Lenders.  The Administrative Agent shall promptly notify the Appropriate Lenders of the final allocation of such Incremental Facility and the applicable Increase Effective Date.

(c)Conditions to Effectiveness of Increase.  As conditions precedent to each Incremental Facility, on or prior to the applicable Increase Effective Date:

(i)the Administrative Agent shall have received a certificate of each Loan Party dated as of such Increase Effective Date signed by a Responsible Officer of such Loan Party (x) (1) certifying and attaching if not previously delivered to the Administrative Agent, copies of all corporate, partnership, member or other necessary action taken by such Loan Party to authorize such Incremental Facility and, in the case of a Guarantor, the guaranty of such Incremental Facility or (2) certifying that, as of such Increase Effective Date, the resolutions delivered to the Administrative Agent and the Lenders on the Closing Date (which resolutions include approval to increase the aggregate principal amount of the Facilities to an amount at least equal to $1,500,000,000) are and remain in full force and effect and have not been modified, rescinded or superseded since the date of adoption, and (y) in the case of the Borrower, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects (or, in the case of Sections 5.19 and 5.24, all respects) on and as of such Increase Effective Date, except (1) to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, (2) any representation or warranty that is already by its terms qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects as of such date (including such earlier date set forth in the foregoing clause (1)) after giving effect to such qualification and (3) for purposes of this Section 2.15, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01, and (B) no Default exists;

(ii)the Administrative Agent shall have received (x) a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent and its counsel (a “New Lender Joinder Agreement”) duly executed by the Borrower and each Eligible Assignee that is not an existing Lender and is becoming a Lender in connection with such increase, which New Lender Joinder Agreement shall, in order to become effective, be acknowledged and consented to in writing by the Administrative Agent, and, if such Eligible Assignee is becoming a Revolving Credit Lender, by the L/C Issuers and (y) written confirmation from each existing Lender, if any, participating in such Incremental Facility of the amount by which its Commitments and/or Loans, as applicable, will be increased, which confirmation, if from a Revolving Credit Lender, shall, in order to become effective, be acknowledged and consented to in writing by the L/C Issuers;

(iii)if requested by a new Lender participating in such Incremental Facility, a Note executed by the Borrower in favor of such requesting Lender;

(iv)upon the reasonable request of any Lender made at least ten Business Days prior to the applicable Increase Effective Date, the Borrower shall have provided to such Lender, and such Lender shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the U.S. Patriot Act, in each case at least five Business Days prior to the applicable Increase Effective Date;

(v)at least ten Business Days prior to the applicable Increase Effective Date, if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation it shall deliver to each Lender that so requests, in a form acceptable to such Lender, a Beneficial Ownership Certification in relation to the Borrower;

(vi)if requested by the Administrative Agent or any new Lender or Lender increasing its Revolving Credit Commitment or Term Loan, the Administrative Agent shall have received a favorable opinion of counsel (which counsel shall be reasonably acceptable to Administrative Agent), addressed to Administrative Agent and each Lender, as to such customary matters concerning the increase in the aggregate amount of the Facilities as Administrative Agent may reasonably request; and

(vii)the Borrower shall have paid to the Bookrunners the fee required to be paid pursuant to the Fee Letters in connection therewith.

(d)Settlement Procedures.  On each Increase Effective Date, promptly following fulfillment of the conditions set forth in clause (c) of this Section 2.15, the Administrative Agent shall notify the Appropriate Lenders of the effectiveness of the applicable Incremental Facility (including the aggregate amount thereof) and the Applicable Percentage of each Appropriate Lender as a result thereof.  In the event of an increase in an existing Term Facility or a new Incremental TL Facility, on such Increase Effective Date each Lender participating in such increase shall make a Term Loan with respect to the applicable Term Facility to the Borrower equal to its allocated portion of such Incremental Facility.  In the event that an increase in the Revolving Credit Facility results in any change to the Applicable Revolving Credit Percentage of any Revolving Credit Lender, then on the Increase Effective Date, (i) the participation interests of the Revolving Credit Lenders in any outstanding Letters of Credit shall be automatically reallocated among the Revolving Credit Lenders in accordance with their respective Applicable Revolving Credit Percentages after giving effect to such increase, (ii) any new Lender, and any existing Lender whose Revolving Credit Commitment has increased, shall pay to the Administrative Agent such amounts as are necessary to fund its new or increased share of all Revolving Credit Loans, (iii) the Administrative Agent will use the proceeds thereof to pay to all existing Revolving Credit Lenders whose Applicable Revolving Credit Percentage is decreasing such amounts as are necessary so that each Revolving Credit Lender’s share of all Revolving Credit Loans, will be equal to its adjusted Applicable Revolving Credit Percentage, and (iv) if the Increase Effective Date occurs on a date other than the last day of an Interest Period applicable to any outstanding Loan that is a Term SOFR Loan, then the Borrower shall pay any amounts required pursuant to Section 3.05 on account of the payments made pursuant to clause (iii) of this sentence.

(e)Conflicting Provisions.  This Section shall supersede any provisions in Section 2.13 or 11.01 to the contrary.

2.16Cash Collateral.

(a)Certain Credit Support Events.  If (i) an L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, (ii) as of the Letter of Credit Issuance Expiration Date, any L/C Obligation for any reason remains outstanding (unless such L/C Obligation is already secured by Cash Collateral in an amount at least equal to the Minimum Collateral Amount), (iii) the Borrower shall be required to provide Cash Collateral pursuant to Section 8.02(c), or (iv) there shall exist a Defaulting Lender, the Borrower shall immediately (in the case of clause (iii) above) or within one Business Day (in all other cases) following any request by the Administrative Agent or the applicable L/C Issuer, provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount (determined in the case of Cash Collateral provided pursuant to clause (iv) above, after giving effect to Section 2.17(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b)Grant of Security Interest.  The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuers and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.16(c).  If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or the L/C Issuers as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America. The Borrower shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

(c)Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.16 or Sections 2.03, 2.05, 2.17 or 8.02 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(d)Release.  Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 11.06(b)(vi))) or (ii) the determination by the Administrative Agent and the L/C Issuers that there exists excess Cash Collateral; provided, however, that (x) Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default (and following application as provided in this Section 2.16 may be otherwise applied in accordance with Section 8.03), and (y) the Person providing Cash Collateral and the L/C Issuers may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.17Defaulting Lenders.

(a)Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders”, “Required Revolving Lenders”, “Required Term A-1 Lenders”, “Required Term A-2 Lenders”, “Required Incremental TL Facility Lenders” and in Section 11.01.

(ii)Defaulting Lender Waterfall.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.08) shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, in the case of a Defaulting Lender that is a Revolving Credit Lender, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any L/C Issuer hereunder; third, in the case of a Defaulting Lender that is a Revolving Credit Lender, to Cash Collateralize the L/C Issuers’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.16; fourth, as the Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, in the case of a Defaulting Lender that is a Revolving Credit Lender, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) in the case of a Revolving Credit Lender, Cash Collateralize the L/C Issuers’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.16; sixth, to the payment of any amounts owing to the Lenders or any L/C Issuer as a result of any judgment of a court of competent jurisdiction obtained by any Lender or such L/C Issuer against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans or L/C Borrowings were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.17(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.17(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)Certain Fees.

(A)No Defaulting Lender shall be entitled to receive any Unused Fee payable under Section 2.09(a) for any period during which such Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)Each Defaulting Lender that is a Revolving Credit Lender shall be entitled to receive (x) Facility Fees payable under Section 2.09(a) for any period during which such Lender is a Defaulting Lender only to the extent allocable to the sum of (1) the outstanding principal amount of the Revolving Credit Loans funded by it, and (2) its Applicable Revolving Credit Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.16 and (y) Letter of Credit Fees for any period during which such Lender is a Defaulting Lender only to the extent allocable to its Applicable Revolving Credit Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.16.

(C)With respect to any Facility Fee or Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting

Lender’s participation in L/C Obligations that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the L/C Issuers the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s Fronting Exposure to such Defaulting Lender (determined on a ratable basis), and (z) not be required to pay the remaining amount of any such fee.

(iv)Reallocation of Applicable Percentages to Reduce Fronting Exposure.  In the case of a Defaulting Lender that is a Revolving Credit Lender, all or any part of such Defaulting Lender’s participation in L/C Obligations shall be reallocated among the Non-Defaulting Lenders that are Revolving Credit Lenders in accordance with their respective Applicable Revolving Credit Percentages (calculated without regard to such Defaulting Lender’s Revolving Credit Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender that is a Revolving Credit Lender to exceed such Non-Defaulting Lender’s Revolving Credit Commitment.  Subject to Section 11.22, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)Cash Collateral.  If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under applicable Law, Cash Collateralize the L/C Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 2.16.

(b)Defaulting Lender Cure.  If the Borrower, the Administrative Agent, and, with respect to any Defaulting Lender that is a Revolving Credit Lender and the L/C Issuers, agree in writing that a Defaulting Lender shall no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Committed Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.17(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.18Surge Periods.

The Borrower may elect, by delivery of a written notice to the Administrative Agent in a Compliance Certificate timely delivered pursuant to Section 6.02(a), that as of the last day of the fiscal quarter for which such Compliance Certificate was delivered and the next three (3) consecutive fiscal quarters (each such period of four fiscal quarters, a “Surge Period”) Consolidated Unsecured Indebtedness may exceed 60% of the Unencumbered Asset Value but not exceed 65% of the Unencumbered Asset Value; provided that, (i) no Default has occurred and is continuing, (ii) the Borrower may not elect more than two Surge Periods during the term of this Agreement, (iii) Surge Periods may not occur consecutively (i.e., no Surge Period may commence prior to the first day of the second full fiscal quarter following the end of a prior Surge Period), and (iv) each Surge Period shall be in connection with a Material Acquisition that occurs during the first fiscal quarter of such Surge Period.  The Borrower may elect to terminate any ongoing Surge Period by delivery of a written notice to the Administrative Agent (which termination, for the avoidance of doubt, shall not have retroactive effect).

2.19Term A-1 Hedged Portion and Term A-2 Hedged Portion.

In order to accommodate the establishment of differing rate floors for portions of the Term A-1 Facility and Term A-2 Facility for which the Borrower, on or after the Closing Date, may enter into a hedge or swap (or other similar) agreement for purposes of hedging its exposure to fluctuations in Term SOFR (such portion of the Term A-1 Facility, as adjusted from time to time in accordance with this Section 2.19, the “Term A-1 Hedged Portion” and such portion of the Term A-2 Facility, as adjusted from time to time in accordance with this Section 2.19, the “Term A-2 Hedged Portion”) and the portion of the Term A-1 Facility and Term A-2 Facility for which the Borrower has not entered into a hedge or swap (or other similar) agreement for purposes of hedging its exposure to fluctuations in Term SOFR (such portion of the Term A-1 Facility, as adjusted from time to time in accordance with this Section 2.19, the “Term A-1 Unhedged Portion” and such portion of the Term A-2 Facility, as adjusted from time to time in accordance with this Section 2.19, the “Term A-2 Unhedged Portion”), the Term A-1 Facility will be identified in two parts as the Term A-1 Hedged Portion and the Term A-1 Unhedged Portion and the Term A-2 Facility will be identified in two parts as the Term A-2 Hedged Portion and the Term A-2 Unhedged Portion. Each Term A-1 Lender will hold each of the Term A-1 Hedged Portion and the Term A-1 Unhedged Portion ratably in accordance with such Term A-1 Lender’s Applicable Percentage of the Term A-1 Facility, and each Term A-2 Lender will hold each of the Term A-2 Hedged Portion and the Term A-2 Unhedged Portion ratably in accordance with such Term A-2 Lender’s Applicable Percentage of the Term A-2 Facility, in each case, as set forth on Schedule 2.01 on the Closing Date (as the same may be updated from time to time by the Administrative Agent after receipt of a Hedge Change Notice). Other than with respect to the differing rate floors, the Interest Periods and all other payment and interest terms applicable to the Term A-1 Loans will be applicable to the Term A-1 Hedged Portion and the Term A-1 Unhedged Portion and to the Term A-2 Loans will be applicable to the Term A-2 Hedged Portion and the Term A-2 Unhedged Portion. The Borrower will provide the Administrative Agent written notice within five (5) Business Days after any change in the amount of the Term A-1 Facility or the Term A-2 Facility for which Borrower has entered into a hedge or swap (or other similar) agreement (a “Hedge Change Notice”). The Administrative Agent will, if it deems necessary, then adjust the Register and Schedule 2.01 in the amount of the

Term A-1 Hedged Portion, Term A-1 Unhedged Portion, Term A-2 Hedged Portion and Term A-2 Unhedged Portion, as applicable, in accordance with such notice as soon as administratively feasible. If, as a result of the Borrower’s failure to deliver a Hedge Change Notice to the Administrative Agent for any reason, the Administrative Agent or the Required Lenders determine that a delivery of a Hedge Change Notice would have resulted in higher pricing for such period as a result of a higher interest rate floor, the Borrower shall, retroactively to the date that the Hedge Change Notice should have been delivered, be obligated to pay to the Administrative Agent for the account of the Term A-1 Lenders or Term A-2 Lenders, as applicable, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent or any Term Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period.

Article III.  TAXES, YIELD PROTECTION AND ILLEGALITY

3.01Taxes

.

(a)Defined Terms:  For purposes of this Section 3.01, the term “applicable Laws” includes FATCA and the term “Lender” includes any L/C Issuer.

(b)Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws.  If any applicable Laws (as determined in the good faith discretion of an applicable withholding agent) require the deduction or withholding of any Tax from any such payment by the applicable withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding, and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Laws and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)Payment of Other Taxes by the Loan Parties.  The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Laws, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)Indemnification by the Loan Parties.  Each of the Loan Parties shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such

Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)Indemnification by the Lenders.  Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.06(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this clause (e).

(f)Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)Status of Lenders; Tax Documentation.

(i)Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Laws or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the

Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A)any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(I)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II)executed copies of IRS Form W-8ECI;

(III)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable); or; or

(IV)to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E (or W-8BEN, as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

(C)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Laws (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii)Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(iv)For purposes of determining withholding Taxes imposed under FATCA, the Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) the Loans and this Agreement as not qualifying as a "grandfathered obligation" within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

(h)Treatment of Certain Refunds.  Unless required by applicable Laws, at no time shall the Administrative. Agent have any obligation to file for or otherwise pursue on behalf of a Lender or an L/C Issuer, or have any obligation to pay to any Lender or any L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or such L/C Issuer, as the case may be.  If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 3.01, it shall pay to the Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by a Loan Party under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Loan Party, upon the request of the Recipient, agrees to repay the amount paid over to the Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this clause (h), in no event will the applicable Recipient be required to pay any amount to the Loan Party pursuant to this clause (h) the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to any Loan Party or any other Person.

(i)Survival.  Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or an L/C Issuer, the termination of the Revolving Credit Facility and the Term Facilities and the repayment, satisfaction or discharge of all other Obligations.

3.02Illegality.

  If any Lender determines that any Laws has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to perform any of its obligations hereunder or make, maintain or fund Loans or charge interest with respect to any Credit Extension or to determine or charge interest rates based upon SOFR, Daily Simple SOFR and/or Term SOFR, then, upon notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to issue, make, maintain or convert to Daily SOFR Loans or make, continue or convert to Term SOFR Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Term SOFR component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Daily SOFR Loans and Term SOFR Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Base Rate), in each case immediately, or in the case of a Term SOFR Loan, on the last day of the

Interest Period therefor if such Lender may lawfully continue to maintain such Term SOFR Loan to such day and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon SOFR the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Term SOFR component thereof until the Administrative Agent is advised in writing by such Lender (such Lender to advise the Administrative Agent promptly after knowledge of the change in circumstances) that it is no longer illegal  for such Lender to determine or charge interest rates based upon SOFR.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 3.05.

3.03Inability to Determine Rates; Replacement of SOFR or a Successor Rate.

(a)Inability to Determine Rates.  If in connection with any request for a Daily SOFR Loan or a Term SOFR Loan or a conversion of a Base Rate Loan or a Daily SOFR Loan to a Term SOFR Loan, a conversion of a Base Rate Loan or a Term SOFR Loan to a Daily SOFR Loan, or any continuation of a Term SOFR Loan, as applicable, (i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (A) no Successor Rate has been determined in accordance with Section 3.03(b), and the circumstances under clause (i) of Section 3.03(b) or the Scheduled Unavailability Date has occurred, or (B) adequate and reasonable means do not exist for determining Term SOFR for any requested Interest Period with respect to a proposed Term SOFR Loan or in connection with an existing or proposed Base Rate Loan or for determining the Daily Simple SOFR for any determination date with respect to an existing or proposed Daily SOFR Loan, or (ii) the Administrative Agent or the Required Lenders determine that for any reason Term SOFR for any requested Interest Period with respect to a proposed Term SOFR Loan or Daily Simple SOFR with respect to an existing or proposed Daily SOFR Loan, as the case may be, does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender.

Thereafter, (x) the obligation of the Lenders to make or maintain Daily SOFR Loans and/or Term SOFR Loans or to convert Base Rate Loans of Term SOFR Loans to Daily SOFR Loans or to convert Daily SOFR Loans or Base Rate Loans to Term SOFR Loans shall be suspended (to the extent of the affected Daily SOFR Loans, Term SOFR Loans, Interest Periods or determination date(s)), and (y) in the event of a determination described in the preceding sentence with respect to the Term SOFR component of the Base Rate, the utilization of the Term SOFR component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (or, in the case of a determination by the Required Lenders described in clause (ii) of this Section 3.03(a), until the Administrative Agent upon instruction of the Required Lenders) revokes such notice.

Upon receipt of such notice, (i) the Borrower may revoke any pending request for a Borrowing of or conversion to Daily SOFR Loans, or a Borrowing of, conversion to or continuation of Term SOFR Loans (to the extent of the affected Daily SOFR Loans, Term SOFR Loans, Interest Periods or determination date(s)) or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans in the amount specified therein and (ii) any outstanding Daily SOFR Loans and Term SOFR Loans shall be deemed to have been converted to Base Rate Loans immediately, in the case of Daily SOFR Loans and, immediately at the end of their respective applicable Interest Period, in the case of Term SOFR Loans.

(b)Replacement of Term SOFR and SOFR or a Successor Rate.  Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Borrower) that the Borrower or Required Lenders (as applicable) have determined, that:

(i)adequate and reasonable means do not exist for ascertaining both SOFR and one month, three month and six month interest periods of Term SOFR, including, without limitation, because SOFR is not available or published on a current basis or the Term SOFR Screen Rate is not available or published on a current basis, as applicable, and such circumstances are unlikely to be temporary; or

(ii)CME or any successor administrator of the Term SOFR Screen Rate, and the Federal Reserve Bank of New York or any successor administrator of SOFR, or a Governmental Authority having jurisdiction over the Administrative Agent or any such administrator with respect to its publication of SOFR and/or Term SOFR, as applicable, in each case acting in such capacity, has made a public statement identifying a specific date after which SOFR and one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate, as applicable, shall or will no longer be made available, or permitted to be used for determining the interest rate of Dollar denominated syndicated loans, or shall or will otherwise cease; provided that, at the time of such statement, there are no successor administrators that are satisfactory to the Administrative Agent, that will continue to provide SOFR or such interest periods of Term SOFR, as applicable, after such specific date (the latest date on which SOFR or one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate are no longer available permanently or indefinitely, the “Scheduled Unavailability Date”)

or if the events or circumstances of the type described in Section 3.03(b)(i) or (ii) have occurred with respect to the Successor Rate then in effect, then, on a date and time determined by the Administrative Agent (any such date, the “Replacement Date”), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and, solely with respect to clause (ii) above, no later than the Scheduled Unavailability Date, the Administrative Agent and the Borrower may amend this Agreement solely for the purpose of replacing SOFR and Term SOFR or any then current Successor Rate in accordance with this Section 3.03, with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar Dollar denominated credit facilities syndicated and agented in the United States for such alternative benchmark, and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar Dollar denominated credit facilities syndicated and agented in the United States for such benchmark, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Administrative

Agent from time to time in its reasonable discretion and may be periodically updated in its reasonable discretion (and any such proposed rate, including for the avoidance of doubt, any adjustment thereto, a “Successor Rate”), and any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to such amendment.

The Administrative Agent will promptly (in one or more notices) notify the Borrower and each Lender of the implementation of any Successor Rate.

Any Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than zero, the Successor Rate will be deemed to be zero for the purposes of this Agreement and the other Loan Documents.

In connection with the implementation of a Successor Rate, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective.

3.04Increased Costs.

(a)Increased Costs Generally.  If any Change in Law shall:

(i)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e)) or any L/C Issuer;

(ii)subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)impose on any Lender or any L/C Issuer any other condition, cost or expense affecting this Agreement or Daily SOFR or Term SOFR Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or such L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or such L/C Issuer, the Borrower will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b)Capital Requirements.  If any Lender or any L/C Issuer determines that any Change in Law affecting such Lender or such L/C Issuer or any Lending Office of such Lender or such Lender’s or such L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such L/C Issuer’s capital or on the capital of such Lender’s or such L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such L/C Issuer, to a level below that which such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such L/C Issuer’s policies and the policies of such Lender’s or such L/C Issuer’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company for any such reduction suffered.

(c)Certificates for Reimbursement.  A certificate of a Lender or an L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or such L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay such Lender or such L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)Delay in Requests.  Failure or delay on the part of any Lender or any L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s or such L/C Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or an L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or such L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.05Compensation for Losses.

  Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert into any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c)any assignment of a Term SOFR Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 11.13;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.  The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

3.06Mitigation Obligations; Replacement of Lenders.

(a)Designation of a Different Lending Office.  Each Lender may make any Credit Extension to the Borrower through any Lending Office, provided that the exercise of this option shall not affect the obligation of the Borrower to repay any Credit Extension in accordance with the terms of this Agreement.  If any Lender requests compensation under Section 3.04, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender, any L/C Issuer, or any Governmental Authority for the account of any Lender or any L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then, at the request of the Borrower, such Lender or such L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or such L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or such L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or such L/C Issuer, as the case may be.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or any L/C Issuer in connection with any such designation or assignment.

(b)Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.06(a), the Borrower may replace such Lender in accordance with Section 11.13.

3.07Survival.

  All of the Borrower’s obligations under this Article III shall survive the termination of the Revolving Credit Facility and the Term Facilities, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.

Article IV.  CONDITIONS PRECEDENT TO Credit Extensions

4.01Conditions of Initial Credit Extension.

  The effectiveness of this Agreement and the obligation of each L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a)The Administrative Agent’s receipt of the following, each of which shall be originals or e-mails (in a .pdf format) or telecopies (in each case, followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

(i)executed counterparts of this Agreement, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower;

(ii)a Revolving Credit Note executed by the Borrower in favor of each Revolving Credit Lender requesting a Revolving Credit Note, a Term A-1 Note executed by the Borrower in favor of each Term A-1 Lender requesting a Term A-1 Note and a Term A-2 Note executed by the Borrower in favor of each Term A-2 Lender requesting a Term A-2 Note;

(iii)such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(iv)such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in its jurisdiction of organization;

(v)a favorable opinion of (i) McGuireWoods LLP, counsel to the Loan Parties, and (ii) Matthew Rash, in-house counsel to the Loan Parties, in each case, addressed to the Administrative Agent and each Lender and L/C Issuer, as to the matters concerning the Loan Parties and the Loan Documents as the Administrative Agent may reasonably request;

(vi)a certificate of a Responsible Officer of Borrower either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by each Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(vii)a certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, (B) that there has been no event or circumstance since December 31, 2021 that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect and (C) that no action, suit, investigation or proceeding is pending or, to the knowledge of any Loan Party, threatened in any court or before any arbitrator or Governmental Authority that (1) relates to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or thereby, or (2) could reasonably be expected to have a Material Adverse Effect;

(viii)a Solvency Certificate from the Borrower certifying that, after giving effect to the transactions to occur on the Closing Date (including, without limitation, all Credit Extensions to occur on the Closing Date), each Loan Party is, individually and together with its Subsidiaries on a consolidated basis, Solvent;

(ix)a duly completed Compliance Certificate, giving pro forma effect to the transactions to occur on the Closing Date (including, without limitation, all Credit Extensions to occur on the Closing Date) (such Compliance Certificate, the “Pro Forma Closing Date Compliance Certificate”);

(x)the financial statements referenced in Section 5.05(a) and (b);

(xi)confirmation that Apple Hospitality REIT has delivered a written notice to each Exiting Lender terminating as of the Closing Date all commitments of the Exiting Lenders under the Existing Credit Agreement, and all amounts owing (whether or not due) under the Existing Credit Agreement and related documents through and including the Closing Date to each Exiting Lender shall have been paid in full; and

(xii)such other assurances, certificates, documents, consents or opinions as the Administrative Agent, the L/C Issuers or the Required Lenders reasonably may require.

(b)Any fees required hereunder or under the Fee Letters to be paid on or before the Closing Date shall have been paid.

(c)The Swing Line Loans (if any) outstanding under (and as defined in) the Existing Credit Agreement have been or concurrently with the Closing Date are being repaid in full.

(d)The Administrative Agent shall have received one or more Committed Loan Notices requesting conversion of each Eurodollar Rate Loan outstanding under (and as defined in) the Existing Credit Agreement on the Closing Date to a Type of Loan permitted under this Agreement.

(e)Upon the reasonable request of any Lender made at least ten days prior to the Closing Date, the Borrower shall have provided to such Lender, and such Lender shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the U.S. Patriot Act, in each case at least five days prior to the Closing Date.

(f)At least five days prior to the Closing Date, if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation it shall deliver to each Lender that so requests, in a form acceptable to such Lender, a Beneficial Ownership Certification in relation to the Borrower.

(g)Unless waived by the Administrative Agent, the Borrower shall have paid all fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced (which invoice may be in summary form) prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Notwithstanding anything contained elsewhere in this Agreement, each Lender that is a “Lender” (as defined in the Existing Credit Agreement) hereby waives any right to indemnification for any funding loss or expense that such Lender may sustain or incur as a result of a prepayment by the Borrower of any Loans outstanding under the Existing Credit Agreement on the Closing Date prior to the last day of the “Interest Period” (as defined in the Existing Credit Agreement) applicable thereto that is required to effect the refinancing of loans under the Existing Credit Agreement with Loans made under this Agreement or as a result of the allocation of any Loans to Lenders that were not “Lenders” under the Existing Credit Agreement.

4.02Conditions to all Credit Extensions.

  The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to another Type, or a continuation of Term SOFR Loans) is subject to the following conditions precedent:

(a)The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (or, in the case of Sections 5.19 and 5.24, all respects) on and as of the date of such Credit Extension, except (i) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, (ii) any representation or warranty that is already by its terms qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects as of such date (including such earlier date set forth in the foregoing clause (i)) after giving effect to such qualification and (iii) that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01.

(b)No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c)The Administrative Agent and, if applicable, an L/C Issuer shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to another Type or a continuation of Term SOFR Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

Article V.  REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Administrative Agent and the Lenders that:

5.01Existence, Qualification and Power.

  Each Loan Party and each of its Subsidiaries (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, except, solely in the case of a Subsidiary of the Borrower that is not a Loan Party, to the extent that the failure of such Subsidiary to be duly organized or formed and in good standing could not reasonably be expected to have a Material Adverse Effect, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02Authorization; No Contravention.

  The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.

5.03Governmental Authorization; Other Consents.

  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document.

5.04Binding Effect.

  This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto.  This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms.

5.05Financial Statements; No Material Adverse Effect.

(a)The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of Apple Hospitality REIT and its Consolidated Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of Apple Hospitality REIT and its Consolidated Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b)The unaudited consolidated balance sheet of Apple Hospitality REIT and its Subsidiaries dated March 31, 2022, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of Apple Hospitality REIT and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c)Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d)The consolidated forecasted balance sheet and statements of income and cash flows of Apple Hospitality REIT and its Subsidiaries delivered pursuant to Section 6.01(c) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, Apple Hospitality REIT’s best estimate of its future financial condition and performance.

(e)Schedule 5.05 sets forth all material indebtedness and other liabilities, direct or contingent, of Apple Hospitality REIT and its Subsidiaries not included in such financial statements, including liabilities for taxes, material commitments and Indebtedness.

5.06Litigation.

  There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of any Loan Party after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.  There are no judgments, final orders or awards outstanding against or affecting any Borrower, any other Loan Party or any of their respective Subsidiaries or any Unencumbered Eligible Property individually or in the aggregate in excess of $10,000,000.

5.07No Default.

  Neither any Loan Party nor any Subsidiary thereof is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08Ownership of Property; Liens.

  Each Loan Party and each of its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The property of each Loan Party and its Subsidiaries is subject to no Liens, other than Liens permitted by Section 7.01.

5.09Environmental Compliance.

Except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither a Loan Party nor any of its Subsidiaries (i) has failed to comply with any applicable Environmental Law or to obtain, maintain or comply with any Environmental Permit required under any applicable Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

5.10Insurance.

  The properties of Apple Hospitality REIT and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of Apple Hospitality REIT, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in each of the localities where Apple Hospitality REIT or any of its Subsidiaries operates and/or owns properties.

5.11Taxes.

  Each Loan Party and each of its Subsidiaries has timely filed all federal, state and other material tax returns and reports required to be filed, and has timely paid all federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.  There is no proposed tax assessment against any Loan Party or any Subsidiary thereof that would, if made, have a Material Adverse Effect.  Neither any Loan Party nor any Subsidiary thereof is party to any tax sharing agreement.

5.12ERISA Compliance.

(a)Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state laws.  Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service.  To the best knowledge of the Loan Parties, nothing has occurred that would prevent or cause the loss of such tax-qualified status.  None of the Unencumbered Eligible Properties constitutes a “plan asset” of any “benefit plan investor” within the meaning of section 3(42) of ERISA.

(b)There are no pending or, to the best knowledge of the Loan Parties, threatened claims, actions or  lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)(i) No ERISA Event has occurred, and neither any Loan Party nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) each Loan Party and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and neither any Loan Party nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iv) neither any Loan Party nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

(d)Neither the Borrower nor any ERISA Affiliate maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan other than (A) on the Closing Date, those listed on Schedule 5.12(d) hereto and (B) thereafter, Pension Plans not otherwise prohibited by this Agreement.

(e)Neither the Borrower nor any Guarantor is or will be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments.

5.13Subsidiaries; Equity Interests; Loan Parties.

  As of the Closing Date, no Loan Party has any Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by a Loan Party or a Subsidiary thereof in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens other than Permitted Equity Encumbrances.  All of the outstanding Equity Interests in each Loan Party have been validly issued and are fully paid and nonassessable.  The Borrower has no equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.13.  Set forth on Part (c) of Schedule 5.13 is a complete and accurate list of all Loan Parties as of the Closing Date, showing (as to each such Loan Party) the jurisdiction of its incorporation or organization, the address of its chief executive office and principal place of business and the type of organization it is.

5.14Margin Regulations; Investment Company Act.

(a)Such Loan Party is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than 25% of the value of the assets (either of the Borrower only or of Apple Hospitality REIT and its Subsidiaries on a consolidated basis) will be margin stock.

(b)None of the Borrower, any Person Controlling the Borrower, or any Subsidiary of Apple Hospitality REIT is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15Disclosure.

  Each Loan Party has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, each Loan Party represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

5.16Compliance with Laws.

  Each Loan Party and each Subsidiary thereof is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.17Taxpayer Identification Number.

  Each Loan Party’s true and correct U.S. taxpayer identification number is set forth on Schedule 11.02 (or, in the case of a Subsidiary that becomes a Loan Party after the Closing Date, is set forth in the information provided to the Administrative Agent with respect to such Subsidiary pursuant to Section 6.12).

5.18Intellectual Property; Licenses, Etc.

  Each Loan Party, and each of its Subsidiaries, owns, or possesses the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person.  To the best knowledge of the Loan Parties, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party or any of their Subsidiaries infringes upon any rights held by any other Person.  No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Loan Parties, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.19Beneficial Ownership.

  As of the Closing Date, each Increase Effective Date and each Extension Effective Date, the information included in each Beneficial Ownership Certification delivered to the Administrative Agent and/or any Lender on such date is true and correct in all respects.

5.20Solvency.

  Each Loan Party is, individually and together with its Subsidiaries on a consolidated basis, Solvent.

5.21REIT Status.

  Apple Hospitality REIT is organized and operated in a manner that allows it to qualify for REIT Status.

5.22Unencumbered Eligible Properties.

  Each property included in any calculation of Unencumbered Asset Value or Unencumbered Adjusted NOI satisfied, at the time of such calculation, all of the requirements contained in the definition of “Unencumbered Eligible Property”.

5.23Casualty; Etc.

  Neither the businesses nor the properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance), condemnation or eminent domain that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.24OFAC; Anti-Money Laundering; Anti-Corruption Laws; Sanctions.

(a)Neither Apple Hospitality REIT, nor any of its Subsidiaries, nor, to the knowledge of Apple Hospitality REIT and its Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof (i) has violated or is in violation of any applicable anti-money laundering law or (ii) has engaged or engages in any transaction, investment, undertaking or activity that conceals the identity, source or destination of the proceeds from any category of offenses designated in any applicable law, regulation or other binding measure implementing the “Forty Recommendations” and “Nine Special Recommendations” published by the Organisation for Economic Cooperation and Development’s Financial Action Task Force on Money Laundering.

(b)Apple Hospitality REIT and its Subsidiaries have conducted their businesses in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

(c)Neither Apple Hospitality REIT, nor any of its Subsidiaries, nor, to the knowledge of Apple Hospitality REIT and its Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by one or more individuals or entities are (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority or (iii) located, organized or resident in a Designated Jurisdiction.  Apple Hospitality REIT and its Subsidiaries have conducted their businesses in compliance in all material respects with all applicable Sanctions and have instituted and maintained policies and procedures designed to promote and achieve compliance with such Sanctions.

(d)Neither any Loan, nor the proceeds from any Credit Extension, has been used, directly or indirectly, to lend, contribute, provide or has otherwise been made available to fund any activity or business in any Designated Jurisdiction or to fund any activity or business of any Person located, organized or residing in any Designated Jurisdiction or who is the subject of any Sanctions, or in any other manner that will result in any violation by any Person (including any Lender, any Bookrunner, any Arranger, the Administrative Agent or any L/C Issuer) of Sanctions.

5.25Affected Financial Institutions.

(a)  Neither the Borrower nor any Guarantor is an Affected Financial Institution.

5.26Covered Entities.

(a)  No Loan Party is a Covered Entity.

Article VI.  AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Loan Parties shall, and shall cause each of their respective Subsidiaries to (or, solely in the case of the covenants set forth in Sections 6.01, 6.02, 6.03, 6.12 and 6.20, the Borrower shall and (ii) the covenant set forth in Section 6.15, Apple Hospitality REIT shall):

6.01Financial Statements.

  Deliver (or cause to be delivered) to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a)as soon as available, but in any event within 90 days after the end of each fiscal year of Apple Hospitality REIT (or, if earlier, 5 days after the date required to be filed with the SEC (without giving effect to any extension permitted by the SEC)) (commencing with the fiscal year ending December 31, 2022), a consolidated balance sheet of Apple Hospitality REIT and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in shareholders’ equity, and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit, and which report shall state that such financial statements fairly present the consolidated financial condition of Apple Hospitality REIT and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except for changes with which such independent certified public accountant, if applicable, shall concur and which shall have been disclosed in the notes to such financial statements) (which report shall be subject to the confidentiality limitations set forth herein); and

(b)as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of Apple Hospitality REIT (or, if earlier, 5 days after the date required to be filed with the SEC (without giving effect to any extension permitted by the SEC)) (commencing with the fiscal quarter ended June

30, 2022) an unaudited consolidated balance sheet of Apple Hospitality REIT and its Subsidiaries as at the end of such fiscal quarter, the related unaudited consolidated statements of income or operations for such fiscal quarter and for the portion of Apple Hospitality REIT’s fiscal year then ended, and the related unaudited consolidated statements of changes in shareholders’ equity, and cash flows for the portion of Apple Hospitality REIT’s fiscal year then ended, in each case setting forth in comparative form, as applicable, the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, certified by the chief financial officer or chief accounting officer of Apple Hospitality REIT as fairly presenting the consolidated financial condition, results of operations, shareholders’ equity and cash flows of Apple Hospitality REIT and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and

(c)as soon as available, but no later than January 31st of each fiscal year of Apple Hospitality REIT, forecasts prepared by management of Apple Hospitality REIT, in form satisfactory to the Administrative Agent and the Required Lenders, of consolidated balance sheets and statements of income or operations and cash flows of Apple Hospitality REIT and its Subsidiaries on a quarterly basis for the immediately following fiscal year (including the fiscal year in which the Maturity Date of any Term Facility occurs).

As to any information contained in materials furnished pursuant to Section 6.02(c), the Loan Parties shall not be separately required to furnish such information under Section 6.01(a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Loan Parties to furnish the information and materials described in Sections 6.01(a) and (b) above at the times specified therein.

6.02Certificates; Other Information.

  Deliver (or cause to be delivered) to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a)concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer or chief accounting officer of Apple Hospitality REIT (which delivery may, unless the Administrative Agent, or a Lender requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes).  Each Compliance Certificate shall be accompanied by (i) copies of the statements of Net Operating Income for such fiscal quarter or year for each of the Unencumbered Eligible Properties and Funds from Operations, prepared on a basis consistent with the Audited Financial Statements and otherwise in form and substance reasonably satisfactory to the Administrative Agent, together with a certification by the chief executive officer, chief financial officer or chief accounting officer of Apple Hospitality REIT that the information contained in such statement fairly presents the Net Operating Income of the Unencumbered Eligible Properties for such periods and (ii) a calculation, in form and substance satisfactory to the Administrative Agent, of the Unencumbered Asset Value as of the last day of the fiscal period covered by such Compliance Certificate.

(b)promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or similar governing body) (or the audit committee of the board of directors or similar governing body) of any Loan Party by independent accountants in connection with the accounts or books of Apple Hospitality REIT or any Subsidiary, or any audit of any of them;

(c)promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of Apple Hospitality REIT, and copies of all annual, regular, periodic and special reports and registration statements which Apple Hospitality REIT may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(d)promptly after the furnishing thereof, copies of any material statement or report furnished to any holder of material debt securities of any Loan Party or any Subsidiary thereof pursuant to the terms of any indenture, loan or credit or similar agreement, and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02;

(e)promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof;

(f) promptly after the assertion or occurrence thereof, notice of any action or proceeding against or of any noncompliance by any Loan Party or any of its Subsidiaries with any Environmental Law or Environmental Permit that could reasonably be expected to have a Material Adverse Effect;

(g)promptly following any request therefor, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the U.S. Patriot Act and the Beneficial Ownership Regulation; and

(h)promptly following any request therefor, such other information regarding the operations, business or corporate affairs or financial condition of the Loan Parties or any of their Subsidiaries, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Apple Hospitality REIT posts such documents, or provides a link thereto on Apple Hospitality REIT’s website on the Internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on Apple Hospitality REIT’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Borrower shall deliver (or cause to be delivered) paper copies of such documents to the Administrative Agent or any Lender upon its request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender.  The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Each Loan Party hereby acknowledges that (a) the Administrative Agent, the Arrangers and/or the Bookrunners may, but shall not be obligated to, make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of any Loan Party hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Syndtrak, ClearPar or substantially similar electronic transmission system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to Apple Hospitality REIT or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  Each Loan Party hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” each Loan Party shall be deemed to have authorized the Administrative Agent, the Arrangers, the Bookrunners, the L/C Issuers and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Loan Parties or their respective securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent, the Arrangers and the Bookrunners shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

6.03Notices.

  Promptly notify the Administrative Agent and each Lender:

(a)of the occurrence of any Default;

(b)of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of any Loan Party or any Subsidiary thereof; (ii) any dispute, litigation, investigation, proceeding or suspension between any Loan Party or any Subsidiary thereof and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting any Loan Party or any Subsidiary thereof, including pursuant to any applicable Environmental Laws that could reasonably be expected to result in a Material Adverse Effect;

(c)within five (5) Business Days of (i) the occurrence of any event which constitutes or which with the passage of time, the giving of notice, or otherwise would constitute a default or event of default by any party under any Material Contract to which any such Person is a party or by which any such Person or any of its respective properties may be bound; (ii) any termination of a Material Contract; or (iii) the execution of a new Management Agreement, Operating Lease or Franchise Agreement or any amendment or waiver of a Management Agreement, Operating Lease or Franchise Agreement with respect to a Hotel Property that includes any material changes to the existing agreement;

(d)of the occurrence of any ERISA Event;

(e)of any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary thereof, including any determination by Apple Hospitality REIT referred to in Section 2.10(b);

(f)of any announcement by Moody’s, S&P or Fitch of any change in a Debt Rating; provided, that the provisions of this clause (f) shall not apply until such time, if any, as Apple Hospitality REIT obtains an Investment Grade Credit Rating; and

(g)within five (5) Business Days of becoming aware of (i) any potential or known Release, or threat of Release, of any Hazardous Materials in violation of any applicable Environmental Law at any Real Estate; (ii) any violation of any Environmental Law that any Loan Party or any of their respective Subsidiaries reports in writing or is reportable by such Person in writing (or for which any written report supplemental to any oral report is made) to any federal, state or local environmental agency or (iii) any inquiry, proceeding, investigation, or other action, including a notice from any agency of potential environmental liability, of any federal, state or local environmental agency or board, that in any case involves (A) any Unencumbered Eligible Property, or (B) any other Real Estate and could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.03 (other than Section 6.03(f)) shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower and the other Loan Parties have taken and propose to take with respect thereto.  Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04Payment of Obligations.

  Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by such Loan Party or such Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all

Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

6.05Preservation of Existence, Etc.

  (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.06Maintenance of Properties.

  (a) Maintain, preserve and protect all of its material properties, Unencumbered Eligible Properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry for similar facilities in similar locations in the operation and maintenance of its facilities.

6.07Maintenance of Insurance.

  Maintain and cause each of its Subsidiaries to maintain with financially sound and reputable insurance companies not Affiliates of Apple Hospitality REIT, insurance with respect to its properties and its business against general liability, property casualty and such casualties and contingencies as shall be commercially reasonable and in accordance with the customary and general practices of businesses having similar operations and real estate portfolios in similar geographic areas and in amounts, containing such terms, in such forms and for such periods as may be reasonable and prudent for such businesses, including without limitation, insurance policies and programs sufficient to cover (a) the replacement value of the improvements on the subject Real Estate (less commercially reasonable deductible amounts) and (b) liability risks associated with such ownership (less commercially reasonable deductible amounts).

6.08Compliance with Laws.

  Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09Books and Records.

  (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of such Loan Party or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over such Loan Party or such Subsidiary, as the case may be.

6.10Inspection Rights.

  Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

6.11Use of Proceeds.

  Use the proceeds of the Credit Extensions for general corporate purposes, including for acquisitions and stock repurchases, not in contravention of any Law or of any Loan Document.

6.12Additional Unencumbered Eligible Properties and Guarantors.

(a)If at any time the Borrower or a Wholly Owned Subsidiary of the Borrower owns or leases (as the lessee under an Eligible Ground Lease) a property that the Borrower wants to include as an Unencumbered Eligible Property under this Agreement, prior to any such inclusion the Borrower shall:

(i)notify the Administrative Agent in writing of its intention to include such property as an Unencumbered Eligible Property, which notice shall include (x) a list of each Subsidiary of the Borrower that is the Direct Owner or an Indirect Owner of such property and (y) if such property will be included on or after the Investment Grade Permitted Release, an Officer’s Certificate certifying to the Administrative Agent and the Lenders as to whether or not the Direct Owner or any Indirect Owner of such property is a borrower or guarantor of, or otherwise obligated in respect of, any Recourse Indebtedness (each Subsidiary referred to in the foregoing clause (x) being referred to as a “New Subsidiary”);

(ii)provide the Administrative Agent with the U.S. taxpayer identification for each such New Subsidiary; and

(iii)provide the Administrative Agent and each Lender with all documentation and other information concerning each such New Subsidiary that the Administrative Agent or such Lender requests in order to comply with its obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S. Patriot Act.

(iv)deliver to the Administrative Agent (1) the items referenced in Section 4.01(a)(iii), (iv) and (vi) with respect to such New Subsidiary and (2) as and to the extent requested by the Administrative Agent, deliver to the Administrative Agent a favorable opinion of counsel, which counsel shall be reasonably acceptable to the Administrative Agent, addressed to the Administrative Agent and each Lender, as to such matters concerning such New

Subsidiary and the Loan Documents as the Administrative Agent may reasonably request; and

(v)cause each such New Subsidiary to execute and deliver a joinder agreement in substantially the form of Exhibit G; provided that after the Investment Grade Permitted Release, a New Subsidiary that is not a borrower or guarantor of, or otherwise obligated in respect of, any Recourse Indebtedness shall not be required to become a Guarantor (and the Borrower shall not be required to take any of the related actions described in clauses (ii) through (iv) above).

(b)Notwithstanding anything to the contrary contained in this Agreement, in the event that the results of any such “know your customer” or similar investigation conducted by the Administrative Agent with respect to any New Subsidiary are not satisfactory in all respects to the Administrative Agent, such New Subsidiary shall not be permitted to become a Guarantor, and for the avoidance of doubt no Real Estate owned or ground leased, directly or indirectly, by such New Subsidiary shall be included as an Unencumbered Eligible Property without the prior written consent of the Administrative Agent.

6.13Compliance with Environmental Laws.

  Comply, in all material respects, with all applicable Environmental Laws and Environmental Permits held by it; obtain and renew all Environmental Permits necessary for its operations and properties; and conduct any investigation, study, sampling and testing, and undertake any cleanup, response, removal, remedial or other action necessary to remove, remediate and clean up all Hazardous Materials at, on, under or emanating from any of the properties owned, leased or operated by it in accordance with the requirements of all applicable Environmental Laws; provided, however, that Loan Parties and their Subsidiaries shall not be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

6.14Further Assurances.

  Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents and (ii) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Creditor Parties the rights granted or now or hereafter intended to be granted to the Creditor Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.

6.15Maintenance of REIT Status; New York Stock Exchange or NASDAQ Listing.

  At all times continue to be organized and operated in a manner that will allow Apple Hospitality REIT to (i) qualify for REIT Status and (ii) remain publicly traded with securities listed on the New York Stock Exchange or the NASDAQ Stock Market.

6.16Material Contracts.

  Perform and observe all the terms and provisions of each Material Contract to be performed or observed by it, maintain each such Material Contract in full force and effect, enforce each such Material Contract in accordance with its terms, except, in any case, where the failure to do so, either individually or in the aggregate, could not reasonably be likely to have a Material Adverse Effect.

6.17Business Operations.

Operate their respective businesses in substantially the same manner and in substantially the same fields and lines of business as such business is now conducted and in compliance with the terms and conditions of this Agreement and the other Loan Documents.

6.18Distributions of Income.

Cause each of the Borrower’s Subsidiaries (subject to the terms of any loan documents under which such Subsidiary is the borrower) to promptly distribute to the Borrower (but not less frequently than once each calendar quarter, unless otherwise approved by the Administrative Agent), whether in the form of dividends, distributions or otherwise, all profits, proceeds or other income relating to or arising from the Subsidiaries’ use, operation, financing, refinancing, sale or other disposition of their respective assets and properties after (a) the payment by each Subsidiary of its debt service, operating expenses, capital improvements and leasing commissions for such quarter and (b) the establishment of reasonable reserves for the payment of operating expenses not paid on at least a quarterly basis and capital improvements to be made to such Subsidiary’s assets and properties approved by such Subsidiary in the course of its business consistent with its past practices.

6.19Anti-Corruption Laws.

Conduct its businesses in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions and maintain policies and procedures designed to promote and achieve compliance with such laws.

6.20Post-Closing Requirements.

  Deliver (or cause to be delivered) to the Administrative Agent not later than July 29, 2022 (or such later date as the Administrative Agent may agree to in writing), a fully executed copy of an amendment or amendment and restatement, to each of the following, each of which shall be in form and substance satisfactory to the Administrative Agent and shall be in full force and effect:

(a)that certain Amended and Restated Term Loan Credit Agreement, dated as of August 2, 2018, by and among Apple Hospitality REIT, certain subsidiaries of Apple Hospitality REIT from time to time party thereto as guarantors, Regions Bank, as administrative agent, and the lenders and other parties from time to time party thereto;

(b)that certain Term Loan Credit Agreement dated as of December 31, 2019 among Apple Hospitality REIT, as borrower, certain subsidiaries of such borrower from time to time party thereto, as guarantors, the lenders party thereto and The Huntington National Bank, as Administrative Agent;

(c)that certain Amended and Restated Term Loan Credit Agreement dated August 6, 2018 among Apple Hospitality REIT, certain subsidiaries of Apple Hospitality REIT from time to time party thereto as guarantors, PNC Bank, National Association, as administrative agent, and the lenders and other parties from time to time party thereto; and

(d)that certain Note Agreement dated as of March 16, 2020, as amended, pursuant to which Apple Hospitality REIT issued senior notes to the purchasers thereunder, including The Prudential Insurance Company of America.

Article VII.  NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Loan Parties shall not, nor shall they permit any of their respective Subsidiaries to, directly or indirectly:

7.01Liens.

  Create, incur, assume or suffer to exist any Lien upon any Unencumbered Eligible Property, the Equity Interests of any Loan Party or any income from or proceeds of any of the foregoing, or sign, file, authorize or suffer to exist under the Uniform Commercial Code of any jurisdiction a financing statement that includes in its collateral description any of the foregoing, other than the following:

(a)Liens pursuant to any Loan Document; and

(b)Permitted Property Encumbrances and Permitted Equity Encumbrances.

7.02Investments.

  Make or allow any Investment unless (a) no Event of Default exists at the time of, or after giving effect to, the making of such Investment and (b) immediately after giving effect to the making of such Investment, the Loan Parties and their respective Subsidiaries shall be in compliance, on a Pro Forma Basis, with the provisions of Section 7.11.

7.03Indebtedness.

  Create, incur, assume or suffer to exist any Indebtedness, except:

(a)Indebtedness under the Loan Documents (including Guarantees thereof);

(b)Indebtedness permitted to exist under the Existing Credit Agreement that is outstanding on the Closing Date (including Guarantees thereof);

(c)Consolidated Secured Recourse Indebtedness of Apple Hospitality REIT and its Subsidiaries (including Guarantees thereof); provided that immediately after giving effect to the incurrence of such Indebtedness, the Loan Parties shall be in compliance, on a Pro Forma Basis, with the provisions of Section 7.11(a), (b) and (g);

(d)unsecured obligations (contingent or otherwise) of a Loan Party or any Subsidiary existing or arising under any Swap Contract (including unsecured Guarantees thereof), provided that (x) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (y) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party; and

(e)any other Unsecured Indebtedness (including unsecured Guarantees thereof); provided that (A) taking into account the incurrence of such Indebtedness, the Loan Parties shall be in compliance, on a Pro Forma Basis, with the provisions of Sections 7.11(a), (e) and (f) and (B) no Default shall have occurred and be continuing or would result under any other provision of this Agreement from such incurrence; and

(f)Non-Recourse Indebtedness of Apple Hospitality REIT and its Subsidiaries (including Guarantees thereof to the extent recourse thereunder is limited to Customary Non-Recourse Carveouts); provided that (A) taking into account the incurrence of such Indebtedness, the Loan Parties shall be in compliance, on a Pro Forma Basis, with the provisions of Sections 7.11(a) and (b) and (B) no Default shall have occurred and be continuing or would result under any other provision of this Agreement from such incurrence.

7.04Fundamental Changes.

  Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions and whether effected pursuant to a Division or otherwise) all or substantially all of its assets or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a)(i) any Person may merge into a Loan Party or a Subsidiary in a transaction in which such Loan Party or such Subsidiary is the surviving Person (provided that the Borrower must be the survivor of any merger involving the Borrower), subject to the requirements of  Section 6.12, (ii) any Loan Party or any Subsidiary may sell, lease, transfer or otherwise dispose of its assets to another Loan Party or another Subsidiary, subject to the requirements of Section 6.12, (iii) any Subsidiary (other than a Loan Party) may liquidate or dissolve if such liquidation or dissolution is not materially disadvantageous to the Lenders and the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower, and (iv) if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing or would result, any Loan Party or any Subsidiary may sell, transfer or otherwise dispose of Equity Interests of a Subsidiary (other than a Loan Party); provided that if any of the foregoing is consummated pursuant to a Division, then the Borrower shall comply with the requirements of Section 6.12 with respect to each Division Successor;

(b)in connection with any acquisition permitted under Section 7.02, any Subsidiary of the Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided that the Person surviving such merger shall be a Wholly Owned Subsidiary of the Borrower and shall comply with the requirements of Section 6.12;

(c)any Subsidiary of the Borrower may Dispose of all or substantially all of its assets (upon voluntary liquidation, pursuant to a Division or otherwise) to the Borrower or to another Subsidiary of the Borrower; provided that if the transferor in such a transaction is a Loan Party, then the transferee must be a Loan Party; and provided, further, that if any Subsidiary consummates a Division, then the Borrower shall comply with the requirements of Section 6.12 with respect to each Division Successor;

(d)Dispositions permitted by Section 7.05(d) shall be permitted under this Section 7.04; and

(e)Apple Hospitality REIT and its Subsidiaries may consummate transactions of the sort described above in this Section 7.04 to the extent necessary or advisable to consummate the Reorganization in accordance with the requirements of Section 11.24.

7.05Dispositions.

  Make any Disposition or, in the case of any Subsidiary of the Borrower, issue, sell or otherwise Dispose of any of such Subsidiary’s Equity Interests to any Person, except:

(a)Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b)Dispositions of property by any Subsidiary of the Borrower to the Borrower or to another Subsidiary of the Borrower; provided that if the transferor is a Loan Party, the transferee thereof must be a Loan Party; and provided, further, that if any Subsidiary Guarantor consummates a Division, then the Borrower shall comply with the requirements of Section 6.12 with respect to each Division Successor;

(c)Dispositions permitted by Section 7.04(a), (b) or (c);

(d)(i) the Disposition of any Real Estate and (ii) the sale or other Disposition of all, but not less than all, of the Equity Interests of any Subsidiary; provided that no such Disposition shall result in a Material Adverse Effect and at the time thereof and immediately after giving effect thereto, no Default shall have occurred and be continuing or would result therefrom; provided further that if (x) such Real Estate is an Unencumbered Eligible Property or (y) such Subsidiary owns any Unencumbered Eligible Property, then at least two Business Days prior to the date of such Disposition, the Administrative Agent shall have received an Officer’s Certificate certifying that at the time of and immediately after giving effect to such Disposition (A) the Loan Parties shall be in compliance, on a Pro Forma Basis, with the provisions of Section 7.11(a), (e) and (f) and (y) and (B) the conditions set forth in the first proviso to this clause (d) shall have been satisfied; and

(e)Dispositions to the OpCo to the extent necessary or advisable to consummate the Reorganization in accordance with the requirements of Section 11.24.

7.06Restricted Payments.

  Declare or make, directly or indirectly, any Restricted Payment, except that the following shall be permitted:

(a)Apple Hospitality REIT and each Subsidiary thereof may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;

(b)on and after the Assumption Date, the OpCo may make Restricted Payments; provided, that, (i) if an Event of Default shall have occurred and be continuing or would result therefrom, the OpCo shall only be permitted to make cash Restricted Payments in an amount not to exceed the greater of (x) the amount necessary to enable Apple Hospitality REIT to avoid payment by the Consolidated Group of federal or state income or excise taxes and (y) the amount necessary to enable Apple Hospitality REIT to maintain its status as a real estate investment trust and (ii) no cash Restricted Payments shall be permitted under this clause (b) following an acceleration of the Obligations pursuant to Section 8.02 or following the occurrence of any Event of Default under Section 8.01(a), 8.01(f) or 8.01(g);

(c)Apple Hospitality REIT may make Restricted Payments; provided, that, (i) if an Event of Default shall have occurred and be continuing or would result therefrom, Apple Hospitality REIT shall only be permitted to make cash Restricted Payments in an amount not to exceed the greater of (x) the amount necessary to enable Apple Hospitality REIT to avoid payment by the Consolidated Group of federal or state income or excise taxes and (y) the amount necessary to enable Apple Hospitality REIT to maintain its status as a real estate investment trust and (ii) no cash Restricted Payments shall be permitted under this clause (c) following an acceleration of the Obligations pursuant to Section 8.02 or following the occurrence of any Event of Default under Section 8.01(a), 8.01(f) or 8.01(g);

(d)each Subsidiary of Apple Hospitality REIT may make cash Restricted Payments pro rata to the holders of its Equity Interests; and

(e)each Subsidiary of Apple Hospitality REIT may make purchases of Equity Interests in any Subsidiary or Unconsolidated Affiliate of Apple Hospitality REIT that is held by any other Person to the extent that such purchase constitutes an Investment that is permitted under Section 7.02.

7.07Change in Nature of Business.

Engage to any material extent in any business other than businesses of the type conducted by the Loan Parties and their Subsidiaries on the Closing Date and businesses reasonably related thereto.

7.08Transactions with Affiliates.

  Enter into any transaction of any kind with any Affiliate of Apple Hospitality REIT, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to Apple Hospitality REIT or a Subsidiary thereof as would be obtainable by Apple Hospitality REIT or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate of Apple Hospitality REIT; provided that the foregoing restriction shall not apply to (i) transactions between or among the Loan Parties, (ii) transactions between or among Wholly Owned Subsidiaries of the Borrower, (iii) Investments and Restricted Payments expressly permitted hereunder, (iv) the Operating Leases and (v) transactions necessary or advisable to consummate the Reorganization in accordance with the requirements of Section 11.24.

7.09Burdensome Agreements.

.  Enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that limits the ability (i) of any Subsidiary to make Restricted Payments to the Borrower or any other Loan Party or to otherwise transfer property to the Borrower or any other Loan Party, other than Permitted Pari Passu Encumbrances, (ii) of any Loan Party to Guarantee the Obligations or (iii) of the Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person, other than Permitted Pari Passu Encumbrances; provided, that clauses (i) and (iii) shall not prohibit (A) customary limitations on Restricted Payments or negative pledges or transfers of property incurred or provided in favor of any holder of Indebtedness permitted under Section 7.03(c) or Section 7.03(f) (in each case (x) with respect to negative pledges and transfers of property, solely to the extent any such limitation relates to property financed by or the subject of such Indebtedness and (y) with respect to Restricted Payments, solely to the extent that such limitation relates solely to the direct owner of such property and such direct owner owns no other material assets), (B) negative pledges or limitations on transfers of property contained in any agreement in connection with a Disposition permitted by Section 7.05 (provided that such limitation shall only be effective against the assets or property that are the subject of Disposition), (C) limitations on Restricted Payments by reason of customary provisions in joint venture agreements or other similar agreements applicable to Subsidiaries that are not Wholly-Owned Subsidiaries, (D) limitations on Restricted Payments, negative pledges or limitations on transfers of property by reason of customary provisions limiting the disposition or distribution of assets or property in asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements in the ordinary course of business, which limitation is applicable only to the assets that are the subject of such agreements, (E) limitations on Restricted Payments by reason of customary restrictions on cash or other deposits or net worth imposed by customers, suppliers or landlords or required by insurance, surety or bonding companies, in each case, under contracts entered into in the ordinary course of business and (F) on and after the Assumption Date, customary limitations restricting the sale or other transfer of assets which assets are the subject of “tax protection” (or similar) agreements entered into with limited partners or members of the OpCo or any other Subsidiary of Apple Hospitality REIT; provided, further, that notwithstanding the foregoing, in no event shall any negative pledge be permitted with respect to any Unencumbered Eligible Property or any Equity Interests of any Direct Owner or Indirect Owner of any Unencumbered Eligible Property.

7.10Use of Proceeds.

  Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to (a) purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose or (b) finance or refinance any commercial paper issued by any Loan Party.

7.11Financial Covenants.

(a)Maximum Consolidated Leverage Ratio.  Permit, as of the last day of each fiscal quarter of Apple Hospitality REIT, the Consolidated Leverage Ratio to exceed 7.25 to 1.00.

(b)Maximum Secured Leverage Ratio.  Permit Consolidated Secured Indebtedness to exceed 45% of Consolidated Total Assets as of the last day of each fiscal quarter of Apple Hospitality REIT.

(c)Minimum Tangible Net Worth.  Permit Consolidated Tangible Net Worth at any time to be less than the sum of (i) $3,401,765,000 plus (ii) an amount equal to 75% of the Net Cash Proceeds received by Apple Hospitality REIT from issuances and sales of Equity Interests of Apple Hospitality REIT occurring after March 31, 2022 (other than any such Net Cash Proceeds received in connection with any customary dividend reinvestment program).

(d)Minimum Fixed Charge Coverage Ratio.  Permit the ratio of Adjusted Consolidated EBITDA to Consolidated Fixed Charges to be less than 1.50:1.00 as of the last day of each fiscal quarter of Apple Hospitality REIT for the period of four full fiscal quarters then ended.

(e)Minimum Unsecured Interest Coverage Ratio.  Permit the ratio of Unencumbered Adjusted NOI to Consolidated Implied Interest Expense for such period in respect of Consolidated Unsecured Indebtedness to be less than 2.00:1.00 as of the last day of each fiscal quarter of Apple Hospitality REIT for the period of four full fiscal quarters then ended.

(f)Maximum Unsecured Leverage Ratio.  Permit Consolidated Unsecured Indebtedness to exceed 60% of the Unencumbered Asset Value as of the last day of each fiscal quarter of Apple Hospitality REIT; provided that, notwithstanding the foregoing, Consolidated Unsecured Indebtedness may exceed 60% of the Unencumbered Asset Value, but not exceed 65% of the Unencumbered Asset Value, as of the last day of each fiscal quarter that occurs during a Surge Period.

(g)Maximum Secured Recourse Indebtedness.  Permit Consolidated Secured Recourse Indebtedness to exceed 10% of Consolidated Total Assets as of the last day of each fiscal quarter of Apple Hospitality REIT.

7.12Accounting Changes.

Make any change in (a) accounting policies or reporting practices, except as required or permitted by GAAP, or (b) fiscal year.

7.13Amendments of Organization Documents.

  At any time cause or permit any of its, or any of its Subsidiary’s, Organization Documents to be modified, amended, amended and restated or supplemented in any respect whatsoever, without, in each case, the express prior written consent or approval of the Administrative Agent, if such changes would adversely affect in any material respect the rights of the Administrative Agent, the L/C Issuers or the Lenders hereunder or under any of the other Loan Documents; provided that if such prior consent or approval is not required, such Loan Party shall nonetheless notify the Administrative Agent in writing promptly after any such modification, amendment, amendment and restatement, or supplement to the charter documents of such Loan Party.

7.14Sanctions.

(a)Directly or indirectly, engage in any transaction, investment, undertaking or activity that conceals the identity, source or destination of the proceeds from any category of prohibited offenses designated in any applicable law, regulation or other binding measure by the Organisation for Economic Cooperation and Development’s Financial Action Task Force on Money Laundering or violate these laws or any other applicable anti-money laundering law or engage in these actions.

(b)Directly or indirectly, use the proceeds of any Credit Extension, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Lender, Arranger, Bookrunner, Administrative Agent, L/C Issuer or otherwise) of Sanctions.

7.15Compliance with Environmental Laws.

  Do, or permit any other Person to do, any of the following: (a) use any of the Real Estate or any portion thereof as a facility for the handling, processing, storage or disposal of Hazardous Materials except for quantities of Hazardous Materials used in the ordinary course of business and in material compliance with all applicable Environmental Laws, (b) cause or permit to be located on any of the Real Estate any underground tank or other underground storage receptacle for Hazardous Materials except in full compliance with Environmental Laws, (c) generate any Hazardous Materials on any of the Real Estate except in full compliance with Environmental Laws, (d) conduct any activity at any Real Estate or use any Real Estate in any manner that could reasonably be contemplated to cause a Release of Hazardous Materials on, upon or into the Real Estate or any surrounding properties or any threatened Release of Hazardous Materials which might give rise to liability under CERCLA or any other Environmental Law, or (e) directly or indirectly transport or arrange for the transport of any Hazardous Materials (except in compliance with all Environmental Laws), except, with respect to any Real Estate other than a Unencumbered Eligible Property where any such use, generation, conduct or other activity has not had and could not reasonably be expected to have a Material Adverse Effect.

7.16Management Status.

  Be party to any agreement under which any material management or advisory services are provided to any Loan Party or any of their respective Subsidiaries or pursuant to which any Loan Party or any of their respective Subsidiaries pays any material management, advisory or similar fees, other than the Management Agreements.

7.17Anti-Corruption Laws.

  Directly or indirectly use the proceeds of any Credit Extension for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, or other similar anti-corruption legislation in other jurisdictions.

Article VIII.  EVENTS OF DEFAULT AND REMEDIES

8.01Events of Default.

  Any of the following shall constitute an Event of Default:

(a)Non-Payment.  Any Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation (whether upon demand at maturity, by reason of acceleration or otherwise) or deposit any funds as Cash Collateral in respect of L/C Obligations, or (ii) within three Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) within three Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)Specific Covenants.  Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.02, 6.03, 6.05, 6.07, 6.10, 6.11, 6.15, 6.17, 6.18 or 6.20 or Article VII or Article X; or

(c)Other Defaults.  Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days; or

(d)Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect (or in the case of the representation contained in Sections 5.19 and 5.24, in any respect) when made or deemed made or any representation or warranty that is already by its terms qualified as to “materiality”, “Material Adverse Effect” or similar language shall be incorrect or misleading in any respect after giving effect to such qualification when made or deemed made; or

(e)Cross-Default.  (i) Any Loan Party or any Subsidiary thereof (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Recourse Indebtedness or Guarantee of Recourse Indebtedness (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement), individually or in the aggregate with all other Indebtedness as to which such a failure exists, of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any Recourse Indebtedness or Guarantee of Recourse Indebtedness having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement), individually or in the aggregate with all other Indebtedness as to which such a failure exists, of more than the Threshold Amount or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; (ii) any Loan Party or any Subsidiary thereof (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Non-Recourse Indebtedness or Guarantee of Non-Recourse Indebtedness having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement), individually or in the aggregate with all other Indebtedness as to which such a failure exists, of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any Non-Recourse Indebtedness or Guarantee of Non-Recourse Indebtedness having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement), individually or in the aggregate with all other Indebtedness as to which such a failure exists, of more than the Threshold Amount or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (iii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which any Loan Party or any Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which Apple Hospitality REIT or any Subsidiary is an Affected Party (as so defined) and, in either event, the aggregate Swap Termination Values owed by Apple Hospitality REIT and all such Subsidiaries as a result thereof is greater than the Threshold Amount; or

(f)Insolvency Proceedings, Etc.  Any Loan Party or any one or more Subsidiaries thereof to which more than 5% of Consolidated Total Assets in the aggregate is attributable institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g)Inability to Pay Debts; Attachment.  (i) Any Loan Party or any one or more Subsidiaries thereof to which more than 5% of Consolidated Total Assets in the aggregate is attributable becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h)Judgments.  There is entered against any Loan Party or any Subsidiary (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding $35,000,000 (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 10 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)ERISA.  (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $25,000,000, or (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $25,000,000; or

(j)Invalidity of Loan Documents.  Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or

(k)Change of Control.  There occurs any Change of Control; or

(l)REIT Status.  Apple Hospitality REIT shall, for any reason, fail to maintain its REIT Status, after taking into account any cure provisions set forth in the Code that are complied with by Apple Hospitality REIT.

8.02Remedies Upon Event of Default.

  If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)declare the commitment of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b)declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Loan Parties;

(c)require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the Minimum Collateral Amount with respect thereto (but in no event less than the Outstanding Amount of all L/C Obligations)); and

(d)exercise on behalf of itself, the Lenders and the L/C Issuers all rights and remedies available to it, the Lenders and the L/C Issuers under the Loan Documents and applicable Laws;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to any Loan Party under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of each L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

8.03Application of Funds.

  After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.16 and 2.17, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuers (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuers (including fees and time charges for attorneys who may be employees of any Lender or any L/C Issuer) and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees, Unused Fees, Facility Fees and interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lenders and the L/C Issuers in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings and Obligations then owing under Lender Swap Contracts, ratably among the Lenders, the L/C Issuers and the Swap Banks in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the L/C Issuers, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrower pursuant to Sections 2.03 and 2.16; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Sections 2.03(c) and 2.16, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired or cancelled, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.  Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Obligations otherwise set forth above in this Section 8.03.

Notwithstanding the foregoing, Obligations arising under Lender Swap Contracts shall be excluded from the application described above if the Administrative Agent has not received a Designation Notice, together with such supporting documentation as the Administrative Agent may request, from the applicable Swap Bank (except if such Swap Bank is the Administrative Agent or an Affiliate of the Administrative Agent), as the case may be.  Each Swap Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX for itself and its Affiliates as if a “Lender” party hereto.

Article IX.  ADMINISTRATIVE AGENT

9.01Appointment and Authority.

  Each of the Lenders and each of the L/C Issuers hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuers, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.  It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

9.02Rights as a Lender.

  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Loan Party or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03Exculpatory Provisions.

  The Administrative Agent, the Arrangers or Bookrunners, as applicable, shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and their duties hereunder shall be administrative in nature.  Without limiting the generality of the foregoing, the Administrative Agent, the Arrangers or the Bookrunners, as applicable:

(a)shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Laws, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;

(c)shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, to any Lender or any L/C Issuer, any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their Affiliates, that is communicated to, obtained or in the possession of, the Administrative Agent, Arrangers, Bookrunners or any of their Related Parties in any capacity, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein;

(d)shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Borrower, a Lender or an L/C Issuer.

(e)shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04Reliance by Administrative Agent.

.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or such L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or such L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for any Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05Delegation of Duties.

  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub‑agents appointed by the Administrative Agent.  The Administrative Agent and any such sub‑agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub‑agent and to the Related Parties of the Administrative Agent and any such sub‑agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.  The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.06Resignation of Administrative Agent.

(a)The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuers and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower so long as no Event of Default exists, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the L/C Issuers, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender.  Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower so long as no Event of Default exists, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuers under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each L/C Issuer directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 3.01(i) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring or removed Administrative Agent was acting as Administrative Agent and (ii) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including (x) acting as collateral agent or otherwise holding any collateral security on behalf of any of the Lenders and (y) in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.

(d)Any resignation by, or removal of, Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as an L/C Issuer.  If Bank of America resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit issued by it and outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto, including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c). Upon the appointment by the Borrower of a successor to Bank of America as an L/C Issuer hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, (b) the retiring L/C Issuer shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit issued by Bank of America, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

9.07Non-Reliance on Administrative Agent, Arrangers, Bookrunners and Other Lenders.

  Each Lender and each L/C Issuer expressly acknowledges that none of the Administrative Agent, any Arranger or any Bookrunner has made any representation or warranty to it, and that no act by the Administrative Agent any Arranger or any Bookrunner hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of any Loan Party of any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent, any Arranger or any Bookrunner to any Lender or any L/C Issuer as to any matter, including whether the Administrative Agent, any Arranger or any Bookrunner have disclosed material information in their (or their Related Parties’) possession.  Each Lender and each L/C Issuer represents to the Administrative Agent, the Arrangers and the Bookrunners that it has, independently and without reliance upon the Administrative Agent, any Arranger, any Bookrunner, any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder.  Each Lender and each L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger, any Bookrunner, any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties.  Each Lender and each L/C Issuer represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender or L/C Issuer for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender or L/C Issuer, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender and each L/C Issuer agrees not to assert a claim in contravention of the foregoing. Each Lender and each L/C Issuer represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such L/C Issuer, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.

9.08No Other Duties, Etc.

  Anything herein to the contrary notwithstanding, none of the Arrangers, Bookrunners, Co-Syndication Agents, Documentation Agents or Managing Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an L/C Issuer hereunder.

9.09Administrative Agent May File Proofs of Claim.

  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Loan Party) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuers and the Administrative Agent under Sections 2.03(i) and (j), 2.09 and 11.04) allowed in such judicial proceeding; and

(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or any L/C Issuer in any such proceeding.

9.10Guaranty Matters.

  Without limiting the provisions of Section 9.09, the Lenders (including in their capacities as potential Swap Banks) and the L/C Issuers irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Guarantor from its obligations under the Guaranty if required pursuant to Section 10.10 hereof.  Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10.

9.11Lender Swap Contracts.

  Except as otherwise expressly set forth herein, no Swap Bank that obtains the benefit of the provisions of Section 8.03 or the Guaranty by virtue of the provisions of this Agreement or any other Loan Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document (or to notice of or to consent to any amendment, waiver or modification of the provisions hereof or any other Loan Document) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents.  Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Lender Swap Contracts except to the extent expressly provided herein and unless the Administrative Agent has received a Designation Notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Swap Bank (except if such Swap Bank is the Administrative Agent or an Affiliate of the Administrative Agent), as the case may be.  The Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to,

Obligations arising under Lender Swap Contracts in the case of a termination of this Agreement and the Facilities.

9.12Certain ERISA Matters.

(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Bookrunners and the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or,

(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Bookrunners and the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent, the Bookrunners or the Arrangers or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

9.13Recovery of Erroneous Payments.

  Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Lender Party, whether or not in respect of an Obligation due and owing by the Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each Lender Party receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Lender Party in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Lender Party irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount.  The Administrative Agent shall inform each Lender Party promptly upon determining that any payment made to such Lender Party comprised, in whole or in part, a Rescindable Amount.

Article X.  CONTINUING GUARANTY

10.01Guaranty.

  Each Guarantor, jointly and severally with the other Guarantors, hereby absolutely, irrevocably and unconditionally guarantees, as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all of the Obligations, whether for principal, interest, premiums, fees, indemnities, damages, costs, expenses or otherwise, and whether arising hereunder or under any other Loan Document or any Lender Swap Contract (including all renewals, extensions, amendments, refinancings and other modifications thereof and all costs, reasonable and documented attorneys’ fees and expenses incurred in connection with the collection or enforcement thereof) (for each Guarantor, subject to the proviso in this sentence, its “Guaranteed Obligations”); provided, that (i) the Guaranteed Obligations of a Guarantor shall exclude any Excluded Swap Obligations with respect to such Guarantor and (ii) the liability of each Guarantor individually with respect to this Guaranty shall be limited to an aggregate amount equal to the largest amount (taking into account any amounts payable to such Guarantor under Section 10.11) that would not render its obligations hereunder subject to avoidance under Section 548 of the Bankruptcy Code of the United States or any comparable provisions of any applicable state law.  Notwithstanding anything to the contrary contained herein or elsewhere, no Guarantor shall by virtue of the joint and several nature of its obligations under this Guaranty and the other Loan Documents be liable for any Guaranteed Obligations that constitute Excluded Swap Obligations with respect to such Guarantor.  The Administrative Agent’s books and records showing the amount of the Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon the Guarantors, and conclusive for the purpose of establishing the amount of the Guaranteed Obligations.  This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Guaranteed Obligations or any instrument or agreement evidencing any Guaranteed Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Guaranteed Obligations which might otherwise constitute a defense to the obligations of any Guarantor under this Guaranty, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.

10.02Rights of Lenders.

  Each Guarantor consents and agrees that the Creditor Parties may, at any time and from time to time, without notice or demand, without the consent of such Guarantor, and without affecting the enforceability or continuing effectiveness hereof:  (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Guaranteed Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, sell, or otherwise dispose of, or impair or fail to perfect any Lien on, any security for the payment of this Guaranty or any Guaranteed Obligations; (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent, the L/C Issuers and the Lenders in their sole discretion may determine; and (d) release or substitute any other Guarantor or one or more of any endorsers or other guarantors of any of the Guaranteed Obligations.  Without limiting the generality of the foregoing, each Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of the Guarantors under this Guaranty or which, but for this provision, might operate as a discharge of one or more of the Guarantors.

10.03Certain Waivers.

  Each Guarantor waives (a) any defense arising by reason of any disability or other defense of the Borrower, any other Loan Party or any other guarantor of the Guaranteed Obligations or any part thereof, or the cessation from any cause whatsoever (including any act or omission of any Creditor Party) of the liability of the Borrower (other than the defense of prior payment in full of the Guaranteed Obligations); (b) any defense based on any claim that such Guarantor’s obligations exceed or are more burdensome than those of the Borrower; (c) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder; (d) any requirement to proceed against the Borrower or any other Loan Party, proceed against or exhaust any security for the Guaranteed Obligations, or pursue any other remedy in the power of any Creditor Party whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by any Creditor Party; and (f) to the fullest extent permitted by law, any and all other defenses (other than the defense of prior payment in full of the Guaranteed Obligations) or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties.  Each Guarantor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Guaranteed Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Guaranteed Obligations.

10.04Obligations Independent.

  The obligations of each Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Guaranteed Obligations and the obligations of any other guarantor of the Guaranteed Obligations or any part thereof, and a separate action may be brought against any Guarantor to enforce this Guaranty whether or not the Borrower or any other Person is joined as a party. For the avoidance of doubt, all obligations of each Guarantor under this Guaranty are joint and several obligations of all the Guarantors.

10.05Subrogation.

  No Guarantor shall exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all of the Guaranteed Obligations and any amounts payable under this Guaranty have been indefeasibly paid and performed in full and the Commitments and the Facilities are terminated, and all Letters of Credit have been cancelled, have expired or terminated or have been collateralized to the satisfaction of the Administrative Agent and the L/C Issuers.  If any amounts are paid to any Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust by such Guarantor for the benefit of the Creditor Parties and shall forthwith be paid to the Administrative Agent for the benefit of the Creditor Parties to reduce the amount of the Guaranteed Obligations, whether matured or unmatured.

10.06Termination.

  This Guaranty is a continuing, absolute, unconditional and irrevocable guaranty of all Guaranteed Obligations now or hereafter existing and shall remain in full force and effect until all Guaranteed Obligations and any other amounts payable under this Guaranty are indefeasibly paid in full in cash and the Commitments and the Facilities with respect to the Guaranteed Obligations are terminated.  Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of the Borrower or any Guarantor is made, or any of the Creditor Parties exercises its right of setoff, in respect of the Guaranteed Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any of the Creditor Parties in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Creditor Parties are in possession of or have released this Guaranty and regardless of any prior revocation, rescission, termination or reduction.  The obligations of the Guarantors under this paragraph shall survive termination of this Guaranty.

10.07Subordination.

  Each Guarantor hereby subordinates the payment of all obligations and indebtedness of any Loan Party owing to such Guarantor, whether now existing or hereafter arising, including but not limited to any obligation of the Borrower to such Guarantor as subrogee of the Creditor Parties or resulting from such Guarantor’s performance under this Guaranty, to the indefeasible payment in full in cash of all Guaranteed Obligations; provided that such Guarantor may receive regularly scheduled payments of principal and interest on such obligations and indebtedness from the Borrower, except upon the occurrence and continuance of an Event of Default.  If any amounts are paid to any Guarantor in violation of the foregoing subordination, then such amounts shall be held in trust for the benefit of the Creditor Parties and shall forthwith be paid to the Creditor Parties to reduce the amount of the Guaranteed Obligations, whether matured or unmatured.  Upon the occurrence and continuance of an Event of Default, if the Creditor Parties so request, any such obligation or indebtedness of the Borrower to any Guarantor shall be enforced and performance received by such Guarantor as trustee for the Creditor Parties and the proceeds thereof shall be paid over to the Creditor Parties on account of the Guaranteed Obligations, but without reducing or affecting in any manner the liability of any Guarantor under this Guaranty.

10.08Stay of Acceleration.

  If acceleration of the time for payment of any of the Guaranteed Obligations is stayed, in connection with any case commenced by or against the Borrower or any other Loan Party under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by the Guarantors immediately upon demand by the Creditor Parties.

10.09Condition of the Loan Parties.

  Each Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Loan Parties and any other guarantor of the Guaranteed Obligations such information concerning the financial condition, business and operations of the Loan Parties and any such other guarantor as such Guarantor requires, and that none of the Creditor Parties has any duty, and such Guarantor is not relying on the Creditor Parties at any time, to disclose to such Guarantor any information relating to the business, operations or financial condition of any Loan Party or any other guarantor of the Guaranteed Obligations (such Guarantor waiving any duty on the part of the Creditor Parties to disclose such information and any defense relating to the failure to provide the same).

10.10Releases of Guarantors.

(a)Releases following receipt of Investment Grade Credit Rating.  If at any time Apple Hospitality REIT obtains an Investment Grade Credit Rating, the Administrative Agent shall (at the sole cost of the Borrower and pursuant to documentation reasonably satisfactory to the Administrative Agent) promptly release all of the Guarantors (other than (i) Apple Hospitality REIT, (ii) any Intermediate Holding Company  and (iii) any Guarantor that is a borrower or guarantor of, or otherwise obligated in respect of, any Recourse Indebtedness) from their obligations under this Agreement and the other Loan Documents (the “Investment Grade Permitted Release”), upon the completion of the following conditions precedent:

(i)The Borrower shall have delivered to the Administrative Agent, on or prior to the date that is ten (10) Business Days (or such shorter period of time as agreed to by the Administrative Agent) before the date on which the Investment Grade Permitted Release is to be effected, an Officer’s Certificate (x) certifying that Apple Hospitality REIT has obtained an Investment Grade Credit Rating and (y) notifying the Administrative Agent and the Lenders that it is requesting the Investment Grade Permitted Release; and

(ii)The Borrower shall have submitted to the Administrative Agent and the Lenders, within one (1) Business Day prior to the date on which the Investment Grade Permitted Release is to be effected, an Officer’s Certificate certifying to the Administrative Agent and the Lenders that, immediately before and immediately after giving effect to the Investment Grade Permitted Release, (1) no Default has occurred and is continuing or would result therefrom, (2) no Guarantor to be released is a borrower or guarantor of, or otherwise obligated in respect of, any Recourse Indebtedness, including, without limitation and for the avoidance of doubt, Recourse Indebtedness incurred under or in connection with notes or bonds issued pursuant to a Rule 144A Transaction, and (3) the representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, are true and correct in all material respects (or, in the case of Sections 5.19 and 5.24, all respects) on and as of the date of such release and immediately after giving effect to such release, except (A) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, (B) any representation or warranty that is already by its terms qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects as of such date (including such earlier date set forth in the foregoing clause (A)) after giving effect to such qualification and (C) for purposes of this Section 10.10, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.

(b)Release upon Certain Events.  At the request of the Borrower, any Guarantor may be released from its obligations under this Guaranty and the other Loan Documents subject to the following conditions: (i) the Borrower shall have delivered to the Administrative Agent, at least two Business Days prior to the date of the proposed release (or such shorter period of time as agreed to by the Administrative Agent in writing), a written request for such release (a “Guarantor Release Notice”), (ii) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects (or, in the case of Sections 5.19 and 5.24, all respects) on and as of the effective date of such release and, both before and after giving effect to such release, except (x) to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, (y) any representation or warranty that is already by its terms qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects as of such date (including such earlier date set forth in the foregoing clause (x)) after giving effect to such qualification and (z) for purposes of this

Section 10.10, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01, (iii) immediately after giving effect to such release, the Loan Parties shall be in compliance, on a Pro Forma Basis, with the provisions of Section 7.11(e) and (f), (iv) no Default shall have occurred and be continuing (unless such Default relates solely to an Unencumbered Eligible Property owned or ground leased by such Guarantor, which will no longer be an Unencumbered Eligible Property upon such Guarantor’s release) or would result under any other provision of this Agreement after giving effect to such release, and (v) the Borrower shall have delivered to the Administrative Agent an Officer’s Certificate certifying that the conditions in clauses (ii) through (iv) above have been satisfied.  The Administrative Agent will (at the sole cost of the Borrower) following receipt of such Guarantor Release Notice and Officer’s Certificate, and each of the Lenders and L/C Issuers irrevocably authorizes the Administrative Agent to, execute and deliver such documents as the Borrower or such Guarantor may reasonably request to evidence the release of such Guarantor from its obligations hereunder and under the other Loan Documents, which documents shall be reasonably satisfactory to the Administrative Agent.  For the avoidance of doubt, each Unencumbered Eligible Property that is owned or ground leased directly or indirectly by a Guarantor that has been released from its obligations hereunder and under the other Loan Documents pursuant to Section 10.10(b) will immediately upon such release cease to be an Unencumbered Eligible Property.

(c)The Administrative Agent shall promptly notify the Lenders of any such release hereunder, and this Agreement and each other Loan Document shall be deemed amended to delete the name of any Guarantor released pursuant to Section 10.10(b).

10.11Contribution.

  At any time a payment in respect of the Guaranteed Obligations is made under this Guaranty, the right of contribution of each Guarantor against each other Guarantor shall be determined as provided in the immediately following sentence, with the right of contribution of each Guarantor to be revised and restated as of each date on which a payment (a “Relevant Payment”) is made on the Guaranteed Obligations under this Guaranty.  At any time that a Relevant Payment is made by a Guarantor that results in the aggregate payments made by such Guarantor in respect of the Guaranteed Obligations to and including the date of the Relevant Payment exceeding such Guarantor’s Contribution Percentage (as defined below) of the aggregate payments made by all Guarantors in respect of the Guaranteed Obligations to and including the date of the Relevant Payment (such excess, the “Aggregate Excess Amount”), each such Guarantor shall have a right of contribution against each other Guarantor who either has not made any payments or has made payments in respect of the Guaranteed Obligations to and including the date of the Relevant Payment in an aggregate amount less than such other Guarantor’s Contribution Percentage of the aggregate payments made to and including the date of the Relevant Payment by all Guarantors in respect of the Guaranteed Obligations (the aggregate amount of such deficit, the “Aggregate Deficit Amount”) in an amount equal to (x) a fraction the numerator of which is the Aggregate Excess Amount of such Guarantor and the denominator of which is the Aggregate Excess Amount of all Guarantors multiplied by (y) the Aggregate Deficit Amount of such other Guarantor.  A Guarantor’s right of contribution pursuant to the preceding sentences shall arise at the time of each computation, subject to adjustment at the time of each computation; provided, that no Guarantor may take any action to enforce such right until after all Guaranteed Obligations and any other amounts payable under this Guaranty are indefeasibly paid in full in cash and the Commitments and the Facilities with respect to the Guaranteed Obligations are terminated and all Letters of Credit have been cancelled, have expired or terminated or have been collateralized to the satisfaction of the Administrative Agent and the L/C Issuers, it being expressly recognized and agreed by all parties hereto that any Guarantor’s right of contribution arising pursuant to this Section 10.11 against any other Guarantor shall be expressly junior and subordinate to such other Guarantor’s obligations and liabilities in respect of the Guaranteed Obligations and any other obligations owing under this Guaranty.  As used in this Section 10.11, (i) each Guarantor’s “Contribution Percentage” shall mean the percentage obtained by dividing (x) the Adjusted Net Worth (as defined below) of such Guarantor by (y) the aggregate Adjusted Net Worth of all Guarantors; (ii) the “Adjusted Net Worth” of each Guarantor shall mean the greater of (x) the Net Worth (as defined below) of such Guarantor and (y) zero; and (iii) the “Net Worth” of each Guarantor shall mean the amount by which the fair saleable value of such Guarantor’s assets on the date of any Relevant Payment exceeds its existing debts and other liabilities (including contingent liabilities, but without giving effect to any Guaranteed Obligations arising under this Guaranty) on such date.  All parties hereto recognize and agree that, except for any right of contribution arising pursuant to this Section 10.11, each Guarantor who makes any payment in respect of the Guaranteed Obligations shall have no right of contribution or subrogation against any other Guarantor in respect of such payment until after all Guaranteed Obligations and any other amounts payable under this Guaranty are indefeasibly paid in full in cash and the Commitments and the Facilities with respect to the Guaranteed Obligations are terminated and all Letters of Credit have been cancelled, have expired or terminated or have been collateralized to the satisfaction of the Administrative Agent and the L/C Issuers.  Each of the Guarantors recognizes and acknowledges that the rights to contribution arising hereunder shall constitute an asset in favor of the party entitled to such contribution.  In this connection, each Guarantor has the right to waive its contribution right against any Guarantor to the extent that after giving effect to such waiver such Guarantor would remain Solvent, in the determination of the Administrative Agent or the Required Lenders.

10.12Keepwell.

  Each Loan Party that is a Qualified ECP Guarantor at the time the Guaranty hereunder by any Specified Loan Party becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under this Guaranty and the other Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Article X voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section 10.12 shall remain in full force and effect until the Obligations have been indefeasibly paid and performed in full. Each Qualified ECP Guarantor intends this Section 10.12 to constitute, and this Section 10.12 shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Specified Loan Party for all purposes of the Commodity Exchange Act.

Article XI.  MISCELLANEOUS

11.01Amendments, Etc.

  Subject to Section 2.02(g), Section 3.03 and the last two paragraphs of this Section 11.01, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders (or, to the extent such amendment or waiver (i) changes the definition of “Required Revolving Lenders”, “Required Term A-1 Lenders”, “Required Term A-2 Lenders”, or “Required Incremental TL Facility Lenders” each Lender under the applicable Facility or (ii) waives any obligation of the Borrower to pay Letter of Credit Fees at the Default Rate, the Required Revolving Lenders), the Borrower and any applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that (x) the Administrative Agent and the Borrower may, without the consent of any Lender or any Guarantor then party hereto, (1) amend this Agreement to add a Subsidiary as a “Guarantor” hereunder pursuant to a joinder agreement in substantially the form of Exhibit G and (2) amend, modify or supplement this Agreement and any other Loan Document to cure any ambiguity, omission, typographical error, mistake, defect or inconsistency if such amendment, modification or supplement does not adversely affect the rights of the Administrative Agent or any Lender and (y) notwithstanding the foregoing provisions of this Section 11.01 (including the first proviso above), no such amendment, waiver or consent shall:

(a)waive any condition set forth in Section 4.01(a) without the written consent of each Lender;

(b)without limiting the generality of clause (a) above, waive any condition set forth in Section 4.02 as to any Credit Extension under a particular Facility without the written consent of the Required Revolving Lenders, the Required Term A-1 Lenders, the Required Term A-2 Lenders or the Required Incremental TL Facility Lenders, as the case may be;

(c)extend (except as provided in Section 2.14) or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(d)postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender entitled to such payment;

(e)reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (v) of the second proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to such payment; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein)

even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;

(f)(i) change Section 8.03 or any other provision hereof in a manner that would alter or have the effect of altering the ratable reduction of Commitments or the pro rata sharing of payments otherwise required hereunder or (ii) subordinate, or have the effect of subordinating, the Obligations to any other Indebtedness or other obligation, in each case, without the written consent of each Lender;

(g)change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder (other than the definitions specified in the first paragraph of this Section 11.01), without the written consent of each Lender;

(h)release or have the effect of releasing (i) all or substantially all of the value of the Guaranty, except as expressly provided in the Loan Documents, or (ii) on or after the Assumption Date, Apple Hospitality REIT from its obligations as a Guarantor, in each case without the written consent of each Lender; or

(i)impose any greater restriction on the ability of any Lender under a Facility to assign any of its rights or obligations hereunder without the written consent of (i) if such Facility is the Term A-1 Facility, each Term A-1 Lender, (ii) if such Facility is the Term A-2 Facility, each Term A-2 Lender, (iii) if such Facility is an Incremental TL Facility, each Term Lender holding Term Loans of such Incremental TL Facility, and (iv) if such Facility is the Revolving Credit Facility, each Revolving Credit Lender;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by an L/C Issuer in addition to the Lenders required above, affect the rights or duties of such L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, amend, waive, modify or change, or have the effect of amending, waiving, modifying or changing, Section 3.03 or any term defined in such section or any other term or provision in this Agreement relating to the replacement of SOFR, Daily Simple SOFR, Term SOFR or any Successor Rates or the replacement of any such rate or Successor Rates; and (iv) the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.  Notwithstanding anything to the contrary herein no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitments of any Defaulting Lender may not be increased or extended (except as provided in Section 2.14) without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender in a disproportionately adverse manner relative to other affected Lenders shall require the consent of such Defaulting Lender.

Notwithstanding any provision herein to the contrary:

(a)subject to the provisions of Section 2.15, in connection with the establishment of any Incremental TL Facility the Administrative Agent, the Borrower and the Lenders providing commitments for such Incremental TL Facility may (without the consent of any other Person) amend, modify or supplement this Agreement and the other Loan Documents (A) to incorporate the terms of such Incremental TL Facility and to permit the extensions of credit and related obligations and liabilities arising in connection therewith from time to time outstanding to share ratably in the benefits of this Agreement and the other Loan Documents with the obligations and liabilities from time to time outstanding in respect of the then existing facilities hereunder, (B) to permit the Term Lenders providing such Incremental TL Facility to participate in any required vote or action required to be approved by the Required Lenders or (if applicable to Term Lenders) by any other number, percentage or class of Lenders hereunder and (C) the terms or provisions in any Loan Document requiring pro rata payments, distributions or sharing of payments (including Section 8.03) so long as such payments, distributions and sharing of payments continue to be based on each Lender’s Applicable Percentage with respect to the Facilities in which it participates; and

(b)this Agreement and the other Loan Documents may be amended (or amended and restated), modified or supplemented, without the consent of any Lender to the extent necessary or appropriate in the opinion of the Administrative Agent and Apple Hospitality REIT to (A) effect the OpCo’s assumption of all of Apple Hospitality REIT’s liabilities and obligations as the Borrower under, and Apple Hospitality REIT’s transfer and assignment to the OpCo of all of Apple Hospitality REIT’s rights and benefits as the Borrower under, this Agreement and the other Loan Documents to which Apple Hospitality REIT is a party as the Borrower, and (B) effect such other amendment (or amendment and restatement of), modification or supplement of this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and Apple Hospitality REIT, to effect the provisions of Section 11.24, including, without limitations, to amend representations, covenants and events of default as appropriate to permit consummation of the Reorganization and reflect the OpCo as the Borrower, and Apple Hospitality REIT and the Intermediate Holding Companies as Guarantors, in each case, so long as such amendment, modification or supplement does not impose additional obligations on, or otherwise affect in any material respect the interests of, any Lender; provided that the Administrative Agent shall promptly give the Lenders notice of any such amendment, modification or supplement.

11.02Notices; Effectiveness; Electronic Communications.

(a)Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)if to a Loan Party, the Administrative Agent or an L/C Issuer, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and

(ii)if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Loan Parties).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)Electronic Communications.  Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e‑mail, FpML messaging, and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any L/C Issuer pursuant to Article II if such Lender or such L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent, an L/C Issuer or a Loan Party may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet.  In addition, in no event shall any Agent Party have any liability to any Loan Party, any Lender, any L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)Change of Address, Etc.  Each of the Loan Parties, the Administrative Agent, the L/C Issuers may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent and the L/C Issuers.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.  Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to one or more of the Borrower and its Subsidiaries or their respective securities for purposes of United States Federal or state securities laws.

(e)Reliance by Administrative Agent, L/C Issuers and Lenders.  The Administrative Agent, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices (including telephonic or electronic notices, Committed Loan Notices and Letter of Credit Applications) purportedly given by or on behalf of a Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  Each Loan Party shall jointly and severally indemnify the Administrative Agent, each L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Loan Party.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03No Waiver; Cumulative Remedies; Enforcement.

  No failure by any Lender, any L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuers; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any L/C Issuer from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

11.04Expenses; Indemnity; Damage Waiver.

(a)Costs and Expenses.  The Loan Parties shall jointly and severally pay, or cause to be paid, (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Arrangers, the Bookrunners and their respective Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, the Arrangers and the Bookrunners), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, amendments and restatements, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by any L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or any L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or any L/C Issuer, including the allocated costs of internal counsel), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)Indemnification.  The Loan Parties shall jointly and severally indemnify the Administrative Agent (and any sub-agent thereof), the Arrangers, the Bookrunners, each Lender and each L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable, actual and documented fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Loan Party) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby (including, without limitation, the Indemnitee’s reliance on any Communication executed using an Electronic Signature, or in the form of an Electronic Record), the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials at, on, under or emanating from any property owned, leased or operated by the any Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to any Loan Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Loan Party or any of such Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee (or any Affiliate Controlled by or under common Control with such Indemnitee).

(c)Reimbursement by Lenders.  To the extent that the Loan Parties for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by them to the Administrative Agent (or any sub-agent thereof), the Arrangers, the Bookrunners, the L/C Issuers or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Arrangers, the Bookrunners, the L/C Issuers or such Related Party, as the case may be, such Lender’s ratable share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided, further that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), any Arranger, any Bookrunner, or any L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or any L/C Issuer in connection with such capacity.  The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d)Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, no Loan Party, nor any Subsidiary thereof, shall assert, and each Loan Party hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)Payments.  All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f)Survival.  The agreements in this Section and the indemnity provisions of Section 11.02(e) shall survive the resignation of the Administrative Agent and any L/C

Issuer, the replacement of any Lender, the termination of the Revolving Credit Facility and the Term Facilities and the repayment, satisfaction or discharge of all the other Obligations.

11.05Payments Set Aside.

  To the extent that any payment by or on behalf of any Loan Party is made to the Administrative Agent, any L/C Issuer or any Lender, or the Administrative Agent, any L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount received by such Lender or such L/C Issuer and so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders and the L/C Issuers under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

11.06Successors and Assigns.

(a)Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party (other than as permitted or required under Section 11.24) may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted such assignment or transfer without such consent shall be null and void) and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 11.06(b), (ii) by way of participation in accordance with the provisions of Section 11.06(d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans (including for purposes of this Section 11.06(b), participations in L/C Obligations) at the time owing to it); provided that (in each case with respect to any Facility) any such assignment shall be subject to the following conditions (other than an assignment effected pursuant to the terms of Section 9.09, which shall not be subject to clauses (i), (ii) or (iv) below or restricted to Eligible Assignees):

(i)Minimum Amounts.

(A)in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and/or the Loans at the time owing to it under any Facility or contemporaneous assignments to related Approved Funds (determined after giving effect to such Assignments) that equal at least the amount specified in subsection (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the applicable Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, in the case of any assignment in respect of any Facility unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii)Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis;

(iii)Required Consents.  No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment, (2) if such assignment is with respect to the Revolving Credit Facility, such assignment is to a Revolving Credit Lender or an Affiliate of a Revolving Credit Lender or (3) if such assignment is with respect to a Term Facility, such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5)  Business Days after having received notice thereof;

(B)the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if an assignment is to a Person that is not a Lender in respect of the applicable Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C)the consent of the L/C Issuers shall be required for any assignment in respect of the Revolving Credit Facility that is not to a Revolving Credit Lender.

(iv)Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, and shall pay or cause to be paid to the Administrative Agent a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment, and such fee shall be waived in the event of an assignment by a Lender to its Affiliate.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)No Assignment to Certain Persons.  No such assignment shall be made (A) to any Loan Party or any Loan Party’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person).

(vi)Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by such Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, any L/C Issuer or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Applicable Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.  Upon request, the Borrower (at its expense) shall execute and deliver a Note to (i) the assignee Lender and/or (ii) in the case of a partial assignment by a Lender of its rights or obligations under this Agreement, the assigning Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.06(d).

(c)Register.  The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by any Loan Party and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower, any other Loan Party, any L/C Issuer or the Administrative Agent, sell participations to any Person (other than a natural person or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the other Loan Parties, the Administrative Agent, the Lenders and the L/C Issuers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.04(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that affects such Participant.  The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.06(b) (it being understood that the documentation required under Section 3.01(g) shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.06(b); provided that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 11.13 as if it were an assignee under Section 11.06(b) and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.06 with respect to any Participant.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)Certain Pledges.  Any Lender may at any time pledge or assign, or grant a security interest in, all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment, or grant of a security interest, to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment or grant shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee or grantee for such Lender as a party hereto.

(f)Resignation as L/C Issuer after Assignment.  Notwithstanding anything to the contrary contained herein, if at any time a Lender that is an L/C Issuer assigns all of its Revolving Credit Commitment and Revolving Credit Loans pursuant to Section 11.06(b) above, such Lender may, upon 30 days’ notice to the Borrower and the Lenders, resign as an L/C Issuer.  In the event of any such resignation as an L/C Issuer, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of such Lender as an L/C Issuer.  If any Lender resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit issued by it and outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)).  Upon the appointment of a successor L/C Issuer, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the resigning L/C Issuer and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit issued by the resigning L/C Issuer, if any, outstanding at the time of such succession or make other arrangements satisfactory to the resigning L/C Issuer to effectively assume the obligations of the resigning L/C Issuer with respect to such Letters of Credit.

11.07Treatment of Certain Information; Confidentiality.

Each of the Administrative Agent, the Lenders and each L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.15(c) or Section 11.01 or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i)  any rating agency in connection with rating the Borrower or any of its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, any L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower or another Loan Party.  In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agents and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.

For purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any L/C Issuer on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary thereof, provided that, in the case of information received from any Loan Party or any Subsidiary thereof after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuers acknowledges that (a) the Information may include material non-public information concerning a Loan Party or a Subsidiary thereof, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

11.08Right of Setoff.

  If an Event of Default shall have occurred and be continuing, each Lender, each L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Required Lenders, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or such L/C Issuer or their respective Affiliates, irrespective of whether or not such Lender, L/C Issuer or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or such L/C Issuer different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the L/C Issuers and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender, each L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such L/C Issuer or their respective Affiliates may have.  Each Lender and L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.09Interest Rate Limitation.

  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10Integration; Effectiveness.

  This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent or any L/C Issuer, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

11.11Survival of Representations and Warranties.

  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

11.12Severability.

  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  Without limiting the foregoing provisions of this Section 11.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent or any L/C Issuer, then such provisions shall be deemed to be in effect only to the extent not so limited.

11.13Replacement of Lenders.

  If the Borrower is entitled to replace a Lender pursuant to the provisions of Section 3.06, or if any Lender is a Defaulting Lender or a Non-

Consenting Lender, or if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the other Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 11.06(b);

(b)such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d)such assignment does not conflict with applicable Laws; and

(e)in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.  Each Lender agrees that, if the Borrower elects to replace such Lender in accordance with this Section 11.13, it shall promptly execute and deliver to the Administrative Agent an Assignment and Assumption to evidence the assignment and shall deliver to the Administrative Agent any Note (if a Note has been issued in respect of such Lender’s Loans) subject to such Assignment and Assumption; provided that the failure of any such Lender to execute an Assignment and Assumption shall not render such assignment invalid and such assignment shall be recorded in the Register.

11.14Governing Law; Jurisdiction; Etc.

(a)GOVERNING LAW.  This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of NEW yORK.

(b)SUBMISSION TO JURISDICTION.  THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender, ANY l/c Issuer, or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)WAIVER OF VENUE.  EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02.  NOTHING IN THIS AGREEMENT WILL AFFECT

THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.15Waiver of Jury Trial.

  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.16No Advisory or Fiduciary Responsibility.

  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, amendment and restatement, waiver or other modification hereof or of any other Loan Document), each of the Loan Parties acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers and the Bookrunners are arm’s-length commercial transactions between the Borrower, each of the other Loan Parties and their respective Affiliates, on the one hand, and the Administrative Agent, the Arrangers and the Bookrunners, on the other hand, (B) each of the Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Borrower and the other Loan Parties is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, each of the Lenders, each of the Arrangers and each of the Bookrunners is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Loan Party or any of their respective Affiliates, or any other Person and (B) none of the Administrative Agent, any Lender, any Arranger or any Bookrunner has any obligation to the Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Lenders, the Arrangers and the Bookrunners and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and none of the Administrative Agent, any Lender, any Arranger or any Bookrunner has any obligation to disclose any of such interests to the Borrower, the other Loan Parties or any of their respective Affiliates.  To the fullest extent permitted by law, each of the Borrower and each of the other Loan Parties hereby waives and releases any claims that it may have against the Administrative Agent, any Lender, any Arranger or any Bookrunner with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

11.17Electronic Execution; Electronic Records; Counterparts.

  This Agreement, any Loan Document and any other Communication, including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures.  Each of the Loan Parties and each of the Administrative Agent and each Lender Party agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on such Person to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered.  Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication.  For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Administrative Agent, each of the Lender Parties and each of the Loan Parties may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document.  All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record.  Notwithstanding anything contained herein to the contrary, neither the Administrative Agent nor any L/C Issuer is under any obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by such Person pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the Administrative Agent or any L/C Issuer has agreed to accept such Electronic Signature, the Administrative Agent and each of the Lender Parties shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Loan Party and/or any Lender Party without further verification and regardless of the appearance or form of such Electronic Signature and (b) upon the request of the Administrative Agent, any Lender Party or any Loan Party, any Electronic Signature shall be promptly followed by such manually executed counterpart.

Neither the Administrative Agent nor any L/C Issuer shall be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document in connection with the Administrative Agent’s or the L/C Issuers’ reliance on any Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means. The Administrative Agent and L/C Issuers shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting in good faith upon, any Communication (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution or signed using an Electronic Signature) or any statement made to it orally or by telephone and believed by it in good faith to be genuine and signed or sent or otherwise authenticated (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

Each of the Loan Parties and each Lender Party hereby waives (i) any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan

Document based solely on the lack of paper original copies of this Agreement, such other Loan Document, and (ii) waives any claim against the Administrative Agent, each Lender Party and each Related Party for any liabilities arising solely from the Administrative Agent’s and/or any Lender Party’s reliance on or use of Electronic Signatures, including any liabilities arising as a result of the failure of the Loan Parties to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

11.18USA PATRIOT Act.

  Each Lender that is subject to the U.S. Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the U.S. Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the U.S. Patriot Act.  Each Loan Party shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S. Patriot Act.

11.19ENTIRE AGREEMENT.

  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF AND THEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

11.20Existing Notes.

  On the Closing Date, the Existing Notes, if any, held by each Lender (including any Exiting Lender) shall be deemed to be cancelled.  All amounts owing under, and evidenced by, the Existing Notes of any Lender as of the Closing Date shall continue to be outstanding hereunder notwithstanding any such cancellation and such amounts shall in any event be evidenced by, and governed by the terms of, the Loan Documents.  Each Lender, whether or not requesting a Revolving Credit Note, a Term A-1 Note or a Term A-2 Note hereunder, shall use its commercially reasonable efforts to deliver the Existing Notes held by it to the Borrower for cancellation and/or amendment and restatement.  Each Lender hereby agrees to indemnify and hold harmless the Loan Parties from and against any and all liabilities, losses, damages, actions or claims that may be imposed on, incurred by or asserted against any Loan Party arising out of such Lender’s failure to deliver the Existing Notes held by it to the Borrower for cancellation, subject to the condition that the Borrower shall not make any payment to any Person claiming to be the holder of such Existing Notes unless such Lender is first notified of such claim and is given the opportunity, at such Lender’s sole cost and expense, to assert any defenses to such payment.

11.21Amendment and Restatement.

(a)On the Closing Date, the Existing Credit Agreement shall be amended, restated and superseded in its entirety by this Agreement.  The parties hereto acknowledge and agree that (a) this Agreement and the other Loan Documents, whether executed and delivered in connection herewith or otherwise, do not constitute a novation, payment and reborrowing, or termination of the rights, obligations and liabilities of the respective parties (including the Obligations) existing under the Existing Credit Agreement as in effect prior to the Closing Date and (b) such obligations are in all respects continuing (as amended and restated hereby) with only the terms thereof being modified as provided in this Agreement.  Without limiting the generality of the foregoing (i) all “Loans” outstanding under the Existing Credit Agreement shall on the Closing Date become Loans hereunder and (ii) all other Obligations outstanding under the Existing Credit Agreement shall on the Closing Date be Obligations under this Agreement.

(b)On the Closing Date, the commitment of each lender that is a party to the Existing Credit Agreement but is not a party to this Agreement (each an “Exiting Lender”) will be terminated, all outstanding obligations owing to the Exiting Lenders will be repaid in full and each Exiting Lender will cease to be a Lender under the Existing Credit Agreement and will not be a Lender under this Agreement. To the extent the Existing Credit Agreement provides that certain terms survive the termination of the Existing Credit Agreement or survive the payment in full of principal, interest and all other amounts payable thereunder, then such terms shall survive the amendment and restatement of the Existing Credit Agreement for the benefit of the Exiting Lenders.

11.22Acknowledgement and Consent to Bail-In of Affected Financial Institutions.

  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the Applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)the application of any Write-Down and Conversion Powers by the Applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an Affected Financial Institution; and

(b)the effects of any Bail-In Action on any such liability, including, if applicable:

(i)a reduction in full or in part or cancellation of any such liability;

(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the Applicable Resolution Authority.

11.23Acknowledgement Regarding Any Supported QFCs.

  To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)As used in this Section 11.23, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:  (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

11.24UPREIT Reorganization.

  If Apple Hospitality REIT elects to reorganize its corporate organizational structure to implement an “umbrella partnership” real estate investment trust structure by forming (or converting) a limited partnership, limited liability company or other registered business organization (other than a general partnership) under the laws of any state of the United States or the District of Columbia (the “OpCo”) of which Apple Hospitality REIT (or a Wholly-Owned Subsidiary of Apple Hospitality REIT) is to be the sole general partner, manager, or managing member, as applicable (the “Reorganization”), then, on the Assumption Date, the OpCo may assume all of Apple Hospitality REIT’s liabilities and obligations as the Borrower under, and Apple Hospitality REIT may transfer and assign to the OpCo all of Apple Hospitality REIT’s rights and benefits as the Borrower under, this Agreement and the other Loan Documents, and Apple Hospitality REIT shall be released solely from its liabilities and obligations as the Borrower (but not as a Guarantor) under this Agreement and the other Loan Documents (collectively, the “Assumption Transaction”).

The effectiveness of the Assumption Transaction is subject to satisfaction (or valid waiver) of the following conditions (the “Assumption Conditions”):

(a)Apple Hospitality REIT shall have given the Administrative Agent and the Lenders prior written notice of Apple Hospitality REIT’s intent to exercise its rights under this Section 11.24 at least 30 days (or such shorter period as may be agreed in writing by the Administrative Agent in its sole discretion, but in no event less than 15 Business Days) prior to the proposed effective date of the Assumption Transaction as set forth in such notice.

(b)The Administrative Agent’s receipt of the following, each of which shall be originals, e-mails (in a .pdf format) or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer or a duly authorized officer of the OpCo, Apple Hospitality REIT and each other signing Loan Party, each dated the Assumption Date (or, in the case of certificates of governmental officials, a recent date before the Assumption Date) and each in form and substance reasonably satisfactory to the Administrative Agent:

(i)an assignment and assumption agreement executed by Apple Hospitality REIT and the OpCo, acknowledged by the other Loan Parties (if any), providing for the OpCo’s assumption of all of Apple Hospitality REIT’s liabilities and obligations as the Borrower under, and Apple Hospitality REIT’s transfer and assignment to the OpCo of all of Apple Hospitality REIT’s rights and benefits as the Borrower under, this Agreement and the other Loan Documents (the “OpCo Assumption Agreement”);

(ii)a joinder agreement executed by Apple Hospitality REIT, each Intermediate Holding Company that is not at such time a Guarantor and the OpCo pursuant to which Apple Hospitality REIT and each such Intermediate Holding Company shall become a party hereto as a Guarantor;

(iii)amendments to this Agreement and the other Loan Documents executed by Apple Hospitality REIT, the OpCo and the other Loan Parties, as appropriate, requested or approved by the Administrative Agent in accordance with Section 11.01;

(iv)a Revolving Credit Note, Term A-1 Note and/or Term A-2 Note, as applicable, in each case, duly executed by the OpCo, payable to each applicable Lender that has requested that it receive such Notes, and complying with the terms of Section 2.11 (it being understood that, upon delivery of the originals of such Note(s) to a requesting Lender on or about the Assumption Date, the previously issued notes, if any, held by such Lender shall be deemed to be amended and restated by such Note(s) regardless of whether such Lender shall have delivered to Apple Hospitality REIT for cancellation of the previously issued note(s) held by it and all amounts owing by Apple Hospitality REIT under, and evidenced by, the previously issued note(s) as of the Assumption Date shall be evidenced by such applicable Note(s));

(v)a favorable opinion of counsel to the OpCo and the other Loan Parties, addressed to the Administrative Agent and each Lender, as to such matters concerning the OpCo and the other Loan Parties and the Loan Documents as the Administrative Agent may reasonably request;

(vi)the certificate or articles of incorporation or formation, articles of organization, certificate of limited partnership, declaration of trust or other comparable organizational instrument (if any) of Apple Hospitality REIT, the OpCo and each Intermediate Holding Company (if any), in each case certified as of a recent date by the Secretary of State (or other applicable Governmental Authority) of the state of formation of each such Person;

(vii)a certificate of good standing (or certificate of similar meaning with respect to the OpCo and each Intermediate Holding Company (if any) issued as of a recent date by the Secretary of State (or other applicable Governmental Authority) of the state of formation of such Person and certificates of qualification to transact business or other comparable certificates issued as of a recent date by each Secretary of State (and any state department of taxation, as applicable) of each state in which the OpCo and each Intermediate Holding Company (if any) is required to be so qualified and where failure to be so qualified could reasonably be expected to have a Material Adverse Effect;

(viii)a certificate of incumbency signed by a Responsible Officer of the OpCo (or the OpCo GP if the OpCo does not have any officers) and each Intermediate Holding Company with respect to each of the officers of each such Person authorized to execute and deliver the Loan Documents to which such Person is to become a party, and authorized to execute and deliver on behalf of the OpCo Committed Loan Notices and L/C Draw Notices;

(ix)copies certified by the secretary or assistant secretary of Apple Hospitality REIT, the OpCo and each Intermediate Holding Company (if any) of (A) the operating agreement of the OpCo or such Intermediate Holding Company (if any), if a limited liability company, the partnership agreement, if a limited partnership, or other comparable document in the case of any other form of legal entity and (B) all corporate, partnership, member or other necessary action taken by or on behalf of Apple Hospitality REIT, the OpCo and each Intermediate Holding Company (if any) to authorize the Reorganization and the execution, delivery and performance of the Loan Documents to which it is, or is to become, a party in connection therewith;

(x)an updated Schedule 5.13 that includes the OpCo, the OpCo GP and all Intermediate Holding Companies (if any);

(xi)no Default or Event of Default shall exist as of the date of the Reorganization or on the Assumption Date, or will exist immediately after giving effect to the Reorganization or the Assumption Transaction;

(xii)the representations and warranties made or deemed made by Apple Hospitality REIT, the OpCo or any other Loan Party in any Loan Document (as amended to incorporate any revisions associated with the Reorganization) to which such Loan Party is a party shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of the Assumption Date (as if any reference in any Loan Documents with respect to such representations and warranties to “the date of this Agreement”, “as of the Closing Date”, “on the date hereof”, “on the Closing Date” or similar words which refer to the Closing Date of the Agreement are deemed to be references to the Assumption Date);

(xiii)the Administrative Agent shall have received an officer’s certificate from a Responsible Officer of the OpCo (or the OpCo GP if the OpCo does not have any officers) certifying the matters referred to in the immediately preceding clauses (xi) and (xii);

(xiv)The Administrative Agent and each Lender shall have received, at least five (5) Business Days prior to the Assumption Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership  Regulation, in each case as requested at least ten (10) Business Days prior to the Assumption Date;

(xv)Apple Hospitality REIT shall have transferred all or substantially all of its assets to the OpCo (excluding Equity Interests in the OpCo and Intermediate Subsidiaries (if any)); and

(xvi)such other documents and instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably request.

[signature pages immediately follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER

APPLE HOSPITALITY REIT, INC.,

a Virginia corporation

By:/s/ Matthew Rash

Name: Matthew Rash

Title:   Senior Vice President

GUARANTORS

APPLE REIT SEVEN, INC.

APPLE SEVEN HOSPITALITY, INC.

APPLE SEVEN HOSPITALITY MANAGEMENT,
   INC.

APPLE SEVEN HOSPITALITY OWNERSHIP,
   INC.

APPLE SEVEN MANAGEMENT SERVICES GP,
   INC.

APPLE SEVEN MANAGEMENT SERVICES LP,
   INC.

APPLE SEVEN SERVICES HIGHLANDS RANCH,
   INC.

APPLE SEVEN SERVICES PROVO-SAN DIEGO,
   INC.

APPLE SEVEN SERVICES RICHMOND, INC.

APPLE SEVEN SPE RICHMOND, INC.,

each a Virginia corporation

By:/s/ Matthew Rash

Name: Matthew Rash

Title:   President of, and on behalf of, each of the 10
            entities listed above

Form of Committed Loan Notice

APPLE EIGHT CALIFORNIA, INC.

APPLE EIGHT HOSPITALITY, INC.

APPLE EIGHT HOSPITALITY MANAGEMENT,
   INC.

APPLE EIGHT HOSPITALITY MASSACHUSETTS,
   INC.

APPLE EIGHT HOSPITALITY MASSACHUSETTS
   SERVICES, INC.

APPLE EIGHT HOSPITALITY OWNERSHIP, INC.

APPLE EIGHT NC GP, INC.

APPLE EIGHT NC LP, INC.

APPLE EIGHT SERVICES JACKSONVILLE, INC.

APPLE EIGHT SPE SAVANNAH, INC.

APPLE REIT EIGHT, INC.,

each a Virginia corporation

By:/s/ Matthew Rash

Name: Matthew Rash

Title:   President of, and on behalf of, each of the 11
            entities listed above

Form of Committed Loan Notice

APPLE NINE FLORIDA SERVICES, INC.

APPLE NINE HOSPITALITY, INC.

APPLE NINE HOSPITALITY MANAGEMENT,
   INC.

APPLE NINE HOSPITALITY OWNERSHIP, INC.

APPLE NINE HOSPITALITY TEXAS SERVICES,
   INC.

APPLE NINE HOSPITALITY TEXAS SERVICES
   II, INC.

APPLE NINE HOSPITALITY TEXAS SERVICES
   III, INC.

APPLE NINE HOSPITALITY TEXAS SERVICES
   IV, INC.

APPLE NINE HOSPITALITY TEXAS SERVICES
   V, INC.

APPLE NINE LOUISIANA GP, INC.

APPLE NINE NC GP, INC.

APPLE NINE NC LP, INC.

APPLE NINE PENNSYLVANIA, INC.

APPLE NINE SPE MADISON, INC.,

APPLE NINE SPE MALVERN, INC.

each a Virginia corporation

By:/s/ Matthew Rash

Name: Matthew Rash

Title:   President of, and on behalf of, each of the 15
            entities listed above

Form of Committed Loan Notice

APPLE REIT TEN, INC.

APPLE TEN FLORIDA SERVICES, INC.

APPLE TEN HOSPITALITY, INC.

APPLE TEN HOSPITALITY MANAGEMENT,
   INC.

APPLE TEN HOSPITALITY OWNERSHIP, INC.

APPLE TEN HOSPITALITY TEXAS SERVICES,
   INC.

APPLE TEN HOSPITALITY TEXAS SERVICES
   II, INC.

APPLE TEN HOSPITALITY TEXAS SERVICES
   III, INC.

APPLE TEN HOSPITALITY TEXAS SERVICES
   IV, INC.

APPLE TEN ILLINOIS MM, INC.

APPLE TEN ILLINOIS SERVICES, INC.

APPLE TEN NC GP, INC.

APPLE TEN NC LP, INC.

APPLE TEN OKLAHOMA SERVICES, INC.

APPLE TEN SERVICES GAINESVILLE, INC.

APPLE TEN SERVICES KNOXVILLE II, INC.

APPLE TEN SERVICES SCOTTSDALE, INC.

APPLE TEN SERVICES OHARE, INC.

APPLE TEN SERVICES CAPISTRANO, INC.

APPLE TEN SPE CAPISTRANO, INC.

APPLE TEN SERVICES COLORADO SPRINGS,
   INC.

APPLE TEN SERVICES FRANKLIN I, INC.

APPLE TEN SERVICES FRANKLIN II, INC.

APPLE TEN SPE COLORADO SPRINGS, INC.

APPLE TEN SPE FRANKLIN I, INC.

APPLE TEN SPE FRANKLIN II, INC.,

each a Virginia corporation

By: /s/ Matthew Rash

Name: Matthew Rash

Title:   President of, and on behalf of, each
            of the 26 entities listed above

Form of Committed Loan Notice

APPLE EIGHT HOSPITALITY MIDWEST, LLC

APPLE EIGHT HOSPITALITY TEXAS

   SERVICES, LLC

APPLE HOSPITALITY FTW CHARLIE, LLC

APPLE HOSPITALITY FTW NORTHTON, LLC

APPLE HOSPITALITY GRAPEVINE, LLC

APPLE HOSPITALITY HBC, LLC

APPLE HOSPITALITY KIRKLAND, LLC

APPLE HOSPITALITY MEMPHIS, LLC

APPLE HOSPITALITY PORTLAND PEARL

   DISTRICT, LLC

APPLE HOSPITALITY SDRBC, LLC

APPLE HOSPITALITY SEATTLE LAKE

   UNION, LLC

APPLE NINE MISSOURI, LLC

APPLE NINE OKLAHOMA, LLC

APPLE TEN ALABAMA SERVICES, LLC

APPLE TEN NEBRASKA, LLC

APPLE TEN OKLAHOMA, LLC,

each a Virginia limited liability company

By:/s/ Matthew Rash

Name: Matthew Rash

Title:   Manager of, and on behalf of, each
            of the 16 entities listed above

SUNBELT-I2CF, LLC, a Florida limited liability company

By:/s/ Matthew Rash

Name: Matthew Rash

Title:   Manager

Form of Committed Loan Notice

APPLE TEN NORTH CAROLINA, L.P.,

a Virginia limited partnership

By:  APPLE TEN NC GP, INC., a Virginia corporation

General Partner

By:/s/ Matthew Rash

Name: Matthew Rash

Title:   President

APPLE TEN ILLINOIS, LLC ,

a Virginia limited liability company

By:  APPLE TEN ILLINOIS MM, INC., a Virginia corporation

Managing Member

By:/s/ Matthew Rash

Name: Matthew Rash

Title:   President

APPLE NINE NORTH CAROLINA, L.P.,

a Virginia limited partnership

By:  APPLE NINE NC GP, INC., a Virginia corporation

General Partner

By: /s/ Matthew Rash

Name: Matthew Rash

Title:   President

Form of Committed Loan Notice

APPLE NINE MALVERN PENNSYLVANIA BUSINESS TRUST,

a Pennsylvania business trust

By:  APPLE NINE SPE MALVERN, INC., a Virginia corporation

Trustee

By: /s/ Matthew Rash

Name: Matthew Rash

Title:   President

APPLE NINE LOUISIANA, L.P.,

a Virginia limited partnership

By:  APPLE NINE LOUISIANA GP, INC., a Virginia corporation

General Partner

By: /s/ Matthew Rash

Name: Matthew Rash

Title:   President

APPLE NINE PENNSYLVANIA BUSINESS TRUST,

a Pennsylvania Business Trust

By:	APPLE NINE PENNSYLVANIA, INC.

a Virginia corporation

Sole Trustee

By: /s/ Matthew Rash

Name: Matthew Rash

Title:   President

Form of Committed Loan Notice

APPLE EIGHT NORTH CAROLINA, L.P.,

a Virginia limited partnership

By:  APPLE EIGHT NC GP, INC., a Virginia

corporation

General Partner

By: /s/ Matthew Rash

Name: Matthew Rash

Title:   President

APPLE SEVEN SERVICES, LLC,

APPLE SEVEN SERVICES II, LLC,

each a Virginia limited liability company

By:  APPLE SEVEN MANAGEMENT SERVICES GP, INC., a Virginia corporation

Managing Member of, and on behalf of, each of the two above entities

By: /s/ Matthew Rash

Name: Matthew Rash

Title:   President

APPLE SEVEN SERVICES SOUTHEAST, L.P.,

a Virginia limited partnership

By:  APPLE SEVEN MANAGEMENT SERVICES GP, INC., a Virginia corporation

General Partner

By: /s/ Matthew Rash

Name: Matthew Rash

Title:   President

Form of Committed Loan Notice

APPLE TEN BUSINESS TRUST

a Virginia business trust

By:  APPLE TEN HOSPITALITY OWNERSHIP,
INC., a Virginia corporation

Sole Trustee

By: /s/ Matthew Rash

Name: Matthew Rash

Title:   President

Form of Committed Loan Notice

bank of america, n.a., as
Administrative Agent

By:         /s/ Matthew R. Lohr

Name:  Matthew R. Lohr

Title:    Vice President

bank of america, n.a

Form of Committed Loan Notice

., as Lender and an L/C Issuer

By:         /s/ Matthew R. Lohr

Name:  Matthew R. Lohr

Title:    Vice President

Form of Committed Loan Notice

KEYBANK NATIONAL ASSOCIATION, as a Lender and an L/C Issuer

By:         /s/ Tayven Hike

Name:  Tayven Hike

Title:    Senior Vice President

Form of Committed Loan Notice

U.S. BANK NATIONAL ASSOCIATION, as a Lender and an L/C Issuer

By:         /s/ Germaine R. Korhone

Name:  Germaine R. Korhone

Title:    Vice President

Form of Committed Loan Notice

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender and an L/C Issuer

By:         /s/ Austin Swaim

Name:  Austin Swaim

Title:    Vice President

Form of Committed Loan Notice

BMO HARRIS BANK, N.A., as Lender

By:         /s/ Rebecca Liu Chabanon

Name:  Rebecca Liu Chabanon

Title:    Vice President

Form of Committed Loan Notice

PNC BANK, NATIONAL ASSOCIATION, as Lender

By:         /s/ Katie Chowdhry

Name:  Katie Chowdhry

Title:    Senior Vice President

Form of Committed Loan Notice

REGIONS BANK, as Lender

By:         /s/ Ghi S. Gavin

Name:  Ghi S. Gavin

Title:    Senior Vice President

Form of Committed Loan Notice

SUMITOMO MITSUI BANKING CORPORATION, as Lender

By:         /s/ Nabeel Shah

Name:  Nabeel Shah

Title:    Director

Form of Committed Loan Notice

TRUIST BANK, as Lender

By:         /s/ C. Vincent Hughes, Jr.

Name:  C. Vincent Hughes, Jr.

Title:    Director

Form of Committed Loan Notice

THE BANK OF NOVA SCOTIA, as Lender

By:         /s/ Ajit Goswami

Name:  C. Vincent Hughes, Jr.

Title:    Managing Director, Corporate Banking
             U.S. Real Estate, Gaming & Leisure

Form of Committed Loan Notice

THE HUNTINGTON NATIONAL BANK, as Lender

By:         /s/ Erin L. Mahon

Name:  Erin L. Mahon

Title:    Assistant Vice President

Form of Committed Loan Notice

ATLANTIC UNION BANK, as Lender

By:         /s/ René B. Shepperson

Name:  René B. Shepperson

Title:    Senior Vice President

Form of Committed Loan Notice

EXHIBIT A

FORM OF COMMITTED LOAN NOTICE

Date:  ___________, _____1

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Third Amended and Restated Credit Agreement, dated as of July 25, 2022 (as amended, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Apple Hospitality REIT, Inc., a Virginia corporation (the “Borrower”), certain subsidiaries of Apple Hospitality REIT, Inc. from time to time party thereto, as Guarantors, the Lenders and L/C Issuers party thereto and Bank of America, N.A., as Administrative Agent.

The undersigned hereby requests on [INSERT REQUESTED FUNDING DATE] (a Business Day) (select one)2:

Revolving Credit Facility:3

Indicate: Borrowing, Conversion or Continuation	Indicate: Requested Amount	Indicate: Base Rate Loan, Daily SOFR Loan or Term SOFR Loan	For Term SOFR Loans Indicate: Interest Period (1, 3 or 6 months)

[1]

Note to Borrower.  All requests submitted under a single Loan Notice must be effective on the same date.  If multiple effective dates are needed, multiple Loan Notices will need to be prepared and signed.

[2]	Note to Borrower. For multiple borrowings, conversions and/or continuations, fill out a new row for each borrowing/conversion and/or continuation.
[3]	Note to Borrower. If an Incremental TL Facility has been established in accordance with the Credit Agreement, insert a separate chart for such facility.

Form of Committed Loan Notice

Term A- 1 Facility:

Indicate: Borrowing, Conversion or Continuation	Indicate: Requested Amount	Indicate: Base Rate Loan or Term SOFR Loan	For Term SOFR Loans Indicate: Interest Period (1, 3 or 6 months)

Term A- 2 Facility:

Indicate: Borrowing, Conversion or Continuation	Indicate: Requested Amount	Indicate: Base Rate Loan or Term SOFR Loan	For Term SOFR Loans Indicate: Interest Period (1, 3 or 6 months)

[The Loans, if any, borrowed hereunder shall be disbursed to the following bank for credit by that bank to the following deposit account:

____________________

____________________

____________________]4

The Borrowing, if any, requested herein complies with the proviso to the first sentence of Section 2.01(a) of the Agreement, the proviso to Section 2.01(b)(i) or the proviso to Section 2.01(c)(i), as applicable.

APPLE HOSPITALITY REIT, INC.

By:  ___________________________

[4]	Include only if funds are to be wire transferred to an account outside of Bank of America.

Form of Committed Loan Notice

Name:  [Type Signatory Name]

Title:    [Type Signatory Title]

Form of Committed Loan Notice

EXHIBIT B

[Reserved]

B-1

[Reserved]

EXHIBIT C

FORM OF REVOLVING CREDIT NOTE

___________, _____

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to the order of _____________________ or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Revolving Credit Loan from time to time made by the Lender to the Borrower under that certain Third Amended and Restated Credit Agreement, dated as of July 25, 2022 (as amended, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Apple Hospitality REIT, Inc., a Virginia corporation (the “Borrower”), certain subsidiaries of Apple Hospitality REIT, Inc. from time to time party thereto, as Guarantors, the Lenders and L/C Issuers party thereto and Bank of America, N.A., as Administrative Agent.

The Borrower promises to pay interest on the unpaid principal amount of each Revolving Credit Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement.  All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Revolving Credit Note is one of the Revolving Credit Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein.  This Revolving Credit Note is also entitled to the benefits of the Guaranty.  Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Revolving Credit Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. The Administrative Agent will maintain a Register pursuant to the terms of Section 11.06(c) of the Agreement where any transfers of this Revolving Credit Note, the name and address of the Lender, and the Revolving Credit Commitment of, and principal amounts (and the related interest amounts) of the Revolving Credit Loans and L/C Obligations owing to, the Lender will be recorded.  The Lender may also attach schedules to this Revolving Credit Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.  In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of the Lender, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

The Borrower, for itself and its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Revolving Credit Note.

Form of Revolving Credit Note

This Revolving Credit note and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Revolving Credit note and the transactions contemplated hereby shall be governed by, and construed in accordance with, the law of the State of NEW yORK.

[Remainder of page intentionally left blank.]

Form of Revolving Credit Note

IN WITNESS WHEREOF, the Borrower has caused this Revolving Credit Note to be executed by its duly authorized officer as of the date first above written.

APPLE HOSPITALITY REIT, INC.

By:  ________________________

Name:  [Type Signatory Name]

Title:    [Type Signatory Title]

LoanS AND PAYMENTS with respect thereto

Form of Revolving Credit Note

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

Form of Revolving Credit Note

EXHIBIT D-1

FORM OF TERM A-1 NOTE

___________, _____

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to the order of _____________________ or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of the Term A-1 Loans made by the Lender to the Borrower under that certain Third Amended and Restated Credit Agreement, dated as of July 25, 2022 (as amended, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Apple Hospitality REIT, Inc., a Virginia corporation (the “Borrower”), certain subsidiaries of Apple Hospitality REIT, Inc. from time to time party thereto, as Guarantors, the Lenders and L/C Issuers party thereto and Bank of America, N.A., as Administrative Agent.

The Borrower promises to pay interest on the unpaid principal amount of each Term A-1 Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement.  All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Term A-1 Note is one of the Term A-1 Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein.  This Term A-1 Note is also entitled to the benefits of the Guaranty.  Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Term A-1 Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement.  The Administrative Agent will maintain a Register pursuant to the terms of Section 11.06(c) of the Agreement where any transfers of this Term A-1 Note, the name and address of the Lender, and the Term A-1 Commitment of, and principal amounts (and the related interest amounts) of the Term A-1 Loans owing to, the Lender will be recorded.  Term A-1 Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Term A-1 Note and endorse thereon the date, amount and maturity of its Term A-1 Loans and payments with respect thereto.

The Borrower, for itself and its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Term A-1 Note.

D-1-1

Form of Term A-1 Note

This TERM A-1 note and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this term a-1 note and the transactions contemplated hereby shall be governed by, and construed in accordance with, the law of the State of NEW yORK.

[Remainder of page intentionally left blank.]

D-1-2

Form of Term A-1 Note

IN WITNESS WHEREOF, the Borrower has caused this Term A-1 Note to be executed by its duly authorized officer as of the date first above written.

APPLE HOSPITALITY REIT, INC.

By:

Name:  [Type Signatory Name]

Title:    [Type Signatory Title]

D-1-3

Form of Term A-1 Note

EXHIBIT D-2

FORM OF TERM A-2 NOTE

___________, _____

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to the order of _____________________ or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of the Term A-2 Loans made by the Lender to the Borrower under that certain Third Amended and Restated Credit Agreement, dated as of July 25, 2022 (as amended, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Apple Hospitality REIT, Inc., a Virginia corporation (the “Borrower”), certain subsidiaries of Apple Hospitality REIT, Inc. from time to time party thereto, as Guarantors, the Lenders and L/C Issuers party thereto and Bank of America, N.A., as Administrative Agent.

The Borrower promises to pay interest on the unpaid principal amount of each Term A-2 Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement.  All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Term A-2 Note is one of the Term A-2 Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein.  This Term A-2 Note is also entitled to the benefits of the Guaranty.  Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Term A-2 Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement.  The Administrative Agent will maintain a Register pursuant to the terms of Section 11.06(c) of the Agreement where any transfers of this Term A-2 Note, the name and address of the Lender, and the Term A-2 Commitment of, and principal amounts (and the related interest amounts) of the Term A-2 Loans owing to, the Lender will be recorded.  Term A-2 Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Term A-2 Note and endorse thereon the date, amount and maturity of its Term A-2 Loans and payments with respect thereto.

The Borrower, for itself and its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Term A-2 Note.

D-2-1

Form of Term A-2 Note

This TERM A-2 note and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this term a-2 note and the transactions contemplated hereby shall be governed by, and construed in accordance with, the law of the State of NEW yORK.

[Remainder of page intentionally left blank.]

D-2-2

Form of Term A-2 Note

IN WITNESS WHEREOF, the Borrower has caused this Term A-2 Note to be executed by its duly authorized officer as of the date first above written.

APPLE HOSPITALITY REIT, INC.

By:

Name:  [Type Signatory Name]

Title:    [Type Signatory Title]

D-2-3

Form of Term A-2 Note

EXHIBIT E

form of COMPLIANCE CERTIFICATE

Check for distribution to PUBLIC and Private side Lenders[5]

[5]	If this is not checked, this certificate will only be posted to Private side Lenders.

Form of Compliance Certificate

Financial Statement Date:              ,

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Third Amended and Restated Credit Agreement, dated as of July 25, 2022 (as amended, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Apple Hospitality REIT, Inc., a Virginia corporation (the “Borrower”), certain subsidiaries of Apple Hospitality REIT, Inc. from time to time party thereto, as Guarantors, the Lenders and L/C Issuers party thereto and Bank of America, N.A., as Administrative Agent.

The undersigned hereby certifies as of the date hereof that he/she is the [chief executive officer/ chief financial officer/chief accounting officer] of the Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Loan Parties, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1.The Borrower has delivered the year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of the Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1.The Borrower has delivered the unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of the Borrower ended as of the above date.  Such financial statements fairly present the consolidated financial condition, results of operations, shareholder’s equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2.The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Borrower and its Subsidiaries during the accounting period covered by such financial statements.

3.A review of the activities of the Borrower and its Subsidiaries during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrower and its Subsidiaries performed and observed all of their Obligations under the Loan Documents, and

[select one:]

[to the best knowledge of the undersigned, during such fiscal period the Borrower and each of its Subsidiaries performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]

--or--

[to the best knowledge of the undersigned, during such fiscal period the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

4.The representations and warranties of the Borrower and each other Loan Party contained in Article V of the Agreement or any other Loan Document, or which are contained in any document furnished at any time under or in connection with the Loan Documents, are true and correct in all material respects (or, in the case of Sections 5.19 and 5.24, all respects) on and as of the date hereof, except (x) to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, (y) any representation or warranty that is already by its terms qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects as of such date after giving effect to such qualification and (z) for purposes of this Compliance Certificate, the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Agreement shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01 of the Agreement, including the statements in connection with which this Compliance Certificate is delivered.

5.The financial covenant analyses and information set forth on Schedule 1 attached hereto are true and accurate on and as of the date of this Certificate.

6.Attached hereto as Schedule 2 are true and correct copies of the statement of Net Operating Income for the fiscal quarter or year ended as of the above date for each of the Unencumbered Eligible Properties prepared on a basis consistent with the Audited Financial Statements. The information contained in such statement fairly presents the Net Operating Income of the Unencumbered Eligible Properties for such period.

7.Schedule 2 attached hereto includes a calculation of the Unencumbered Asset Value as of the last day of the fiscal period covered by this Compliance Certificate.

Form of Compliance Certificate

8.Attached hereto as Schedule 3 is a true and correct copy of the statement of Funds from Operations for the fiscal quarter or year ended as of the above date prepared on a basis consistent with the Audited Financial Statements.

Form of Compliance Certificate

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of
____________, ______.

APPLE HOSPITALITY REIT, INC.

By:  ___________________________

Name:  [Type Signatory Name]

Title:    [Type Signatory Title]

Form of Compliance Certificate

EXHIBIT F-1

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]6 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]7 Assignee identified in item 2 below ([the][each, an] “Assignee”).  [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]8 hereunder are several and not joint.]9  Capitalized terms used but not defined herein shall have the meanings given to them in the Amended and Restated Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities provided pursuant to the Credit Agreement and identified below (including, without limitation, the Letters of Credit included in such facilities10) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the credit transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”).  Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

[6]

For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language.  If the assignment is from multiple Assignors, choose the second bracketed language.

[7]

For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language.  If the assignment is to multiple Assignees, choose the second bracketed language.

[8]	Select as appropriate.
[9]	Include bracketed language if there are either multiple Assignors or multiple Assignees.
[10]	Include all applicable subfacilities.

F-1-1
Form of Assignment and Assumption

1.Assignor[s]:______________________________

______________________________

[Assignor [is] [is not] a Defaulting Lender]

2.	Assignee[s]:______________________________

______________________________
[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.	Borrower:Apple Hospitality REIT, Inc.

4.	Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement

5.

Credit Agreement:Third Amended and Restated Credit Agreement, dated as of July 25, 2022, among Apple Hospitality REIT, Inc., a Virginia corporation, as the borrower (the “Borrower”), certain subsidiaries of Apple Hospitality REIT, Inc. from time to time party thereto, as Guarantors, the Lenders and L/C Issuers party thereto and Bank of America, N.A., as Administrative Agent.

6.Assigned Interest[s]:

Assignor[s][11]	Assignee[s][12]	Facility Assigned[13]	Aggregate Amount of Commitment/ Loans for all Lenders[14]	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment/ Loans[15]	CUSIP Number
		$____________	$_________	$____________	$_________	____________%
		$____________	$_________	$____________	$_________	____________%
		$____________	$_________	$____________	$_________	____________%

[7.Trade Date:__________________]16

Effective Date: __________________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[11]	List each Assignor, as appropriate.
[12]	List each Assignee, as appropriate.
[13]

Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Credit Commitment”, “Term A-1 Commitment”, “Term A-2 Commitment”, etc.

[14]

Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[15]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[16]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

F-1-2
Form of Assignment and Assumption

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S]

[NAME OF ASSIGNOR]17

By: _____________________________

Name:  [Type Signatory Name]

Title:    [Type Signatory Title]

ASSIGNEE[S]

[NAME OF ASSIGNEE]18

By: _____________________________

Name:  [Type Signatory Name]

Title:    [Type Signatory Title]

[Consented to and]19 Accepted:

BANK OF AMERICA, N.A., as

  Administrative Agent

By: _________________________________

      Name:  [Type Signatory Name]

      Title:    [Type Signatory Title]

[Consented to:]20

[INSERT NAME OF RELEVANT PARTY(IES) AND CAPACITY]

By: _________________________________

      Name:  [Type Signatory Name]

      Title:    [Type Signatory Title]

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

[17]	Add additional signature blocks as needed.
[18]	Add additional signature blocks as needed.
[19]	To be added only if the consent of the Administrative Agent IS required by the terms of the Credit Agreement.
[20]	To be added only if the consent of the Borrower and/or L/C Issuers is required by the terms of the Credit Agreement.

F-1-3
Form of Assignment and Assumption

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.Representations and Warranties.

1.1.Assignor.  [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim created by [the][such] Assignor,  iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.Assignee.  [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 11.06(b)(iii) and (v) of the Credit Agreement (subject to such consents, if any, as may be required under Section 11.06(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements referred to in Section 5.05 thereof or delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and

F-1-4
Form of Assignment and Assumption

(ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date.  Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.

3.General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

F-1-5
Form of Assignment and Assumption

EXHIBIT F-2

FORM OF ADMINISTRATIVE QUESTIONNAIRE

[see attached]

F-2-1
Form of Administrative Questionnaire

F-2-2
Form of Administrative Questionnaire

F-2-3
Form of Administrative Questionnaire

F-2-4
Form of Administrative Questionnaire

F-2-5
Form of Administrative Questionnaire

EXHIBIT G

FORM OF JOINDER AGREEMENT

JOINDER AGREEMENT, dated as of ___, 20__ (this “Joinder Agreement”), made by Apple Hospitality REIT, Inc. (the “Borrower”) and the Subsidiary[ies] of Apple Hospitality REIT, Inc. signatory hereto ([each] a “New Subsidiary Guarantor”), in favor of Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders referred to in that certain Third Amended and Restated Credit Agreement, dated as of July 25, 2022 (as amended, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined), among the Borrower, certain subsidiaries of Apple Hospitality REIT, Inc. from time to time party thereto, as Guarantors, the Lenders and L/C Issuers party thereto and Bank of America, N.A., as Administrative Agent.

W I T N E S S E T H:

WHEREAS, this Joinder Agreement is entered into pursuant to Section 6.12 of the Credit Agreement;

NOW, THEREFORE, in consideration of the premises, the parties hereto hereby agree as follows:

1.  [The][Each] New Subsidiary Guarantor, hereby acknowledges that it has received and reviewed a copy of the Credit Agreement, and acknowledges and agrees to:

(a)join the Credit Agreement as a Guarantor, as indicated with its signature below;

(b)be bound by all covenants, agreements and acknowledgments attributable to a Guarantor in the Credit Agreement; and

(c)perform all obligations and duties required of it by the Credit Agreement in each case, to the same extent it would have been bound or obligated if it had been a signatory to the Credit Agreement on the date of the Credit Agreement.

2.  [The][Each] New Subsidiary Guarantor represents and warrants that the representations and warranties contained in Article V of the Credit Agreement as they relate to such New Subsidiary Guarantor or which are contained in any certificate furnished by or on behalf of such New Subsidiary Guarantor are true and correct on the date hereof.

3.  The address, taxpayer identification number and jurisdiction of organization of [each][the] New Subsidiary Guarantor is set forth in Annex I to this Joinder Agreement.

Form of Joinder Agreement

4.  This Joinder Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

5.  This Joinder Agreement constitutes a Loan Document and that the failure of any of them to comply with the provisions of this Joinder Agreement shall constitute an Event of Default.

6.  Except as expressly supplemented hereby, the Credit Agreement and the Guaranty shall remain in full force and effect.

7.  This JOINDER AGREEMENT and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this JOINDER AGREEMENT and the transactions contemplated hereby shall be governed by, and construed in accordance with, the law of the State of NEW yORK.

Form of Joinder Agreement

IN WITNESS WHEREOF, each of the undersigned has caused this Joinder Agreement to be duly executed and delivered by its proper and duly authorized officer as of the day and year first above written.

[NEW SUBSIDIARY GUARANTORS[S]],

as [the][a] New Subsidiary Guarantor

By:__________________________

     Name: [Type Signatory Name]

     Title:   [Type Signatory Title]

APPLE HOSPITALITY REIT, INC.,

as the Borrower

By:__________________________

     Name: [Type Signatory Name]

          Title:   [Type Signatory Title]

ACKNOWLEDGED AND AGREED TO:

BANK OF AMERICA, N.A.,

as Administrative Agent

By:_________________________

      Name: [Type Signatory Name]

      Title:   [Type Signatory Title]

Form of Joinder Agreement

EXHIBIT H-1

FORM OF
UNITED STATES TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Third Amended and Restated Credit Agreement, dated as of July 25, 2022 (as amended, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”), among Apple Hospitality REIT, Inc., a Virginia corporation (the “Borrower”), certain subsidiaries of Apple Hospitality REIT, Inc. from time to time party thereto, as Guarantors, the Lenders and L/C Issuers party thereto and Bank of America, N.A., as Administrative Agent.

Pursuant to the provisions of Section 3.01(g) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BENE (or W-8BEN, as applicable).  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]
By: _______________________
Name: [Type Signatory Name]
Title: [Type Signatory Title]

Dated:______________________, 20[  ]

H-1-1
Form of United States Tax Compliance Certificate

EXHIBIT H-2

FORM OF
UNITED STATES TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Third Amended and Restated Credit Agreement, dated as of July 25, 2022 (as amended, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”), among Apple Hospitality REIT, Inc., a Virginia corporation (the “Borrower”), certain subsidiaries of Apple Hospitality REIT, Inc. from time to time party thereto, as Guarantors, the Lenders and L/C Issuers party thereto and Bank of America, N.A., as Administrative Agent.

Pursuant to the provisions of Section 3.01(g) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BENE (or W-8BEN, as applicable).  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]
By: _______________________
Name: [Type Signatory Name]
Title: [Type Signatory Title]

Dated:______________________, 20[  ]

H-2-1
Form of United States Tax Compliance Certificate

EXHIBIT H-3

FORM OF
UNITED STATES TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Third Amended and Restated Credit Agreement, dated as of July 25, 2022 (as amended, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”), among Apple Hospitality REIT, Inc., a Virginia corporation (the “Borrower”), certain subsidiaries of Apple Hospitality REIT, Inc. from time to time party thereto, as Guarantors, the Lenders and L/C Issuers party thereto and Bank of America, N.A., as Administrative Agent.

Pursuant to the provisions of Section 3.01(g) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BENE (or W-8BEN, as applicable) or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BENE (or W-8BEN, as applicable) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]
By: _______________________
Name: [Type Signatory Name]
Title: [Type Signatory Title]

Dated:______________________, 20[ ]

H-3-1
Form of United States Tax Compliance Certificate

EXHIBIT H-4

FORM OF
UNITED STATES TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Third Amended and Restated Credit Agreement, dated as of July 25, 2022 (as amended, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”), among Apple Hospitality REIT, Inc., a Virginia corporation (the “Borrower”), certain subsidiaries of Apple Hospitality REIT, Inc. from time to time party thereto, as Guarantors, the Lenders and L/C Issuers party thereto and Bank of America, N.A., as Administrative Agent.

Pursuant to the provisions of Section 3.01(g) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BENE (or W-8BEN, as applicable) or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BENE (or W-8BEN, as applicable) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[Signature Page Follows]

H-4-1
Form of United States Tax Compliance Certificate

[NAME OF LENDER]
By: _______________________
Name: [Type Signatory Name]
Title: [Type Signatory Title]

Dated:______________________, 20[  ]

H-4-2
Form of United States Tax Compliance Certificate

EXHIBIT I

FORM OF SOLVENCY CERTIFICATE

I, the undersigned, [chief financial officer/chief accounting officer] of Apple Hospitality REIT, Inc., a Virginia corporation (the “Borrower”), DO HEREBY CERTIFY on behalf of the Loan Parties that:

1.

This certificate is furnished pursuant to Section 4.01(a)(viii) of the Third Amended and Restated Credit Agreement (as in effect on the date of this certificate; the capitalized terms defined therein being used herein as therein defined) dated as July 25, 2022, among the Borrower, certain subsidiaries of Apple Hospitality REIT, Inc. from time to time party thereto, as Guarantors, the Lenders and L/C Issuers party thereto and Bank of America, N.A., as Administrative Agent (as from time to time in effect, the “Credit Agreement”).

2.

After giving effect to the transaction to occur on the Closing Date (including, without limitation, all Credit Extensions to occur on the Closing Date), (a) the fair value of the property of each Loan Party is, individually and together with its Subsidiaries on a consolidated basis, greater than the total amount of liabilities, including contingent liabilities, of such Loan Party, individually and together with its Subsidiaries on a consolidated basis, respectively, (b) the present fair salable value of the assets of each Loan Party, individually and together with its Subsidiaries on a consolidated basis, is not less than the amount that will be required to pay the probable liability of such Loan Party, individually and together with its Subsidiaries on a consolidated basis, respectively, on its/their debts as they become absolute and matured, (c) each Loan Party, individually and together with its Subsidiaries on a consolidated basis, does not intend to, and does not believe that it will, incur debts or liabilities beyond such Loan Party’s ability, individually and together with its Subsidiaries on a consolidated basis, respectively, to pay such debts and liabilities as they mature, (d) each Loan Party, individually and together with its Subsidiaries on a consolidated basis, is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Loan Party’s property, individually and together with its Subsidiaries on a consolidated basis, respectively, would constitute an unreasonably small capital, and (e) each Loan Party, individually and together with its Subsidiaries on a consolidated basis, is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

[Signature Page Follows]

I-1
Form of Solvency Certificate

IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate as of ______________ ___, 20__.

APPLE HOSPITALITY REIT, INC.

By:	Name:[Type Signatory Name] Title:[Type Signatory Title]

I-2
Form of Solvency Certificate

EXHIBIT J

FORM OF DESIGNATION NOTICE

TO:	Bank of America, N.A., as Administrative Agent
RE:

Reference is made to that certain Third Amended and Restated Credit Agreement, dated as of July 25, 2022 (as amended, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined), among Apple Hospitality REIT, Inc., a Virginia corporation (the “Borrower”), certain subsidiaries of Apple Hospitality REIT, Inc. from time to time party thereto, as Guarantors, the Lenders and L/C Issuers party thereto and Bank of America, N.A., as Administrative Agent.

DATE:	[Date]

[Name of Swap Bank] hereby notifies you, pursuant to the terms of the Credit Agreement, that it meets the requirements of a Swap Bank under the terms of the Credit Agreement and is a Swap Bank under the Credit Agreement and the other Loan Documents.

Delivery of an executed counterpart of a signature page of this notice by fax transmission or other electronic mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this notice.

A duly authorized officer of the undersigned has executed this notice as of the day and year set forth above.

[NAME OF SWAP BANK], as a Swap Bank

By:	Name: [Type Signatory Name] Title: [Type Signatory Title]

J-1
Form of Designation Notice

APPLE HOSPITALITY REIT, INC.

By:	Name: [Type Signatory Name] Title: [Type Signatory Title]

J-2
Form of Designation Notice

EXHIBIT K

FORM OF NOTICE OF LOAN PREPAYMENT

Date:  ___________, _____21

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Third Amended and Restated Credit Agreement, dated as of July 25, 2022 (as amended, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Apple Hospitality REIT, Inc., a Virginia corporation (the “Borrower”), certain subsidiaries of Apple Hospitality REIT, Inc. from time to time party thereto, as Guarantors, the Lenders and L/C Issuers party thereto and Bank of America, N.A., as Administrative Agent.

The Borrower hereby notifies the Administrative Agent that it will prepay on [INSERT REQUESTED PREPAYMENT DATE] (a Business Day) (select one)22:

Revolving Credit Facility:23

Indicate: Prepayment Amount	Indicate: Base Rate Loan, Daily SOFR Loan or Term SOFR Loan	For Term SOFR Loans Indicate: Interest Period (1, 3 or 6 months)

[21]

Note to Borrower.  All prepayment submitted under a single Notice of Loan Prepayment must be effective on the same date.  If multiple effective dates are needed, multiple Notices of Loan Prepayment will need to be prepared and signed.

[22]	Note to Borrower. Complete a new row under the appropriate facility for each Borrowing being prepaid.
[23]	Note to Borrower. If an Incremental TL Facility has been established in accordance with the Credit Agreement and is being prepaid, insert a separate chart for such facility.

[Signature Page to Apple Hospitality REIT Third Amended and Restated Credit Agreement]

Term A- 1 Facility:

Indicate: Prepayment Amount	Indicate: Base Rate Loan or Term SOFR Loan	For Term SOFR Loans Indicate: Interest Period (1, 3 or 6 months)

Term A- 2 Facility:

Indicate: Prepayment Amount	Indicate: Base Rate Loan or Term SOFR Loan	For Term SOFR Loans Indicate: Interest Period (1, 3 or 6 months)

APPLE HOSPITALITY REIT, INC.

By:

Name:  [Type Signatory Name]

Title:    [Type Signatory Title]